     As filed with the Securities and Exchange Commission on June 27, 2007
                                              Registration No. _________________


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                      ------------------------------------
                                    FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933
                      ------------------------------------

                               ERF WIRELESS, INC.
             (Exact name of Registrant as specified in its charter)

            NEVADA                          3570                  76-0196431
 (State or other jurisdiction        (Primary Standard        (I.R.S. Employer
      of incorporation or         Industrial Classification     Identification
         organization)                  Code Number)               Number)

2911 SOUTH SHORE BLVD., SUITE 100, LEAGUE CITY, TEXAS               77573
-------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)


                     R. GREG SMITH CFO, ERF WIRELESS, INC,
   2911 SOUTH SHORE BLVD., SUITE 100, LEAGUE CITY, TEXAS 77573, 281-538-2101
   -------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               THOMAS C. PRITCHARD
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, SUITE 1800
                              HOUSTON, TEXAS 77056
                              PHONE (713) 209-2950
                               FAX (713) 659-5302
                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE
======================================== =================== ====================== ========================= ==================
                                                               PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF                         AMOUNT           OFFERING PRICE             AGGREGATE            REGISTRATION
SECURITIES TO BE REGISTERED               BEING REGISTERED       PER SHARE(1)          OFFERING PRICE(2)             FEE
---------------------------------------- ------------------- ---------------------- ------------------------- ------------------
Common Stock, par value $.001                10,000,000              $0.17                 $1,700,000              $52.19
---------------------------------------- ------------------- ---------------------- ------------------------- ------------------
TOTAL..................................
======================================== =================== ====================== ========================= ==================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on June 19, 2007, as reported on the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated June 27, 2007.

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ERF WIRELESS, INC.

                                10,000,000 SHARES

This prospectus relates to the offer and sale of shares of ERF Wireless, Inc.'s common stock by the selling stockholder, Dutchess Private Equities Fund, Ltd. ("Dutchess").

This offering is not being underwritten. We have agreed to indemnify Dutchess. Further, we have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholder. Dutchess is an underwriter within the meaning of the Securities Act of 1933, as amended.

Our common stock is currently traded on the OTC Bulletin Board under the symbol ERFW. On June 19, 2007, the closing price of our common stock was $0.17 per share.

Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON 11 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is _________________, 2007.

TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus summary                                                          5
The Company                                                                 5
Recent Events                                                               6
Corporate History                                                           7
General                                                                     7
Where you can find more information                                         8
The offering                                                                9
Summary Financial Information                                               10
Risk factors                                                                11
Special note regarding forward-looking statements                           17
Use of proceeds                                                             18
Market price information and dividend policy                                18
Management's discussion and analysis                                        19
Our business                                                                30
Selling stockholder                                                         36
Plan of distribution                                                        36
Management                                                                  38
Principal stockholders                                                      42
Description of securities                                                   43
Disclosure of Commission position on indemnification for
  Securities Act liabilities                                                46
Experts                                                                     47
Legal matters                                                               47
Financial Statements                                                       F-1

                               PROSPECTUS SUMMARY


To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 11 and the financial statements.

THE COMPANY

ERF Wireless, Inc. ("ERF" or the "Company") provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

The Company has formed four business reporting segments to provide solutions and services to different segments of the wireless industry. The Company's revenues are generated through our four business reporting segments:

         ENTERPRISE NETWORK SERVICES

Enterprise Network Services provides a turnkey design and implementation service in the area of secure wireless broadband networks for regional banks. The August 2005 acquisition of the assets of Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue"), provided Enterprise Network Services with over three years of experience on designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

Enterprise Network Services' focus is on obtaining design and construction contracts with banks in conjunction with long-term maintenance and monitoring contracts. All monitoring contracts are managed by the Company's Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company may use the same network under a revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Wireless Bundled Services offering.

         WIRELESS BUNDLED SERVICES

Wireless Bundled Services was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. Wireless Bundled Services intends to focus on rural markets. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies throughout North America.

         WIRELESS MESSAGING SERVICES

Wireless Messaging Services provides wireless broadband system network design and implementation, manufactures and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services also implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services also is the subsidiary of ERF Wireless that conducts all special projects and contract engineering for the company.

         NETWORK OPERATIONS SERVICES

Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring for all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitoring for other third parties.

RECENT EVENTS

On June 14, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. ("Dutchess"). Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The maximum amount we may raise under the Investment Agreement is $10,000,000, provided we register enough shares to raise this amount, although we are not obligated to request the entire $10,000,000. Over a period of 36 months, we may periodically deliver new issue shares of our common stock to Dutchess, which then delivers cash to us based on a price per share tied to the current market price of our common stock. The actual number of shares that we may issue subject to the investment agreement is not determinable as it is based on the market price of our common stock from time to time.

The amount that we shall be entitled to request from each purchase ("Puts") shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the average daily volume (U.S. market only) ("ADV") multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. The ADV shall be computed using the ten (10) trading days prior to the Put Date. The put date shall be the date that Dutchess receives a put notice of a draw down by the Company of a portion of the line. The purchase price shall be set at ninety-three percent (93%) of the lowest closing best bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the Put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

SAMPLE PUT AMOUNT CALCULATION AND PURCHASE PRICE CALCULATION

The calculation below assumes a put notice date of June 12, 2007. Set forth below is a trading summary of our common stock for the period May 29, 2007 through June 19, 2007, the 10 trading days immediately prior to June 12, 2007, and the five trading days immediately following June 12, 2007.

                                   Closing
               Date               bid price           Volume
               -------------    --------------    ---------------
               29-May -07           0.17               64,400
               30-May-07            0.16               72,500
               31-May-07            0.13              161,500
               01-June-07           0.14               38,300
               04-June-07           0.14              196,200
               05-June-07           0.14               28,200
               06-June-07           0.14               51,700
               07-June-07           0.15              171,400
               08-June-07           0.15               55,300
               11-June-07           0.18              130,200
               12-June-07           0.18              221,000
               13-June-07           0.15               41,200
               14-June-07           0.17              138,200
               15-June-07           0.17              347,400
               18-June-07           0.17              165,900
               19-June-07           0.17               28,800


The average daily volume for the 10 trading days prior to June 12, 2007, is 96,970 shares, 200% of this average is 193,940. The average of the three daily closing bid prices immediately prior to June 12, 2007, is $0.16, resulting in a put amount of $31,030. Thus, on June 12, 2007, we could have requested a put amount of either $31,030 or $250,000.

The purchase price Dutchess would pay for the shares would be equal to 93% of the lowest closing best bid price during the five trading day period following June 12, 2007, which in this example is $0.166, resulting in a purchase price of $0.1544 per share.

CONDITIONS TO DUTCHESS'S OBLIGATION TO PURCHASE SHARES

We are not entitled to request a drawdown unless each of the following conditions is satisfied:

     1. a registration statement is and remains effective for the resale of securities in connection with the equity line of credit;
     2. at all times during the period between our request for a drawdown and its subsequent funding, our common stock is listed on its principal market and shall not have been suspended from trading thereon for a period of two consecutive trading days;
     3. we have complied with our obligations and are otherwise not in breach or default of any agreement related to the equity line of credit;
     4. no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of securities in connection with the equity line of credit; or
     5. the issuance of the securities in connection with the equity line of credit will not violate any shareholder approval requirements of the principal market.

If the Company fails to issue shares to Dutchess pursuant to the investment agreement, the Company has agreed to pay Dutchess a late fee for each $10,000 worth of common stock not issued of $100 for each day late for up to 10 days. If the Company is more than 10 days late issuing the common stock then the Company shall pay $200 for each additional day after the 10th late day.

The Company believes the Dutchess transaction is compliant with Rule 415 because the 10,000,000 shares, the resale of which is being registered hereunder, is an amount less than one-third of the Company's non-affiliated outstanding common stock outstanding as of the date hereof, and the Company believes that the 10,000,000 shares being registered is sufficient to meet the Company's capital needs for at least six months.

CORPORATE HISTORY

The Company was incorporated in Texas in 1986. In May 2004, Systom Trust Joint Venture effected a change of control transaction by purchasing from the then largest shareholder and his family 10,783,492 shares of Company common stock for $150,000 and acquiring 1,000,000 shares of Series A Preferred Stock from the Company for $290,700. In September 2004, the Company changed its name to ERF Wireless, reincorporated in Nevada, and effected a 1-for-75 reverse split. Thereafter, the Company's common stock began trading under the new ticker symbol of ERFW on the OTC Bulletin Board. Unless otherwise reflected herein, all per share numbers give effect to this reverse split. In September 2004, the Company acquired all of the capital stock of Eagle R. F. International in exchange for 1,000,000 shares of its common stock; from a legal perspective, the capital structure of the Company was the surviving entity, while Eagle R.F. International was the surviving entity for accounting purposes.

GENERAL

Our principal executive offices are located at 2911 South Shore Blvd., Suite 100, League City, Texas 77573, and our telephone number is (281) 538-2101. We maintain a web site at www.erfwireless.com. We make available free of charge through our web site our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC. You may access and read our SEC filings through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 100 F, Street NE, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

All references to "we," "our," or "us" refer to ERF Wireless, Inc., a Nevada corporation, and our subsidiaries.

                                  THE OFFERING

Securities offered......................      The selling stockholder are
                                              offering a total of 10,000,000
                                              shares or 20.82% of our current
                                              issued and outstanding common
                                              stock notwithstanding

Common stock outstanding before the
Offering................................      As of June 19, 2007, we had
                                              38,036,731 common stock
                                              outstanding, which does not
                                              include the excluded shares.

   Excluded Shares:
      Shares underlying stock options:        8,000,173
      Shares underlying warrants:             2,033,924
      Shares underlying convertible debt:     8,505,200
      Shares underlying E-Series Bonds:       2,527,076
      Shares  underlying  Series A            14,196,448 shares are exercisable
      Preferred Stock:                        in the next twelve months (see
                                              "Description of Securities" for
                                              the terms of the conversion of
                                              the Series A Preferred Stock

Series A Preferred Stock outstanding....      As of June 19, 2007, we had
                                              3,667,523 of Series A Preferred
                                              Stock outstanding.

Use of Proceeds.........................      We will not receive any of the
                                              proceeds from the sale of shares
                                              of our common stock offered by
                                              our selling stockholder. . The
                                              proceeds received from any
                                              "Puts" tendered to Dutchess
                                              pursuant to the investment
                                              agreement will be used for
                                              payment of general corporate and
                                              operating expenses

Risk Factors ...........................      The securities offered hereby
                                              involve a high degree of risk
                                              and immediate substantial
                                              dilution. See "Risk Factors".

Over-the-Counter Bulletin Board
Symbol..................................      ERFW

SUMMARY FINANCIAL INFORMATION

The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2006 and 2005, and for the fiscal quarters ended March 31, 2007 and 2006. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page19 of this prospectus and our financial statements and related notes beginning on page F-1.

                                                        QUARTERS ENDED MARCH 31
                                                            (IN THOUSANDS)
                                                            --------------
         STATEMENTS OF OPERATIONS DATA:                   2007          2006
                                                          ----          ----
         Total sales                                    $   505       $   862
         Cost of good sold                                  283           574
         Gross profit                                       222           288
                Percentage of total sales                    44%           33%
         Operating expenses                               1,350         1,609
         Loss from operations                            (1,128)       (1,321)
         Other income                                      (241)          606
         Net loss                                        (1,369)         (715)
         Deemed dividend related to beneficial               --          (130)
         conversion feature of preferred stock
         Net loss applicable to common shareholders      (1,369)         (845)

                                                                     AS OF
         BALANCE SHEET DATA:                                    MARCH 31, 2007
                                                                (IN THOUSANDS)
                                                                --------------
         Working capital                                            $  (1,220)
         Total assets                                                   1,797
         Total liabilities                                              1,966
         Shareholders' deficit                                          1,797


                                                        YEARS ENDED DECEMBER 31
                                                            (IN THOUSANDS)
                                                            --------------
         STATEMENTS OF OPERATIONS DATA:                   2006          2005
                                                          ----          ----
         Total sales                                    $ 1,716       $   643
         Cost of good sold                                1,264           382
         Gross profit                                       452           261
                Percentage of total sales                    26%           41%
         Operating expenses                               5,756         3,364
         Loss from operations                            (5,304)       (3,103)
         Other income                                        72          (308)
         Net loss                                        (5,232)       (3,411)
         Deemed dividend related to beneficial             (130)       (1,342)
         conversion feature of preferred stock
         Other comprehensive loss                        (5,362)       (4,753)


                                                                     AS OF
         BALANCE SHEET DATA:                                   DECEMBER 31, 2006
                                                                 (IN THOUSANDS)
                                                                 --------------
         Working capital                                              $  (696)
         Total assets                                                   2,224
         Total liabilities                                              4,758
         Shareholders' equity                                          (2,534)

                                  RISK FACTORS

         Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

We have incurred annual operating losses since our inception. As a result, at March 31, 2007, we had an accumulated deficit of $12,996,000. Our gross revenues for the three months ended March 31, 2007, were $505,000, with a loss from operations of $1,120,000. As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result of these expected cost increases, we will need to generate increased revenues to become profitable. We expect continued losses in fiscal 2007.

WE HAVE A LIMITED CASH AND LIQUIDITY POSITION AND WILL NEED TO RAISE ADDITIONAL FUNDS TO FUND OPERATIONS.

As of March 31, 2007, we had cash and cash equivalents balances of $56,000 and a working capital deficit of $1,220,000. The Company has a two-year $3 million unsecured revolving credit facility, and as of March 31, 2007, there was approximately $787,000 available for working capital for operations, acquisitions and project financing. We believe our cash, anticipated cash flow from operations and available credit facilities afford us adequate liquidity through the end of fiscal 2007, although we expect to raise additional capital during this period to fund our anticipated growth for our banking and WISP network businesses if acceptable terms are available, or to fund unexpected or unanticipated working capital expenditures. Moreover, we anticipate that we will need additional capital in the future to continue to expand our business operations. We have historically financed our operations through private equity and debt financings. We do not have any commitments for equity funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

OUR NET LOSS OF $1,369,000 IN THE FIRST FISCAL QUARTER OF 2007 AND $5,232,000 IN FISCAL YEAR 2006 INDICATES THAT WE DO NOT EXPECT TO BE PROFITABLE DURING THE CURRENT FISCAL YEAR.

We recorded a net loss of $1,369,000 during the first fiscal quarter of 2007, and $5,232,000 during fiscal year 2006. We anticipate our future expense levels may continue to increase as we attempt to expand our business operations. We do not expect to be profitable in the current fiscal year and, we may not achieve profitability in 2008 or thereafter.

ASSUMING WE UTILIZE THE MAXIMUM AMOUNT AVAILABLE UNDER THE EQUITY LINE OF CREDIT, EXISTING SHAREHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION UPON THE ISSUANCE OF THE SHARES.

Our equity line of credit with Dutchess contemplates the potential future issuance and sale of up to $10,000,000 of our common stock to Dutchess subject to certain restrictions and obligations. The following is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the equity line of credit. These examples assume issuance at a market price of $0.17 per share and at 10%, 25% and 50% below $0.17 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below              Price per             Number of shares         Shares                Percent of
current market price       share   (1)           issuable (2)             outstanding (3)       outstanding shares (4)
-----------------------    -----------------     ---------------------    -----------------     ----------------------
        0%                    $0.1581                  63,251,106             101,287,837              62.45%
        10%                   $0.142                   70,422,535             108,459,266              64.93%
        25%                   $0.119                   84,033,613             122,070,344              68.84%
        50%                   $0.08                   125,000,000             163,036,731              76.67%

(1) Represents purchase prices equal to 93% of $0.17, the closing price of our common stock on June 19, 2007, and potential reductions thereof of 10%, 25% and 50%.
(2) Represents the number of shares issuable if the entire $10,000,000 commitment under the equity line of credit was drawn down at the indicated purchase prices.
(3) Based on 38,036,731 common shares issued and outstanding on June 19, 2007.
(4) Percentage of the total outstanding common stock after the issuance of the shares indicated which would be owned by Dutchess, without considering any contractual restriction on the number of shares the selling stockholder may own at any point in time, other restrictions on the number of shares we may issue or issuance of shares under any of our other convertible or exchanges securities.

THE LOWER THE STOCK PRICE, THE GREATER THE NUMBER OF SHARES ISSUABLE UNDER THE EQUITY LINE OF CREDIT, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND DILUTE EXISTING SHAREHOLDERS' EQUITY AND VOTING RIGHTS.

The number of shares that Dutchess will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each drawdown request. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Dutchess will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This could lead to lower market prices and a greater number of shares to be issued. A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the investment agreement with Dutchess will be purchased at a seven percent (7%) discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess of our election to exercise our "put" right. Each issuance of shares of our common stock will dilute the value of each share of common stock due to the increase in the number of outstanding shares. Dutchess. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

THE TERMS OF OUR DEBT OBLIGATIONS TO THE INVESTORS IN THE SEPTEMBER 2005 FINANCING SUBJECT US TO THE RISK OF FORECLOSURE OF CERTAIN OF OUR ASSETS.

As of March 31, 2007, the remaining principal balance of the September 2005 financing was $789,820. To secure the payment of all obligations owed to the investors in the 2005 financings, we have granted to the investors a security interest and lien on certain of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by the investors to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition. Furthermore, we may not have sufficient funds to repay the investors when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to the investors. Accordingly, we may be required to obtain funds to repay the investors either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

THE LOWER THE STOCK PRICE, THE GREATER THE NUMBER OF SHARES ISSUABLE UNDER THE SEPTEMBER 2005 FINANCING, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND DILUTE EXISTING SHAREHOLDERS' EQUITY AND VOTING RIGHTS.

The number of shares that investors in the September 2005 financing will receive under their agreement with us is calculated based upon the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that investors will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This could lead to lower market prices and a greater number of shares to be issued. A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.

ADDITIONAL CAPITAL MAY DILUTE CURRENT STOCKHOLDERS.

In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK MAY BE ISSUED DURING THE NEXT 12 MONTHS. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

We have reserved for issuance the following as of June 20, 2007:

o 10,000,000 shares underlying the investment agreement with Dutchess (see Risk Factor related solely to dilutive effect of the Dutchess transaction);

o an aggregate of 15,000,000 shares of common stock pursuant to the Company's 2004 Non-Qualified Stock Option Plan and the 2007 Stock Option Plan, of which options to purchase 2,852,000 shares are outstanding; and 3,213,877 shares of Common Stock remain available for issuance under both plans;

o        2,033,924 shares of common stock underlying outstanding warrants;

o        5,538,343 shares of common stock underlying convertible debt;

o 5,527,076 shares of common stock underlying the E-Series Bond, 2,527,076 issuable upon conversion and 2,527,076 issuable upon exercise of warrants that are issuable upon conversion; and

o 14,196,448 shares of common stock issuable upon conversion of Series A Preferred Stock.

The weighted average purchase price per share of common stock upon the issuance of these derivative securities, as if converted on June 12, 2007, is approximately (i) $0.1581 per share of common stock underlying the Dutchess investment agreement (ii) $3.21 per share of common stock underling the options,
(iii) 3.06 per share of common stock underling the warrants, (iv) $0.08 per share of common stock underling the convertible debt, (v) $0.1385 per share of common stock underlying the E-Series Bond and $5.00 for the common stock underlying the warrant issuable upon conversion of the E-Series Bond; and (vi) $0.03 per share of common stock underling the Series A Preferred Stock. Accordingly the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

THE MARKET PRICE OF OUR COMMON STOCK IS VERY VOLATILE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES.

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $3.00 per share and $0.09 per share since January 1, 2006. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, technological innovations or new commercial products and services by us or our competitors, could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

A LOW MARKET PRICE MAY SEVERELY LIMIT THE POTENTIAL MARKET FOR OUR COMMON STOCK.

Our common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

THE COMPANY'S REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, AND FLUCTUATIONS IN OPERATING RESULTS COULD CAUSE ITS STOCK PRICE TO DECLINE.

The Company's revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of public market analysis or investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

o The Company's Enterprise Network Services subsidiary's ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

o The Company's Wireless Bundled Services Division's ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which the Company acquires these wireless broadband networks.

o The Company's Wireless Messaging Services Division's ability to keep current customers and secure new customers.

o The Company's Network Operations Division's ability to acquire new customers through the Enterprise Network Services Division, the Wireless Bundled Services Division and third parties.

o The Company's ability to raise the necessary capital to execute mergers, acquisitions and asset purchases, as needed to implement the Company's strategic plan.

Accordingly, the failure to obtain significant future revenue, or lower than expected revenue in the future, could adversely affect our stock price and liquidity.

THE MAJORITY OF OUR REVENUE HAS BEEN GENERATED FROM SHORT-TERM AGREEMENTS.

For the three-month period ended March 31, 2007 the majority of our revenues from customers resulted from short-term, terminable at will, arrangements. There is no assurance that these customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business operations.

WE COMPETE WITH MANY COMPANIES THAT ARE LARGER AND BETTER FINANCED THAN WE ARE, AND OUR GROWTH AND PROFITABILITY ARE DEPENDENT ON OUR ABILITY TO COMPETE WITH THESE ENTITIES.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT OUR ABILITY TO PROVIDE PRODUCTS OR SERVICES AND COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES.

Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is likelihood that our operations may be affected by hurricanes or tropical storms, tornados, or flooding. The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

WE MUST CONTINUALLY ENHANCE ITS SERVICES TO MEET THE CHANGING NEEDS OF ITS CUSTOMERS OR FACE THE POSSIBILITY OF LOSING FUTURE BUSINESS TO COMPETITORS.

Future success will depend upon the Company's ability to enhance existing services and to introduce new services to meet the requirements of customers in a rapidly developing and evolving market. Present or future services may not satisfy the needs of the market. If the Company is unable to anticipate or respond adequately to its customers' needs, lost business may result and financial performance will suffer.

OUR INDUSTRY CHANGES RAPIDLY DUE TO EVOLVING TECHNOLOGY STANDARDS AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS.

Our future success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

WE DEPEND UPON OUR INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT EXISTING INTELLECTUAL PROPERTY OR SECURE AND ENFORCE SUCH RIGHTS FOR NEW PROPRIETARY TECHNOLOGY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.

The Company's ability to successfully protect its proprietary technology is essential to its success. The Company has filed trademark and patent applications to protect intellectual property rights for technology that it develops. The Company's future success also may depend upon its ability to obtain additional licenses for other intellectual properties. The Company may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if the Company is successful in acquiring such rights, it can provide no assurance that it will be successful in adapting or deploying them as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

OUR COMPETITORS MAY DEVELOP NON-INFRINGING PRODUCTS OR TECHNOLOGIES THAT ADVERSELY AFFECT OUR FUTURE GROWTH AND REVENUES.

It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

WE MAY INCUR SIGNIFICANT LITIGATION EXPENSES PROTECTING OUR INTELLECTUAL PROPERTY OR DEFENDING OUR USE OF INTELLECTUAL PROPERTY, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR CASH FLOW.

Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses, which would reduce our cash flow. Any claims, even those made by third parties who are without merit, could:

o be expensive and time consuming to defend, resulting in the diversion of management's attention and resources;

o require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; or

o require us to spend significant time and money to redesign, re-engineer or re-brand our products or systems if feasible.

IF THE WIRELESS BROADBAND MARKET DOES NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

If we fail to properly assess and address the broadband wireless market or if our products and services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING OTHER EXISTING COMPANIES AND TECHNOLOGIES, WHICH COULD NEGATIVELY AFFECT OUR PRODUCT AND SERVICES OFFERINGS AND SALES.

Our business plan is dependent on acquiring existing companies and technologies that expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities, and we may not be able to make such acquisitions. These acquisitions are important to ensure that our products, services and technologies are compatible with third-party products and technologies, to enable us to sale or license our products and technologies to potential new customers and into potential new markets, and to enable us to continue to enter into new agreements with our existing customers. There can be no assurance that we will identify the best acquisitions for our business or enter into acquisitions of other companies on acceptable terms or at all. The failure to make strategic acquisitions could have a material adverse effect on our business or financial results. If we cannot make significant strategic acquisitions as our target markets and technology evolve, the sales opportunities for our products and technologies could deteriorate.

FUTURE ACQUISITIONS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND STRAIN OUR RESOURCES.

As part of our business strategy, we intend to seek to acquire companies and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

o difficulties in integrating operations, technologies, services, accounting and personnel;

o difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;

o diversion of financial and management resources from existing operations;

o difficulties in obtaining regulatory approval for technologies and products of acquired companies;

o        potential loss of key employees;

o if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

o inability to generate sufficient revenues to offset acquisition or investment costs; and

o        potential write-offs of acquired assets.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined by federal securities laws that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions, and other statements, which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," and other similar terminology or the negative of these terms. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this prospectus, including those set forth below, and any other cautionary statements which may accompany the forward-looking statements. In addition, we undertake no obligation to update or revise any forward-looking statement to reflect events, circumstances, or new information after the date of this prospectus or to reflect the occurrence of unanticipated or any other subsequent events, and we disclaim any such obligation.

You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. However, there may be events in the future that we are not able to accurately predict or control. Forward-looking statements are only predictions that relate to future events or our future performance and are subject to substantial known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, outcomes, levels of activity, performance, developments, or achievements to be materially different from any future results, outcomes, levels of activity, performance, developments, or achievements expressed, anticipated, or implied by these forward-looking statements. As a result, we cannot guarantee future results, outcomes, levels of activity, performance, developments, or achievements, and there can be no assurance that our expectations, intentions, anticipations, beliefs, or projections will result or be achieved or accomplished. In summary, you should not place undue reliance on any forward-looking statements.

SPECIFIC CAUTIONARY STATEMENTS RELATING TO OUR RECENT ACQUISITIONS

Risks associated with or arising from the acquisition of pre-existing companies include the substantial time and costs expended and incurred relating to this transaction; the ability to integrate the acquired operations in a cost-effective, timely manner without material liabilities or loss of desired employees, customers, or suppliers; the risk that the expected synergies and other benefits of the transaction will not be realized at all or to the extent expected; the risk that cost savings from the transaction may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transaction; the time and costs required to integrate the acquired operations; management and board interest in and distraction due to the transaction and integrating the acquired operations; the uncertain impact of the transaction on the trading market, volume, and price of our stock, particularly in light of the amount of our cash paid in the transaction; the effect of any risks, liabilities, or obligations imposed on or threatened against us arising from the acquisition of operations, relationships, and products; developments; difficulties in predicting our future business and financial performance after the acquisition; difficulties, costs, and delays in implementing common internal controls, disclosure controls, systems, and procedures, including financial accounting systems, particularly in light of the enhanced scrutiny given to those items in the current environment; and the possibility that we may want or be required to raise additional debt or equity capital, which, if available at all, may be on terms deemed undesirable by investors, customers, suppliers, employees, or others.

CAUTIONARY STATEMENTS OF GENERAL APPLICABILITY

In addition to other factors and matters discussed elsewhere in this prospectus, and in our other filings made from time to time with the Securities and Exchange Commission, and in our other public statements from time to time (including, without limitation, our press releases), some of the important factors that, in our view, could cause actual results to differ materially from those expressed, anticipated, or implied in the forward-looking statements include, without limitation, a severe worldwide slowdown in the telecommunications equipment market and in the United States in particular; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; developments in our relatively new industry and in the larger economy; the intense competition in the telecommunications equipment and services industries and resulting pressures on our pricing, gross margins, and general financial performance; the impact, availability, pricing, and success of competing technologies and products; difficulties in distinguishing our products from competing technologies and products; difficulties or delays in obtaining customers; dependence on a limited number of significant customers; lack of or delay in market acceptance and demand for our current and contemplated products; difficulties or delays in obtaining raw materials, subassemblies, or other components for our products at the times, in the quantities, and at the prices we desire or expect; risks arising from and relating to our acquisitions (including without limitation resolution of any remaining contingent payment obligations; management distraction due to those acquisitions; the ability of the companies to integrate in a cost-effective, timely manner without material liabilities or loss of desired employees or customers; the risk that the expected synergies and other benefits of the transactions will not be realized at all or to the extent expected; the risk that cost savings from the transactions may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transactions; and the risk that those transactions will, or could, expose us to lawsuits or other liabilities); the expense of defending and settling and the outcome of any future litigation against us; our recent focus on certain aspects of our current business; difficulties or delays inherent in entering new markets and business areas; difficulties or delays in developing and establishing new products, product lines, and business lines; difficulties or delays in developing, manufacturing, and supplying products with the contemplated or desired features, performance, price, cost, and other characteristics; difficulties in estimating costs of developing and supplying products; difficulties in developing, manufacturing, and supplying products in a timely and cost-effective manner; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; our limited ability to predict our future financial performance; the expected fluctuation in our quarterly results; the expected fluctuation in customer demand and commitments; difficulties in attracting and retaining qualified personnel; our dependence on key personnel; inability to protect our proprietary technology; the potential for intellectual property infringement, warranty, product liability, and other claims; failure of our customers to sell broadband connectivity solutions that include our products; difficulties in our customers or ultimate end users of our products obtaining sufficient funding; cancellation of orders without penalties; difficulties in complying with existing governmental regulations and developments or changes in governmental regulation; difficulties or delays in obtaining any necessary governmental or regulatory permits, waivers, or approvals; our dependence on third-party suppliers and manufacturers; difficulties in obtaining satisfactory performance from third-party manufacturers and suppliers; our expected continued losses from the operation of our services business; difficulties in attracting and retaining subscribers for our services business; difficulties in expanding our services business and costs and management issues associated with any expansion; diversion of management time and other company resources to our services business; risks associated with foreign sales such as collection, currency and political risk; investment risk resulting in the decrease in value of our investments; difficulties in collecting our accounts receivable; the expected volatility and possible stagnation or decline in our stock price, particularly due to the relatively low number of shares that trade on a daily basis; future stock sales by our current stockholders, including our current and former directors and management,; the effect of our anti-takeover defenses; and risks, impacts, and effects associated with any acquisitions, investments, or other strategic transactions we may evaluate or in which we may be involved.

POSSIBLE IMPLICATIONS OF CAUTIONARY STATEMENTS

The items described above, either individually or in some combination, could have a material adverse impact on our reputation, business, need for additional capital, ability to obtain additional debt or equity financing, current and contemplated products gaining market acceptance, development of new products and new areas of business, sales, cash flow, results of operations, financial condition, stock price, viability as an ongoing company, results, outcomes, levels of activity, performance, developments, or achievements. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

         The selling stockholder is selling shares of common stock covered by this prospectus for its own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holder. However, whenever Dutchess sells shares issued under the equity line we will have received proceeds when we originally put such shares to Dutchess. The proceeds received from any "Puts" tendered to Dutchess pursuant to the investment agreement will be used for payment of general corporate and operating expenses.


                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

         Our common stock trades on the OTC Bulletin Board under the symbol ERFW since September 20, 2004. Prior thereto, and for all periods described in the table below, our common stock traded on the OTC Bulletin Board. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

                                                           High        Low
                                                          ------      ------
         YEAR 2007
              Quarter ended March 31                      $0.21       $0.09
         YEAR 2006
              Quarter ended December 31                   $0.69       $0.16
              Quarter ended September 30                  $0.70       $0.22
              Quarter ended June 30                       $1.38       $0.57
              Quarter ended March 31                      $3.00       $1.15
         YEAR 2005
              Quarter ended December 31                  $11.25       $2.49
              Quarter ended September 30                 $11.00       $3.50
              Quarter ended June 30                       $4.00       $3.51
              Quarter ended March 31                      $4.75       $3.85

STOCKHOLDERS

As of June 19, 2007, we believe there were approximately 500 holders of record of our common stock.

DIVIDENDS

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with ERF's audited consolidated financial statements and notes thereto included in ERF's Form 10-KSB for the year ended December 31, 2006, and with ERF's unaudited financial statements and notes thereto included in ERF's Form 10-QSB for the three-month period ended March 31, 2007, filed with the Securities and Exchange Commission.

BUSINESS STRATEGY

The Company has four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Networks Services Division serves enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division provides wireless broadband products and services, including Internet, voice, data and security services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout much of North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). In addition, WMS provides a turn-key implementation of a triple play voice, video, and data to residential developments internationally as well as in the U.S. The Company's Network Operation Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. Hereinafter, all references to the Company include the operations and financial condition of the Company and its operating divisions.

During the twelve-month period ended December 31, 2006, the Company completed its fifth regional banking network involving designing, constructing, maintaining and monitoring a secure 20-Mbps enterprise class wireless banking network for a Louisiana bank; interconnecting 12 locations in 10 cities along with an upgrade to an existing BankNet network. This contract totaled approximately $917,000, including a $655,000 installation contract, together with annual maintenance and monitoring services contract over five years. This project involves point-to-point links in excess of 30 miles with installation of two 190-foot towers, two 120-foot towers, six 96-foot towers, two 65-foot towers and 31 Motorola industrial microwave dish radios. The project also involved installation of 12 of our proprietary CryptoBox encryption devices at the branch locations and at the main operations center bank. The Company announced the completion of this project in a press release dated July 31, 2006. The design and installation of the high-speed wireless broadband network for this bank, together with a recurring revenue contract for monitoring and maintenance services over the next five-years, exemplifies our wireless broadband business model for the regional banking community. The Company's proprietary CryptoVueTM hardware, biometric encryption devices and processes implemented at each bank branch location are the real enablers that allow us to deliver these secure high-speed financial networks. The Company's banking network solutions not only lower the banks' overall communications costs, but also allow the bank to add new services such as Voice over IP, document and item imaging at the branch level, video conferencing and a host of other new applications that improve efficiency and lower costs of operations.

The Company has completed construction of five BankNet bank networks in three states as well as a significant upgrade to an existing bank network in the second quarter of 2006. The Company continues to focus its initial marketing efforts at certain Louisiana, Mississippi, Alabama, Georgia, Texas and Florida banks due to the likelihood of hurricanes and wide-scale disasters in those states as well.

The Company's business strategy is to design, construct, secure, maintain and monitor enterprise-class encrypted microwave broadband networks for the regional banking industry. The primary market drivers for these new high-speed networks are attributable to three recent events. The first driver is a change in banking regulations that permits the imaging of checks and other documents as a substitute means of validation, exchange and storage. These new regulations allow banks to eliminate the transfer of paper transit items within the Federal Reserve System but require large amounts of bandwidth to electronically transfer the data. Many financial institutions are finding that their traditional point-to-point wired T1 circuits (1.5 Mbps) are insufficient to meet their new data communication needs.

The second driver is new banking requirements for better disaster recovery plans and fault tolerant communications resulting from the problems the banking industry encountered during the recent hurricane disasters along the Gulf and Atlantic coasts. Financial institutions in those areas experienced unacceptable interruptions as a result of their reliance on traditional telecommunications networks during the recent natural disasters.

The third driver is the Gulf Opportunity (GO) Zone Act of 2005 enacted December 21, 2005, which provides a significant acceleration of cost recovery by allowing businesses in the Gulf Coast areas of Louisiana, Mississippi and Alabama affected by hurricane Katrina to claim a depreciation deduction in the first year the property is used equal to 50 percent of its cost. This bonus depreciation is available to companies of all sizes for their investments in equipment, software and depreciable real property.

The Company's fault-tolerant network solutions for individual banks ("BranchNetTM systems") intend to provide up to 300 Mbps of encrypted microwave data communications bandwidth with satellite failover among a financial institution's branches spread across hundreds of miles (BranchNet). BranchNet systems address the banking industry demands for secure, fault-tolerant broadband networks, while significantly reducing the cost of the required fault-tolerant bandwidth versus traditional wireline communications options provided by the incumbent telephone carriers.

Over the next five years, the Company plans to fulfill its vision to develop, own and operate a nationwide fiber, satellite and encrypted wireless network for the banking industry called US BankNet. The Company leases fiber for long-haul data transmissions, builds encrypted wireless infrastructure for the "last mile," and incorporates satellite failover for redundancy.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2007, COMPARED TO THREE MONTHS ENDED MARCH 31, 2006

The following table sets forth summarized consolidated financial information for the three months ended March 31, 2007 and 2006:

                                                            Three Months Ended March 31,
                                                 -------------------------------------------------
             ($ IN THOUSANDS)                      2007          2006        $ Change     % Change
    ----------------------------------           -------       -------       --------     --------

Total sales                                      $   505       $   862       $  (357)        -41%
Cost of goods sold                                   283           574          (291)        -51%
                                                 -------       -------       -------       ------
Gross profit                                         222           288           (66)        -23%
                                                 -------       -------       -------       ------
Percent of total sales                                44%           33%
Operating expenses                                 1,350         1,609          (259)        -16%
                                                 -------       -------       -------       ------
Loss from operations                              (1,128)       (1,321)          193         -15%
Other income/(expense)                              (241)          606          (847)       -140%
                                                 -------       -------       -------       ------
Net loss                                          (1,369)         (715)         (654)         91%
                                                 -------       -------       -------       ------
Deemed dividend related to beneficial
  conversion feature of preferred stock               --          (130)          130        -100%
                                                 -------       -------       -------       ------
Net loss attributable to common shareholders     $(1,369)      $  (845)      $  (524)         62%
                                                 =======       =======       =======       ======

For the three months ended March 31, 2007, the Company's business operations reflected an overall decrease in sales for Wireless Messaging Services and Enterprise Network Services, which was offset with increased sales in Wireless Bundled Services. For the three months ended March 31, 2007, the Company's consolidated operations generated net sales of $505,000 compared to prior year net sales of $862,000. The decrease in net sales is primarily attributable to a decrease in product sales of $599,000 from the wireless banking network installations, and offset with an increase in service sales of $247,000 due to increased recurring revenue primarily from the recent acquisition. For the three months ended March 31, 2007, the Company had a gross profit margin of 44%, compared to a gross profit margin of 33% for the prior year. The increased in gross profit margin is primarily attributable to several factors: (i) Increased customer base in recurring revenue with consistent margins on wireless broadband services and (ii) deferred lease liability amortized over five years to offset tower rental expense from Wireless Bundled Services.

The Company incurred a net loss of $1,369,000 for the three months ended March 31, 2007. The Company's net loss for the three months ended March 31, 2007, included approximately $108,000 in depreciation and amortization expenses, $190,000 of interest amortization, $17,000 of derivative income, $155,000 of other general and administrative net of non-cash charges, $534,000 in employment expenses net of non-cash charges and $202,000 in professional services net of non-cash charges.

SALES INFORMATION

Set forth below is a table presenting summarized sales information for our business segments for the three months ended March 31, 2007 and 2006:


        ($ IN THOUSANDS)                                         Three Months Ended March 31,
        Business Segment                2007        % of Total          2006       % of Total       $ Change       % Change
---------------------------------    ---------      ---------       ---------      ---------       ---------      ---------
Wireless Messaging Services                $73            14%            $266            31%          $(193)           -73%
Wireless Bundled Services                  347            69%              25             3%            322          1,288%
Enterprise Network Services                 85            17%             571            66%           (486)           -85%
                                     ---------      ---------       ---------      ---------       ---------      ---------
Total Sales                               $505           100%            $862           100%          $(357)           -41%
                                     =========      =========       =========      =========       =========      =========

For the three months ended March 31, 2007, net sales decreased to $505,000 from $862,000 for the three months ended March 31, 2006. The overall decrease of 41% was attributable to a $486,000 decrease in Enterprise Network Services, decrease of $193,000 of Wireless Messaging Services and an increase in Wireless Bundled
Services of $322,000. The $486,000 decrease in sales of the Enterprise Network
Services for the three months ended March 31, 2007, was primarily attributable to decrease sales from products of enterprise-class encrypted wireless banking network installations. The decrease of $193,000 in Wireless Messaging Services is primarily attributable to product sales in the wireless broadband system designs. The increase of $322,000 in Wireless Bundled Services is primarily attributable to increased customer base through growth of ISP subscribers.

COST OF GOODS SOLD

The following tables set forth summarized cost of goods sold information for the three months ended March 31, 2007 and 2006:

          ($ IN THOUSANDS)
          Business Segment
      ---------------------------                                  Three Months Ended March 31,
                                        2007       % of Total         2006        % of Total       $ Change       % Change
                                     ---------      ---------       ---------      ---------       --------       ---------
Wireless Messaging Services                $53            19%            $122            21%           $(69)           -57%
Wireless Bundled Services                  133            47%              17             3%            116            682%
Enterprise Network Services                 97            34%             435            76%           (338)           -78%
                                     ---------      ---------       ---------      ---------       --------       ---------
Total Sales                               $283           100%            $574           100%          $(291)           -51%
                                     =========      =========       =========      =========       ========       =========

                                                                        Three Months Ended March 31,
                                                       ------------------------------------------------------------
                 ($ IN THOUSANDS)                        2007              2006           $ Change         % Change
    -----------------------------------------          --------          --------         --------          --------
Products and integration service                          $166              $542            $(376)             -69%
Rent and maintenance                                        42                15               27              180%
Salary and related costs                                    19                --               19                0%
Depreciation                                                41                 5               36              720%
Other costs                                                 15                12                3               25%
                                                       --------          --------         --------          --------
Total Operating Expenses                                  $283              $574            $(291)             -51%
                                                       ========          ========         ========          ========

For the three months ended March 31, 2007, cost of goods sold decreased by $292,000, or 51%, to $283,000 from $574,000 as compared to the three months ended March 31, 2006. The decrease of $291,000 in cost of goods sold is primarily attributable to product and service cost of $376,000 associated with Enterprise Network Services due to decrease sales in construction and integration; and offset with an increase of $19,000 of salary and related cost is primarily attributable to direct labor cost associated with Enterprise Network Services construction and integration of banking networks; $36,000 primarily attributable to depreciation expense associated with acquisitions and extending our wireless network area to increase our ISP customer base and $27,000 is primarily attributable to rent and maintenance cost associated with acquisitions and extending our wireless network area to increase our ISP customer base.

         OPERATIONS EXPENSES

The following table sets forth summarized operating expense information for the three months ended March 31, 2007 and 2006:


                                                                        Three Months Ended March 31,
                                                       -------------------------------------------------------------
                 ($ IN THOUSANDS)                        2007              2006          $ Change           % Change
    -----------------------------------------          --------          --------        ---------          --------
Employment expenses                                       $690              $834            $(144)             -17%
Professional services                                      348               396              (48)             -12%
Rent and maintenance                                        68                73               (5)              -7%
Depreciation and amortization                               67                61                6               10%
Other general and administrative                           177               245              (68)             -28%
                                                       --------          --------        ---------          --------
Total Operating Expenses                                $1,350            $1,609            $(259)             -16%
                                                       ========          ========        =========          ========


For the three months ended March 31, 2007, operating expenses decreased by 16% to $1,350,000, as compared to $1,609,000 for the three months ended March 31, 2006. The decreases that occurred, as evidenced by the immediately preceding table, are discussed below:

     o A $144,000 decrease in employment expense. The decrease is primarily attributable to prior year stock employment agreement bonuses of $173,000.

     o A $48,000 decrease in professional services. The decrease is primarily related to accounting expense of $26,000, legal expense of $53,000, consulting expense of $37,000, investor relations expense of $17,000, and offset with a $72,000 increase in settlement expense. The decrease in professional fees is principally associated with less complex debt registration this quarter that utilizes legal and accounting as compared to prior year.

     o A $68,000 decrease in other general and administrative expense. The decrease is primarily related to supplies expense of $30,000, and utility expense of $30,000, and advertising expense of $7,000. The decrease in other and general administrative expense primarily attributable to a consolidation of corporate functions with regard to utility costs.

         OTHER (INCOME) EXPENSE, NET

For the three months ended March 31, 2007 the decrease in other (income) expense is primarily attributable to derivative instruments income of $17,000 as compared to $743,000 for the three months ended March 31, 2006. This income represents the net unrealized (non-cash) charge during the three months ended March 31, 2007 in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. Additionally interest associated with the derivative instruments accounted for $210,000 during the year.

         NET LOSS

For the three months ended March 31, 2007, our net loss was $1,369,000 compared to a loss of $715,000 for the three months ended March 31, 2006. The increase in the loss for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006, was attributable to the factors discussed immediately above.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS

For the three months ended March 31, 2007, our net loss was $1,369,000 compared to a loss of $845,000 for the three months ended March 31, 2006. The Company's Net Loss Applicable to common shareholders included deemed dividends on the beneficial conversion of the 87,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the three months ended March 31, 2006.

YEAR ENDED DECEMBER 31, 2006, COMPARED TO YEAR ENDED DECEMBER 31, 2005

The following table sets forth summarized consolidated financial information for the years ended December 31, 2006 and 2005:

CONDENSED FINANCIAL INFORMATION

                                                                            Twelve Months Ended December 31,
                                                           --------------------------------------------------------------------
                   ($ IN THOUSANDS)                           2006               2005            $ Change           % Change
                                                           ----------         -----------      -------------      -------------
  Total sales                                                 $1,716                $643             $1,073               167%
  Cost of goods sold                                           1,264                 382                882               231%
                                                           ----------         -----------      -------------      -------------
  Gross profit                                                   452                 261                191                73%
                                                           ----------         -----------      -------------      -------------
  Percent of total sales                                          26%                 41%
  Operating expenses                                           5,756               3,364              2,392                71%
                                                           ----------         -----------      -------------      -------------
  Loss from operations                                        (5,304)             (3,103)            (2,201)               71%
  Other income/(expense)                                          72                (308)               380              -123%
                                                           ----------         -----------      -------------      -------------
  Net loss                                                    (5,232)             (3,411)            (1,821)               53%
                                                           ----------         -----------      -------------      -------------
  Deemed dividend related to beneficial                         (130)             (1,342)             1,212               -90%
  conversion feature of preferred stock
                                                           ----------         -----------      -------------      -------------
  Net loss attributable to common shareholders               $(5,362)            $(4,753)             $(609)               13%
                                                           ==========         ===========      =============      =============

For the year ended December 31, 2006, the Company's business operations reflected an increase in Wireless Messaging Services, Wireless Bundled Services and Enterprise Network Services. For the year ended December 31, 2006, the Company's consolidated operations generated net sales of $1,716,000 compared to prior year net sales of $643,000. The increase in net sales is primarily attributable to an increase in product sales of $974,000, service sales of $53,000 and other of $46,000 from the wireless banking network installations attributable to two major customers and wireless broadband installations. For the year ended December 31, 2006, the Company had a gross profit margin of 26%, compared to a gross profit margin of 41% for the prior year. The decrease in gross profit margin is primarily attributable to several factors: (i) an overall lower than expected margins on product and service sales related to wireless banking network installations from Enterprise Network Services; and (ii) lower than expected margins on wireless broadband product and service sales from Wireless Bundled Services.

The Company incurred a net loss of $5,232,000 for the year ended December 31, 2006. The Company's net loss for the twelve months ended December 31, 2006, included approximately $308,000 in depreciation and amortization expenses, $561,000 of interest amortization, $928,000 of derivative income, $84,000 of non-cash interest expense, $249,000 of option and warrant expense, $685,000 of other general and administrative net of non-cash charges, $2,456,000 in employment expenses net of non-cash charges and $835,000 in professional services net of non-cash charges.

         SALES INFORMATION

Set forth below is a table presenting summarized sales information for our business segments for the years ended December 31, 2006 and 2005:

               ($ IN THOUSANDS)                                             Fiscal Year Ended December 31,
                                               -------------------------------------------------------------------------------------
               Business Segment                   2006        % of Total        2005        % of Total      $ Change       % Change
                                                 ------       ----------       ------       ----------      --------       --------
   Wireless Messaging Services                     $570             33%          $416             65%          $154            37%
   Wireless Bundled Services                        132              8%            60              9%            72           120%
   Enterprise Network Services                    1,014             59%           167             26%           847           507%
                                                 ------       ----------       ------       ----------      --------       --------
   Total Sales                                   $1,716            100%          $643            100%        $1,073           167%
                                                 ======       ==========       ======       ==========      ========       ========

For the year ended December 31, 2006, net sales increased to $1,716,000 from $643,000 for the year ended December 31, 2005. The overall increase of 167% was attributable to an $847,000 increase in Enterprise Network Services, increase of $154,000 of Wireless Messaging Services and an increase in Wireless Bundled Services of $72,000. The $847,000 increase in sales of the Enterprise Network Services for the year ended December 31, 2006, was primarily attributable to sales from product and service sales of enterprise-class encrypted wireless banking network installations from two major customers. The increase of $154,000 in Wireless Messaging Services is primarily attributable to wireless broadband system design and implementation. The increase of $72,000 in Wireless Bundled Services is primarily attributable to increased customer base through acquisition of ISP subscriber agreements.

         COST OF GOODS SOLD

The following tables set forth summarized cost of goods sold information for the years ended December 31, 2006 and 2005:

             ($ IN THOUSANDS)                                              Fiscal Year Ended December 31,
                                                 ----------------------------------------------------------------------------------
             Business Segment                     2006        % of Total        2005        % of Total      $ Change       % Change
                                                 ------       ----------       ------       ----------      --------       --------
   Wireless Messaging Services                     $282             22%          $200             52%            $82           41%
   Wireless Bundled Services                        114              9%            37             10%             77          208%
   Enterprise Network Services                      868             69%           145             38%            723          499%
                                                 ------       ----------       ------       ----------      --------       --------
   Total Sales                                   $1,264            100%          $382            100%           $882          231%
                                                 ======       ==========       ======       ==========      ========       ========

                                                           Fiscal Year Ended December 31,
                                                 ------------------------------------------------
                ($ IN THOUSANDS)                  2006         2005        $ Change      % Change
                                                 ------       ------       --------      --------
  Products and integration service                 $993         $249           $744         299%
  Rent and maintenance                               67           73             (6)         -8%
  Salary and related costs                           91           23             68         296%
  Depreciation                                       54            9             45         500%
  Other costs                                        59           28             31         111%
                                                 ------       ------       --------      --------
  Total Operating Expenses                       $1,264         $382           $882         231%
                                                 ======       ======       ========      ========

For the year ended December 31, 2006, cost of goods sold increase by $882,000, or 231%, to $1,264,000 from $382,000 as compared to the year ended December 31, 2005. The increase of $882,000 in cost of goods sold is primarily attributable to: (i) product and service cost of $744,000 associated with Enterprise Network
Services due to increase sales from two major customers; and (ii) $68,000 of salary and related cost is primarily attributable to direct labor cost associated with Enterprise Network Services construction and integration of banking networks; and (iii) $45,000 primarily attributable to depreciation expense associated with acquisitions and extending our wireless network area to increase our ISP customer base,(iv) $31,000 of other cost is primarily attributable to freight and travel cost associated with Enterprise Network
Services construction and integration of banking networks.

         OPERATIONS EXPENSES

The following table sets forth summarized operating expense information for the years ended December 31, 2006 and 2005:

                                                         Twelve Months Ended December 31,
                                                 ------------------------------------------------
                ($ IN THOUSANDS)                  2006         2005        $ Change      % Change
                                                 ------       ------       --------      --------
  Employment expenses                            $2,818       $1,456         $1,362           94%
  Professional services                           1,574        1,202            372           31%
  Rent and maintenance                              288          188            100           53%
  Depreciation and amortization                     254          110            144          131%

  Other general and administrative                  822          408            414          101%
                                                 ------       ------       --------      --------
  Total Operating Expenses                       $5,756       $3,364         $2,392           71%
                                                 ======       ======       ========      ========

For the year ended December 31, 2006, operating expenses increased by 71% to $5,756,000, as compared to $3,364,000 for the year ended December 31, 2005. The increases that occurred, as evidenced by the immediately preceding table, are discussed below:

o A $1,362,000 increase in employment expense. The increase is primarily attributable to staffing increases associated with acquisitions completed in 2nd half of 2005 and 2006 as compared to staffing level in 2005. The increase in employees was attributable to the SkyVue USA acquisition, other smaller wireless company acquisitions and management resources necessary for the Company's anticipated growth.

o A $372,000 increase in professional services. The increase is primarily related to accounting expense of $184,000, legal expense of $60,000, investor relations expense of $235,000, settlement expense of $102,000, offset with a $125,000 decrease in professional fees other and a $93,000 decrease in consulting expense due to a re-class to accounting expense. The increase in professional fees is principally associated with additional resources in the field of investor relations and legal expenses. Additionally, the Company utilizes certain consulting resources in accounting to update the financial reporting systems to appropriately handle the anticipated growth, debt registration and implementing internal controls.

o A $100,000 increase in rent and maintenance expenses, primarily due to leases obtained through SkyVue USA acquisition and repairs and maintenance of buildings.

o A $144,000 increase in depreciation and amortization, due principally to the SkyVue USA acquisition, resulting in increased amortization of intangibles of $101,000.

o A $414,000 increase in other general and administrative expense. The increase is primarily related to office supplies expense of $39,000, insurance expense of $19,000, utility expense of $122,000, advertising expense of $40,000, travel and entertainment expense of $93,000 and bad debt expense of $18,000. The increase in other and general administrative expense primarily attributable to increased cost associated with the Skyvue USA acquisition at end of year of 2005 and other smaller acquisitions.

         OTHER (INCOME) EXPENSE, NET

The decrease in other (income) expense is primarily attributable to derivative instruments income of $928,000. This income represents the net unrealized (non-cash) charge during the twelve months ended December 31, 2006 in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. Additionally interest associated with the derivative instruments accounted for $657,000 during the year.

         NET LOSS

For the twelve months ended December 31, 2006, our net loss was $5,232,000 compared to a loss of $3,411,000 for the twelve months ended December 31, 2005. The increase in the loss for the twelve months ended December 31, 2006 as compared to the twelve months ended December 31, 2005, was attributable to the factors discussed immediately above.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS

For the twelve months ended December 31, 2006, our net loss was $5,362,000 compared to a loss of $4,753,000 for the twelve months ended December 31, 2005. The Company's Net Loss Applicable to common shareholders included deemed dividends on the beneficial conversion of the 87,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the year ended December 31, 2006.

CASH FLOWS

The Company's operating activities increased net cash used by operating activities to $534,000 in the three months ended March 31, 2007, compared to net cash used of $799,000 in the three months ended March 31, 2006. The decrease in net cash used by operating activities was primarily attributable to fund an increase in the company's net operating loss $1,369,000, net of $768,000 non-cash charges combined with derivative income $17,000 to equal net non-cash charge of $751,000, combined together with $84,000 of cash used by fluctuations in working capital requirements consisting of the combination of accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses, cost and profit in excess of billings, deferred liability lease and deferred revenue.

The Company's investing activities used net cash of $65,000 in the three months ended March 31, 2007, compared to use of net cash of $78,000 in the three months ended March 31, 2006. Spending has been consistent compared to last year capital spending, which primarily is growing ISP capabilities to increase our customer base.

The Company's financing activities provided net cash of $262,000 in the three months ended March 31, 2007, compared to $1,428,000 of cash provided in the three months ended March 31, 2006. The cash provided in the three months ended March 31, 2007, was primarily associated with the proceeds from line of credit net and other financing arrangements net of $282,000.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2007, the Company's current assets totaled $746,000 (including cash and cash equivalents of $56,000). Total current liabilities were $1,966,000, resulting in negative working capital of $1,220,000. The Company has funded operations to date through a combination of utilizing cash on hand, issuing common stock to settle certain current liabilities, borrowings and raising additional capital through the sale of its securities.

At March 31, 2007, the Company had approximately $787,000 available on a $3 million unsecured revolving credit facility maturing in February 2009. The terms of the two-year unsecured revolving credit facility will allow us to draw upon the facility as financing requirements dictate and provides for quarterly interest payments at an annual 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that the Company draws down the full $3 million amount available under the revolving credit facility on or prior to December 31, 2007, and the Company requires additional working capital to pursue its business strategy and operations and has not closed on alternative debt or equity financing aggregating at least $1 million, the lender has agreed to fund up to an additional $1 million during 2007 under the same terms and conditions.

We believe our cash, anticipated cash flow from operations and available credit facilities afford us adequate liquidity through the end of fiscal 2007, although we expect to raise additional capital during this period to fund our anticipated growth for our banking and WISP network businesses if acceptable terms are available. Furthermore, we anticipate that we will need additional capital in the future to continue to expand our business operations, which expenditures may include the following:

     o   Acquisitions of one or more companies, networks or other assets

     o Investment in towers, radios, customer premise equipment and other related equipment associated with wireless broadband expansion plans

     o Investment in back office systems and related infrastructure to support the Company's wireless broadband expansion plans

     o Investment in laboratory facilities including test and simulation equipment

     o Investment or licensing of certain intellectual property related to the Company's wireless broadband expansion plans

     o   General working capital purposes

The Company operations for the three months ended March 31, 2007, was primarily funded by proceeds from the Company's line of credit, net totaling $207,000 and convertible debt financing of $75,000.

Other than the credit facility with Angus Capital Partners, we do not have any significant credit facilities available with financial institutions or other third parties and as such we must rely upon best efforts third-party funding from individual accredited investors. The Company will use its best efforts to raise additional funds through the sale of debt or equity securities to meet future working capital requirements.

There can be no assurance that we will be successful in raising any funds from any of these debt or equity offerings or from any future best efforts financing efforts. If we are unable to either obtain financing from external sources or generate internal liquidity from anticipated future operations, we may need to curtail acquisition plans and operations.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations as of March 31, 2007:


                                                               Payments Due by Period
                                                 ------------------------------------------------------
                                                           Less than                          More than
                                                  Total     1 Year    1-3 Years   3-5 Years   5 Years
                                                 -------   ---------  ---------   ---------   ---------
     CONTRACTUAL OBLIGATIONS:
     Long-term debt obligations                   $4,166      $1,356     $2,810         $--         $--
     Operating lease obligations                   1,398         311        881         206          --
                                                 -------   ---------  ---------   ---------   ---------
           TOTAL CONTRACTUAL OBLIGATIONS          $5,564      $1,667     $3,691        $206         $--
                                                 =======   =========  =========   =========   =========

The Company's contractual obligations consist of long-term debt of $3,119,000, derivative liabilities of $309,000 unamortized debt discount of $367,000 and interest expense of $371,000 as set forth in Note 9 to the company's financial statements, Notes Payable and Long-Term Debt, and certain obligations for operating leases requiring future minimal commitments under non-cancelable leases set forth in Note 11 - Commitments and Contingencies.

OFF- BALANCE SHEET ARRANGEMENTS

As of March 31, 2007, the Company did not have any significant off-balance-sheet arrangements other than certain office and tower facility operating leases requiring minimal commitments under non-cancelable leases disclosed in the table above.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         GENERAL

We have adopted various accounting policies to prepare our consolidated financial statements in accordance with U.S. GAAP. Our most significant accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this report. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Our estimates and assumptions, including those related to bad debts, inventories, intangible assets, sales returns and discounts, and income taxes are updated as appropriate.

Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, and our observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

         PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

         USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services, including providing reliable enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

         WARRANTY

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

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         FIXED ASSETS

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs associated with normal maintenance, repair, and refurbishment of equipment are charged to expense as incurred. The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from renewals or betterments.

         LONG-LIVED ASSETS

We review our long-lived assets, to include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

     o   a significant decrease in the market price of the asset;

     o a significant change in the extent or manner in which the asset is being used;

     o a significant change in the business climate that could affect the value of the asset;

     o a current period loss combined with projection of continuing loss associated with use of the asset;

     o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life;

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

         CONCENTRATIONS OF CREDIT RISK

Trade accounts receivable are concentrated with companies or entities in the regional banking and Internet services industry. Accordingly, the credit risk associated with the trade accounts receivable will fluctuate with the overall condition of the regional banking and Internet services industries. The primary component of accounts receivable relates to the Company's sales of banking wireless broadband networks and Internet service revenues. As a result, such estimates are based on the Company's historical collection experience and accounts receivable does reflect a general or specific provision for an allowance for doubtful accounts. During all periods presented, credit losses, to the extent identifiable, were within management's overall expectations.

         DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, we have estimated the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

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RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF"), on Issue NO. 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 on Determining Whether to Report Discontinued Operations." The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations or the consolidated statements of operations and cash flows. We are currently evaluating the premises of EITF No. 03-13 and will adopt it as required.

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainly in Income Taxes - An Interpretation of FASB Statement No. 109. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all positions upon the adoption of the Interpretation. The cumulative effect of this applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. Management is currently evaluating the impact of FIN 48 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a Company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The Company does not expect the adoption of this interpretation to have an impact on its financial position or results of operations.

On October 10, 2006, the FASB issued FSP No. FAS 123(R)-5, titled AMENDING GUIDANCE FOR ACCOUNTING FOR MODIFICATIONS OF INSTRUMENTS IN CONNECTION WITH EQUITY RESTRUCTURING ("FSP FAS 123(R)-5"). FSP FAS 123(R)-5 addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1. It stipulates that for instruments that were originally issued as employee compensation and then modified solely to reflect an equity restructuring that occurs when the holders are no longer employees, that there is no change in the recognition or measurement of those instruments if (a) there is no increase in fair value of the award and (b) all holders of the same class of instruments are treated in the same manner. The guidance in FSP FAS 123(R)-5 is effective in the first reporting period beginning after October 10, 2006. Early application is permitted in periods for which financial statements have not been issued. Management is currently evaluating the impact of FSP FAS 123(R)-5 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

FSP FAS 123(R)-6 was issued to make several technical corrections to SFAS 123(R). These include exemption for non-public entities from disclosing the aggregate intrinsic value of outstanding fully vested share options, revision to the computation of the minimum compensation cost that must be recognized, indication that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed, and changes to the definition of short-term inducement to exclude an offer to settle an award. The guidance in FSP FAS 123(R)-6 is effective in the first reporting period beginning after October 20, 2006. Early application is permitted in periods for which financial statements have not yet been issued. Management is currently evaluating the impact of FSP FAS 123(R)-6 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, "" ("SFAS No. 155") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. SFAS No. 155 will be effective for the Company in the first quarter of fiscal 2007 and is not expected to have an impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects SFAS 159 will have on the Company's financial condition and results of operations.

         INFLATION

The Company's results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

                                  OUR BUSINESS

THE COMPANY

The Company provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet, data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

The Company has four primary business reporting segments to provide solutions and services to different segments of the wireless industry. The Company's revenues to date have been generated through three of the four primary business reporting segments:

ENTERPRISE NETWORK SERVICES

Enterprise Network Services provides a turnkey design and implementation service in the area of secure wireless broadband networks for regional banks. The August 2005 acquisition of the assets of Skyvue, provided Enterprise Network Services with over three years of experience on designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

Enterprise Network Services' focus is on obtaining design and construction contracts with banks in conjunction with long-term maintenance and monitoring contracts. All monitoring contracts are managed by the Company's Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company may use the same network under a revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Wireless Bundled Services offering.

Enterprise Network Services currently has long term maintenance contracts with three (3) banking networks. For the twelve months ended December 31, 2006 Enterprise Network Services contributed 59% of the revenues of the Company and 59% of the losses attributable to the Company's business segments.

WIRELESS BUNDLED SERVICES

Wireless Bundled Services was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. Wireless Bundled Services intends to focus on rural markets. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies throughout North America.

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

As of the twelve months ended December 31, 2006, the Wireless Bundled Services contributed 8% of the revenues of the Company and 13% of the losses attributable to the Company's business segments. The Company is still in the early stages of developing the Wireless Bundled Services division. On December 15, 2006, the Company acquired the assets of Windstream Corporations' Lubbock wireless ISP operation operated as "The Door"; adding approximately 1,500 customers to this business segment operation.

WIRELESS MESSAGING SERVICES

Wireless Messaging Services provides wireless broadband system network design and implementation, manufactures and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services also implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services also is the subsidiary of ERF Wireless that conducts all special projects and contract engineering for the company. Additionally, Wireless Messaging Services manufactures some paging equipment. Wireless Messaging Services contributed 33% of the Company's revenues for the twelve months ended December 31, 2006, and 28% of the losses attributable to the Company's business segments.

NETWORK OPERATIONS SERVICES

Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring for all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitoring for other third parties.

For the three months ended March 31, 2007 and the twelve months ended December 31, 2006, the Network Operations division's revenues and losses were not material. The Company is still in the early stages of developing the Network Operations division.

OUR MARKET AND BUSINESS STRATEGY

The market for wireless broadband product and service revenue has grown dramatically over the past few years and is expected to continue to grow.

Wireless broadband is very well suited for niche market development in that it provides a truly versatile broadband communication medium that is cheaper than a wired solution, is faster to implement and can be configured for one or more applications. Given the wireless technology gains and the Federal Communications Commission's ("FCC") adoption of an order to restructure frequencies within one of the several bands used for wireless broadband communication, we believe that wireless broadband will become a "third pipe" as both an alternative and extension to DSL and cable modem services, the two chief means of delivering high-speed Internet and data service today. In addition we believe wireless broadband can replace costly telephone company T1 leased lines for many point to point data and voice applications.

Historically, broadband wireless has been in use for several years, but only with the advent of industry standards has it been possible to link the many small systems that have grown up into a much more robust wide-area network that will accelerate the growth of the wireless broadband industry.

The Company's s vision is to develop, own and operate a nationwide fiber, satellite and encrypted wireless network for the banking industry called US BankNet. The Company leases fiber for long-haul data transmissions, builds encrypted wireless infrastructure for the "last mile," and incorporates satellite failover for redundancy.

The Company's strategic plan is to develop US BankNet in a series of steps. First, it sells an individual financial institution ("FI") a private encrypted wireless network ("BranchNet") to replace the FI's wireline data communications wide area network (WAN) to its branches. Five such networks have already been completed for FIs in Texas, Louisiana and Missouri, and a sixth is underway. The Company plans to interconnect individual FI networks into Company-owned statewide networks to provide them with high-speed access to banking service providers, disaster recovery centers, correspondent banks, the Internet and the Federal Reserve. Three of the Company's Louisiana-based FI customers and the Louisiana State Police are participating in the Company's first statewide network, Louisiana BankNet, with construction to commence in the second quarter of 2007. As statewide networks are completed, the Company plans to aggregate them into regional networks (i.e. "Southern BankNet") and aggregate the regional networks into its nationwide network, US BankNet.

In the U.S. there are 2,426 community banks and 431 credit unions that meet the size criteria of the Company's wireless broadband T1 replacement model. This market segment of banks and credit unions have between 5 and 19 branches with the primary target group averaging 12 branches. This represents a large potential market. There are an additional 492 large banks with 20 or more branches with an average of 135 branches representing an additional large market potential. To penetrate this market, the Company is negotiating with a Fortune 50 company to sell and support the Company's products in this segment of the market. The Company is also in negotiations with selected large core banking service providers to market and sell the Company's products to their respective customer bases.

The Company also plans to expand its offering to provide wireless broadband product and service solutions to other large vertical markets where high bandwidth and secure communications are needed (such as hospitals, schools, law enforcement, etc.), especially in areas where it can leverage the excess capacity in network infrastructure already constructed and paid for by its bank customers.

The Company has recently acquired several small wireless broadband networks in key underserved regions. The Company anticipates that it will expand by both organic growth and acquisition in areas where its banking network subsidiary has sold BranchNet networks so that the Company can capitalize on the wireless network infrastructure it constructs for its bank customers. For example, the Company is negotiating agreements with its bank customers to use the bank's network backbone on a revenue sharing basis to sell wireless broadband services to schools, hospitals, businesses, municipal entities and residential customers in the region covered by that bank's BranchNet network with little or no additional infrastructure cost to the Company.

ERF WIRELESS' PRODUCTS AND SERVICES

         ENTERPRISE NETWORK SERVICES

Enterprise Network Services provides a turnkey design and implementation in the area of secure wireless broadband networks for regional banks. The acquisition of the assets of Skyvue USA provided Enterprise Network Services with experience in designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

This application of wireless broadband technology provides regional financial institutions, with between ten and one hundred branches, a cost-effective way to replace all of their recurring T1 and other telephone company costs. The resulting encrypted wireless broadband network connects all of their branches to the central bank and can provide up to 300 Mbps of continuous bandwidth as compared to the typical 1.4 Mbps of a T1 connection from the telephone company.

The Enterprise Network Services wireless network design is strictly for WAN point-to-point connectivity and is not intended for "within the building" wireless applications. Once in place, this enterprise-class wireless network not only replaces all of the data connectivity requirements between locations, but also has the excess capacity to provide VOIP telephone service, video surveillance, document imaging and Internet connectivity for all of the enterprise locations.

In order to satisfy the security concerns of banking regulators, Enterprise Network Services has developed a unique and proprietary encryption device (CryptoVueTM), consisting of hardware and software, as well as an integrated security protocol and 24x7 monitoring.

The wireless broadband radio equipment deployed by Enterprise Network Services is a special commercially-hardened version of the Motorola Canopy Wireless Platform configured to form point-to-point and point-to-multipoint network connections for financial institutions that can be used in wireless backhaul, bridging and other data applications. The point-to-point configuration can span distances of up to 35 miles. Distances of greater than 35 miles can be covered by daisy chaining the units across multiple relay towers.

Enterprise Network Services focuses on obtaining design and construction contracts with regional banks in conjunction with long-term maintenance and monitoring contracts. Any monitoring contracts will be managed by our Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company plans to use the same network under revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Wireless Bundled Services Division.

         WIRELESS BUNDLED SERVICES

Wireless Bundled Services Division was recently formed to provide wireless broadband products and services, including Internet, voice, data and security services throughout North America to serve private entities, cities, municipalities and the general public. These services will be provided to both commercial and retail customers throughout the coverage area where ERF Wireless owns wireless broadband networks or operates wireless broadband networks. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies or entering into partnership or revenue-sharing agreements with other wireless broadband network providers throughout North America.

It is anticipated that Wireless Bundled Services will operate primarily in the rural markets which tend to be underserved by the major telephone and cable companies and where wireless broadband can offer a distinct cost advantage over other forms of broadband connectivity.

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         WIRELESS MESSAGING SERVICES

Wireless Messaging Services provides wireless broadband system design and implementation, manufacturers and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services also manufactures some paging equipment.

The wireless broadband system design and implementation function is a service that Wireless Messaging Systems provides on a contract basis to other divisions and subsidiaries of ERF Wireless, as well as other outside organizations.

The manufacturing and supply of high-power wireless infrastructure equipment under the ERF Wireless brand is accomplished primarily at the ERF Wireless corporate facility in League City, Texas, although some components are sourced from offshore locations. The product line consists of a variety of power amplifiers, transmitters and base stations ranging in power from 50 to 500 watts and covering all of the major frequency bands of the wireless messaging industry. In addition, ERF Wireless has developed unique technology that allows for full hot switching of redundant wireless equipment where such requirements are necessary.

Although paging has seen a steady decline from its peak in the late 1990s, it continues to provide a stable communications platform for many B-to-B applications such as service providers, hospitals, construction workers and commercial contractors.

More recently, Wireless Messaging Services has developed a triple play voice, video, and data product that is being provided to residential developments both in the U.S. as well as internationally.

         NETWORK OPERATIONS SERVICES

Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring to all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations Services Division may provide monitoring for other third parties. This service function is conducted from the state-of-the-art Network Operations Center facility located at the ERF Wireless corporate headquarters in League City, Texas.

The Network Operations Center is typically a support facility to all of the other divisions and subsidiaries of ERF Wireless, providing the capability to quickly locate and repair a network problem in any of the wireless broadband networks that ERF Wireless owns or operates. The Network Operations Center not only has the capability to determine the source of a network problem, but is also the ERF Wireless division tasked with the responsibility of dispatching ERF Wireless Network Operations maintenance technicians or local area subcontractor technicians when maintenance or service requirements dictate.

COMPETITION

We compete for subscription revenues with multiple companies providing Internet services on a nationwide basis, discount ISPs and smaller regional ISPs. We also compete with companies that provide Internet access via narrowband and broadband technologies, such as Internet access providers, cable companies and telephone companies. Like us, other companies offer some of the same Internet connectivity services to their customers.

The Company competes in the regional banking data network business with traditional telephone companies. These companies offer limited bandwidth wireline circuits that cannot compete in terms of cost-effectiveness with the Company's high-capacity wireless broadband point-to-point circuits. The Company has not been able to identify any other company providing the same type of secure wireless broadband capability.

The Company also contemplates that it will sell third-party licensed products and services into its customer base such as Voice over Internet Protocol phone systems, check and deposit item imaging and bank branch capture systems, video conferencing systems, video surveillance systems, satellite systems and other high bandwidth-consuming products and services. As the Company enters these markets, it will be entering a highly competitive industry dominated by large, well-funded incumbent providers. The Company is planning to target its customer base where it is already providing encrypted wireless services. Those markets are also characterized by competition that includes smaller regional telecommunications providers.

We face competition in developing technologies, and risks from potential new developments in distribution technologies and equipment in Internet access. In particular, we face competition from developments in the following types of Internet access distribution technologies or equipment: broadband distribution technologies used in cable Internet access services; advanced personal computer-based access services offered through DSL technologies offered by local telecommunications companies; other advanced digital services offered by wireless companies; television-based interactive services; personal digital assistants or handheld computers; and enhanced mobile phones. We must keep pace with these developments and also ensure that we either have comparable and compatible technology or access to distribution technologies developed or owned by third parties.

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INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

Our success depends to a significant degree on our methodologies and software applications. We have three patents pending and file copyright and trademark applications as deemed necessary. In addition, we rely on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. There can be no guarantee that our intellectual property and those laws, and the procedures initiated to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections may not totally preclude competitors from developing products with similar features as those of ERF Wireless.

Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, there can be no assurance that infringement claims will not be brought against us in the future. Any such claim could result in costly litigation or have a material adverse effect on our business, operating results and financial condition.

The Company has filed three patent applications on its CryptoVue(TM) technology. The abstract of the patent application filing included the secure, triple-controlled system for data over a network, which protects against data theft or alteration by one or more ("e.g., two") corrupt insiders working together with outsiders. A combination of dual-control tamper-resistant routers, physical hardware keys and encryption keys enforces what the Company believes to be best practice security protocols with thorough auditing. A remote monitoring center provides a third level of control along with remote auditing and detailed change-control alerts. The Company can provide no assurance that it will be successful in obtaining its patents on its intellectual property.

GOVERNMENTAL REGULATION

Our wireless Internet access products currently operate in a combination of licensed and unlicensed spectrum and we expect that such spectrum will remain unlicensed.

We provide Internet access, in part, using telecommunications services provided by third-party carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Act. As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers.

Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and, in the future, we could be exposed to regulation by the FCC or other federal agencies or by state regulatory agencies or bodies. In this regard, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet, or IP, switching as "telecommunications providers," even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low-income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol-based telephony or fax services, we may become subject to regulations promulgated by the FCC or states with respect to such activities. We cannot assure you that these regulations, if adopted, would not adversely affect our ability to offer certain enhanced business services in the future. Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

Our future telecommunications business is subject to regulations under both state and federal telecommunications laws which are fluid and rapidly changing. On the state level, rules and policies are set by each state's Public Utility Commission or Public Service Commission (collectively, PUC). At the federal level, the Federal Communication Commission (FCC), among other agencies, dictates the rules and policies which govern interstate communications providers. The FCC is also the main agency in charge of creating rules and regulations to implement the 1996 Telecommunications Act (the "1996 Act").

The 1996 Act opened the local telecommunications markets to competition by mandating the elimination of many legal, regulatory, economic and operational barriers to competitive entry. These changes provide us with new opportunities to provide local telephone services on a more cost-effective basis.

The FCC has granted direct broadcast satellite (DBS) and multi-channel, multi-point distribution service (MMDS) operator rights on a national basis similar to the mandatory access provided to franchise cable operators in some state and local jurisdictions. The FCC has adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. We do not believe our business will be significantly impacted by these rights.

EMPLOYEES

As of March 31, 2007, we employ 46 full-time employees and 9 consultants. We have no collective bargaining agreements with our employees.

CUSTOMERS

Our Enterprise Network Services subsidiary customers consist of regional banking networks. Our Wireless Messaging Services Division focuses on a diversified base of customers and end users consisting of service providers, government agencies, businesses and other enterprises. Our Wireless Bundled Services Division will focus mostly on servicing private entities, commercial developments, cities, municipalities, and the general public in rural areas. Our Network Operations Services Division's customers will be the customers of both the Enterprise Network Services and Wireless Bundled Services divisions. The Company had two customers that represented approximately 49% and 14% of gross sales for the twelve months ended March 31, 2007.

RESEARCH AND DEVELOPMENT

We rely on the providers of the products we sell to upgrade their products through research and development. Consequently, we do not perform material research and development and we have not incurred any material research and development costs during the two previous fiscal years and do not anticipate incurring any such costs in the current fiscal year.

DESCRIPTION OF PROPERTY

Our principal offices are located in League City, Taylor and Lubbock, Texas, pursuant to term leases believed to reflect market rates and terms, including the following:

                                                                                              Approximate
       Location                        Function                    Size (square feet)     Monthly lease payment
    ---------------    ----------------------------------------   --------------------    ---------------------
    League City, TX    ERF Wireless Inc. Corporate Headquarters                 13,837                 $ 10,110
    Taylor, TX         ENS Operational Division Headquarters                     4,387                 $  3,493
    Lubbock, TX        WBS Operational Division Headquarters                    10,000                 $  5,000

Our interests in our communications sites are comprised of operating leases created by long-term lease agreements at market rates. A typical tower site consists of a compound enclosing the tower site, a tower structure, and an equipment shelter that houses a variety of transmitting, receiving and switching equipment.

The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through September 2012, and requiring payment of property taxes, insurance, maintenance and utilities.

LEGAL PROCEEDINGS

>From time to time, the Company may become involved in litigation arising in the ordinary course of its business.

                               SELLING STOCKHOLDER

The selling stockholder is Dutchess. For a description of each of these securities see "Description of Securities" page 43 hereof.

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholder as of June 19, 2007. For purposes of presentation, we have assumed that the selling stockholder will convert all indebtedness and exercise all warrants, that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering. Because the selling stockholder may sell all, some or none of their shares of may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

For purposes of this table, the Company used a conversion price of $0.1544 per share for the Dutchess Investment Agreement, which were determined by using the put price as if the exchange occurred on June 12, 2007. The Company is only registering a portion of shares underlying the Dutchess Investment Agreement at this time. The actual number of shares of common stock issuable upon the exchange of the Dutchess Investment Agreement is subject to adjustment depending on amount, other factors, and the future market price of the common stock, and could be materially less or more than the number estimated in the table.

                                        SHARES                                            SHARES
                                     BENEFICIALLY     % OWNERSHIP                      BENEFICIALLY     % OWNERSHIP
           STOCKHOLDER               OWNED BEFORE        BEFORE                        OWNED AFTER         AFTER
                                       OFFERING         OFFERING     AMOUNT OFFERED      OFFERING         OFFERING
Dutchess  Private Equities Funds,
Ltd                                  10,000,000          20.82%       10,000,000            -0-             -0-

The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

                              PLAN OF DISTRIBUTION

The selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o   privately negotiated transactions;
     o settlement of short sales entered into after the date of this prospectus;
     o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
     o   a combination of any such methods of sale;
     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
     o   any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers. The selling stockholder may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling stockholder may arrange for other broker-dealers to participate in selling securities. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

Each selling stockholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business. The selling stockholder has informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

To our knowledge, based upon information provided to us by the selling stockholder is not registered broker-dealer or are affiliates of a registered broker-dealer. The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);
     o   the number of shares involved;
     o   the initial price at which the shares were sold;
     o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     o that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o   other facts material to the transactions.

In addition, any selling stockholder may from time to time pledge or grant a security interest in some or all of the notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1999 amended the list of selling stockholder to include the pledge, transferee or other successors in interest as selling stockholder under this prospectus.

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholder that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify certain selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.



                                   MANAGEMENT

Our directors and executive officers and their ages as of March 31, 2007, are shown below.

            Name         Age                        Position
   ------------------  -------    --------------------------------------------
   H. Dean Cubley        66       Chairman of the Board of Directors and CEO
   R. Greg Smith         48       Director and CFO
   John Burns            55       Director; Chairman and CEO of ENS
   Bartus H. Batson      65       Director

DR. H. DEAN CUBLEY has served as director and chairman of ERF Wireless since May 2004, as acting president, secretary and treasurer from May 2004 until August 2004 and as CEO since October, 2006. Dr. Cubley has served as a director of Eagle Broadband, Inc. (f/k/a Eagle Wireless International, Inc.), since March of 1996; was chairman of the board from March 1996 to April 2004; chief executive officer from March 1996 to October 2003; and president from March 1996 until September 2001.

MR. R. GREG SMITH has served as the Company's chief financial officer since August 2004, as the chief executive officer from August 2004 to October 2006, and as a director since August 2004. Mr. Smith's professional background includes some 26 years of demonstrated executive management experience, including 13 years experience as CFO of publicly traded companies. Mr. Smith most recently was employed by Eagle Broadband, Inc., where he was recruited to assist in the restructuring of numerous Eagle subsidiaries; serving in dual roles as CFO and as CEO of certain Eagle subsidiaries from early 2002.

MR. JOHN A. BURNS joined ERF Wireless in August 2005 as a director, and as chairman and chief executive officer of the ERF subsidiary, ERF Enterprise Network Services, Inc. Mr. Burns was also appointed COO in October 2006. Prior to joining ERF Wireless, Mr. Burns founded FundsXpress, Inc., where he served as chairman of the board, chief executive officer and president since its formation in 1995. At FundsXpress, he raised over $80 million to develop one of the leading Internet banking companies in America, providing services to over 500 financial institutions.

DR. BARTUS H. BATSON has served as a director of ERF Wireless since January 2005. Dr. Batson has served as president, chief executive officer and chairman of X-Analog Communications, Inc., since March 1992. Prior to that, Dr. Batson served as president of X-Analog's predecessor company; CADSA, Inc. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems.

KEY EMPLOYEES

MR. J. ARLEY BURNS is the President of the Company's ENS subsidiary. He co-founded Skyvue USA East Central Texas in 2002. Mr. Burns spends the majority of his time and efforts on all operational aspects of the business, including building the Company's maintenance & monitoring systems, scaling construction operations, and directing the R&D staff on development of the CryptoVue(TM)

Encryption System.

MR. JOHN NAGEL is currently serving as VP of Special Projects for ERF Wireless. In his current role he was responsible for construction the 24/7 Network Operations Center (NOC) for ERF's wireless ISP services as well as the point to point private networks for all of ERF's Bank customers. Mr. Nagel has most recently been in charge of the project management of the wireless state wide network for the Louisiana State Police contract which ERF has recently negotiated. This project is still in early construction phases.

INDEPENDENCE OF DIRECTORS

Other than Dr. Batson, none of the directors are independent as defined by Rule 10A-3 of the Exchange Act. The board has established an audit committee comprised of Dr. Cubley and Dr. Batson and a compensation committee comprised of Dr. Cubley and Dr. Batson. The board serves as the nomination committee. The board has determined that Dr. Cubley qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-B.

CODE OF ETHICS

The Company has not established a Code of Business Conduct and Ethics. We expect to adopt such a Code within the 2007 year in conjunction with an expansion of our Board of Directors and will report the adoption of a Code of Business Conduct and Ethics on Form 8-K promptly thereafter.

EXECUTIVE COMPENSATION

The following table contains compensation data for our named executive officers. These individuals are considered our "named executive officers" as defined in
Item 402(a) of Regulation S-B.

                                   Salary and
                                   Consulting                      Stock        All Other
       Name and                     Payments         Bonus        Awards      Compensation          Total
  Principal Position      Year        ($)             ($)           ($)            ($)               ($)
 ---------------------   -------  ------------     --------     ----------   ---------------     ------------
 H. Dean Cubley           2006        1,000             --           --             --                 1,000
                          2005       15,000             --           --             --                15,000
                          2004           --             --           --             --                    --

 R. Greg Smith            2006      181,000             --           --             --               181,000
                          2005      195,000          5,000           --             --               200,000
                          2004       75,000             --           --             --                75,000

 John Burns               2006      182,000             --           --             --               182,000
                          2005      106,000             --           --             --               106,000
                          2004           --             --           --             --                    --

 Arley Burns              2006      153,000             --           --             --               153,000
                          2005       60,000             --           --             --                60,000
                          2004           --             --           --             --                    --

 John Nagel               2006      100,000             --           --             --               100,000
                          2005        9,000             --           --             --                 9,000
                          2004           --             --           --             --                    --

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The table below sets forth information with respect to our named executive officers regarding the value of equity compensation as of December 31, 2006.

                                       39



                                                                                                                            Equity
                                                                                                                Equity     Incentive
                                                 Equity                                                        Incentive     Plan
                                                Incentive                                                        Plan       Awards:
                                                  Plan                                                          Awards:    Number of
                                                 Awards:                                           Market      Number of   Unearned
                    Number of                   Number of                           Number of    Value of      Unearned     Shares,
                   Securities     Number of    Securities                           Shares or    Shares or      Shares,    Units or
                   Underlying    Underlying    Underlying                           Units of     Units of      Units or      Other
                   Unexercised   Unexercised   Unexercised    Option                  Stock      Stock That     Other       Rights
                     Options       Options      Unearned    Exercised    Option     That Have     Have Not     Rights      That Have
                       (#)           (#)         Options      Price    Expiration   Not Vested     Vested     That Have   Not Vested
       Name        Exercisable  Unexercisable      (#)         ($)        Date         (#)          ($)       Not Vested      ($)
  --------------   ------------ -------------- ------------ ---------- ------------ ----------- ------------ ------------ ----------
H. Dean Cubley            --             --        --          --          --              --          --         --           --
R. Greg Smith (1)    100,000        900,000        --         $1.38      7/31/09      900,000     180,000         --           --
John Burns (2)            --      1,050,000        --         $3.72      7/31/08    1,050,000     210,000         --           --
Arley Burns (3)           --        520,000        --         $3.72      7/31/08      520,000     104,000         --           --
John Nagel                --             --        --          --          --              --          --         --           --

(1) Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. As of December 31, 2006, Greg Smith has earned options to purchase 100,000 shares of common stock for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009.

(2) Mr. John Adrian Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, common stock. The common stock has piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

     o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

     o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000.

(3) Mr. Arley Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless common stock. The common stock have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

     o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

EMPLOYMENT AND CONSULTING AGREEMENTS

We have entered into employment and consulting agreements with the following named executive officers:

R. GREG SMITH. On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for 18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. During 2006, Mr. Smith converted 52,623 shares of his Series A Convertible Preferred Stock into 982,820 shares of the Company's common stock. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing. During 2006, Mr. Smith's employment contract was renewed for one additional year by the Board of Directors through August 1, 2007.

JOHN BURNS. On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

     o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

     o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

ARLEY BURNS. On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS. Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

     o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY. In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division. As of August 1, 2006, Brian Cubley's employment contract was renewed through July 31, 2007.

DIRECTOR COMPENSATION

Set forth below is information regarding compensation paid to each director during 2006. Additionally, we reimburse our directors for travel and lodging expenses in connection with their attendance at board meetings.

                                                                       Change in
                                                                     Pension Value
                                                                           and
                                                        Non-Equity    Nonqualified
                                                        Incentive       Deferred
                    Fees Earned or   Stock    Option      Plan        Compensation    All Other
                     Paid in Cash    Awards   Awards   Compensation     Earnings     Compensation   Total
       Name              ($)          ($)       ($)        ($)            ($)            ($)         ($)
------------------ ---------------  -------- --------- ------------   -------------  ------------ ---------
H. Dean Cubley           1,240          --       --         --             --             --        1,240
R. Greg Smith              620          --       --         --             --             --          620
John Burns                 620          --       --         --             --             --          620
Bartus H. Batson         1,240          --       --         --             --             --        1,240

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

The Company has entered into a professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley, son of H. Dean Cubley. For the year ended December 31, 2006, total fees incurred by the Company under the agreement were $119,000.

Brian Cubley, son of H. Dean Cubley, served as an employee during 2006 and continues to serve as an employee during current fiscal year. During fiscal 2006 Mr. Cubley was paid $90,000 in cash for services rendered. In fiscal 2005 Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. As of December 31, 2006, Brian Cubley has earned options to purchase 50,000 shares of common stock at exercise price of $1.38 and expire on July 31, 2009. Additionally, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profits equal to 5% of the revenues of the Messaging Services Division; no bonus was earned in 2006.

The Company received advances from related family trusts that totaled $130,000 in 2006, and repaid these advances through the issuance of 86,667 shares of preferred stock in 2006, which were converted into 1,618,617 shares of common stock. Frances Cubley, the mother of H. Dean Cubley, holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts. Additionally, certain of these family related trusts are participants in the Angus Capital $3,000,000 revolving non convertible credit facility that bears interest at 12% per annum that matures in February 2009.

                             PRINCIPAL STOCKHOLDERS

As of June 19, 2007, 38,036,731 shares of common stock were outstanding and 3,667,523 shares of Series A Preferred Stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

     o each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

     o   each of our directors;

     o   each of our named executive officers; and

     o   all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

                                                SHARES OF SERIES A
                        SHARES OF COMMON STOCK    PREFERRED STOCK    TOTAL PERCENTAGE OF
                        BENEFICIALLY OWNED (1)  BENEFICIALLY OWNED    VOTING POWER (2)
----------------------  ----------------------  -------------------  -------------------
  NAME AND ADDRESS OF
    BENEFICAL OWNER          NUMBER        %       NUMBER       %       NUMBER      %
----------------------  ---------------  -----  ------------- -----  ------------ -----
Frances Cubley  (3)      3,932,345 (4)    10%   3,312,328 (5)  90%    70,178.912   63%
STJV Trust                236,226          1%   1,909,487      52%    38,425,975    4%
Pauline Trust             541,783          1%     300,275       8%     6,547,283    6%
Carson Family Trust      1,485,174         4%     269,124       7%     6,867,654    6%
Leopard Family Trust      560,459          1%     266,305       7%     5,886,550    5%
Jauquine Trust            535,171          1%     109,131       3%     2,717,791    2%
Systom Trust              573,532          2%     458,006      12%     9,733,659    9%
R. Greg Smith            1,297,309 (6)     3%      11,205        *     1,521,389    1%
Dr. H. Dean Cubley        302,508          1%          --      --%       302,508     *
Dr. Bartus H. Batson       65,151           *          --      --%        65,151     *
John Adrian Burns         313,588 (7)      1%          --      --%       313,588     *
Arley Burns                 44,643          *          --      --         44,643     *
John Nagel                816,971          2%          --      --        492,218    1%
All Executive Officers
     and Directors as a
     group (4 persons)  2,795,527          7%      11,205        *     3,019,627    3%

*  Less than one percent

(1) This column does not include the shares of common stock issuable upon conversion of the Series A Preferred Stock.
(2) This column includes the Series A Preferred Stock right to 20 votes on all matters in which the common stockholders and preferred stockholders vote together.
(3) Ms. Frances Cubley, the mother of Dr. H. Dean Cubley, Chairman of the Board of Directors and CEO of the Company, has the sole investment and voting power for STJV Trust, Pauline Trust, Carson Trust, Leopard Family Trust, Jauquine Trust and Systom Trust (the "Frances Cubley Trusts").
(4)  Includes 3,932,345 shares owned by the Francis Cubley Trusts.
(5) Includes 3,312,328 shares of Series A Preferred Stock held by the Francis Cubley Trusts.
(6) Includes 1,294,642 shares held by Lariat Financial, Inc., a corporation controlled by Mr. Smith. This does not include options to purchase 900,000 shares of common stock that are exercisable upon cumulative revenue of the Company, which as of December 2006, the Company does not believe such revenue's will be exceeded during the next 60 days.
(7) This does not include (i) an option to purchase 1,050,000 shares of common stock that are exercisable upon cumulative revenue and EBIDTA of the Company's Enterprise Network Services division and the Company, since the Company does not believe such revenue's will be exceeded during the next 60 days; and (ii) the note issued SkyVue that is convertible was repaid in restrictive common stock September 2006, Mr. Burns is a director of SkyVue.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue 475,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock.

COMMON STOCK

         As of June 19, 2007, there were 38,036,731 shares of common stock issued and outstanding that was held of record by approximately 500 stockholders.

         The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

         Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

     o   restricting dividends on the common stock;
     o   diluting the voting power of the common stock;
     o   impairing the liquidation rights of the common stock; and
     o delaying or preventing a change in control of ERF Wireless without further action by the stockholders.

SERIES A PREFERRED STOCK.

OUTSTANDING. As of June 19, 2007, there were 3,667,523 shares of Series A Preferred Stock outstanding. The weighted average price paid per share of outstanding Series A Preferred Stock is $0.03 per share.

RANKING. The Series A Preferred Stock shall rank senior to all other classes of the Company's capital stock with respect to dividends and as to rights upon liquidation, winding up or dissolution of the Company. As long as any shares of Series A Preferred Stock remain outstanding, the Company will not be entitled to authorize or issue any class of securities that is senior to or on parity with the Series A Preferred Stock with respect to dividends or on liquidation, winding up or dissolution, without the approval of holders of at least 75% of the Series A Preferred Stock.

VOTING RIGHTS. Holders of shares of the Series A Preferred Stock will be entitled to vote, together with the holders of the Common Stock, on all matters submitted to a vote of stockholders and cast 20 votes for each share of Series A Preferred Stock. Holders of Series A Preferred Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares. The affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and Common Stock combined, represented at a meeting at which a quorum is established, is sufficient for general corporation action. The approval of the holders of at least 75% of the shares of Series A Preferred Stock then outstanding, voting as a class, will be required to (i) create, authorize or issue any capital stock of the Company ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Company, on a parity or senior to the Series A Preferred Stock, or (ii) amend or alter the Articles of Incorporation.

The holders of the Series A Preferred Stock voting as a class have the right to elect one (1) director.

DIVIDEND RIGHTS. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at the same rate as are paid to the Company's common stock holders.

CONVERSION. Each share of Series A Preferred Stock is convertible by the holder at any time into 18.676347 share of common stock at the option of the holder of Series A Preferred Stock.

No fractional shares will be issued upon conversion and, in lieu thereof, an adjustment in cash will be made based upon the fair market value of the common stock as determined by the Board. The conversion rate will be subject to adjustment in the event of: the payment of certain stock dividends stock subdivisions or combinations of the common stock and capital reorganizations.

CONTRACTUAL RESTRICTION. The holders of the Series A Preferred Stock agreed to restrict the number of shares of Series A Preferred Stock converted into common stock each calendar quarter to the lesser of (i) 5% of his shares of the Company's Series A Preferred Stock, or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter.

LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to stockholders before any distribution or payment made to holders of common stock or other junior capital stock, the amount equal to the purchase price per share plus accumulated and unpaid dividends to date of final distribution. After payment of the full amount of the liquidating distributions to which the holders of Series A Preferred Stock are entitled, the holders of Series A Preferred Stock shall participate in any remaining distribution PRO RATA with the common stock holders.

OPTIONS AND WARRANTS

         The resale of (i) 389,999 shares underlying the warrants issued in the September 2005 financing are being registered hereby. The warrants issued in the September 2005 financing expire on expire September 2009 and are exercisable at $3.57 per share.

         In June 2003 warrants to purchase 880,000 shares of common stock were issued to Six Eighteen Corp. The June 2003 warrants have an exercise price of $0.20 per share and expire in December 2007. As of September 2006, 780,000 of the June 2003 were outstanding.

         In addition, we have outstanding warrants to purchase 416,678 of common stock at an exercise prices ranging from $5.00 to $7.50 per share.

         In connection with the conversion of 27.5 units of E-Series Bonds, the Company issued warrants to purchase 2,105,337 shares of common stock with an exercise price of $5.00 per share.

E-SERIES BOND INVESTOR NOTE

         On May 1, 2006, the Company offered a Private Placement Memorandum to certain accredited investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The bondholder may require us to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of our common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

         At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. As of May 31, 2007 the Company has sold $687,500 of Bonds, of which a principal amount of $275,000 remain outstanding and $412,500 has been converted into 2,105,337 shares of common stock.

CONVERTIBLE DEBT

In September 2005, we issued convertible secured notes with a total principal amount of $1,500,000 and issued common stock purchase warrants to purchase 389,999 shares of Company common stock. As of May 30, 2007, the remaining balance on the notes is $775,368. The notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or
(ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The notes will accrue interest at a rate per annum equal to six percent. The Company has the ability to prepay any amounts owed under these notes for a price equal to the greater of: (i) the outstanding principal amount of the notes, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of common stock into which the notes, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the notes is called for prepayment. The warrants are exercisable by the investors for five years at $3.57 per share of Company common stock.

The Company agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares of common stock underlying the notes and the shares issuable upon exercise of the warrants. If the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 2% of the principal amount of the notes per month.

EQUITY LINE

On June 2007, we entered into an Investment Agreement with Dutchess. Pursuant to this investment agreement, Dutchess shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The Puts shall be equal to, at our election, either (i) up to $250,000 or (ii) 200% of the ADV multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. The ADV shall be computed using the ten (10) trading days prior to the Put Date. The put date shall be the date that Dutchess receives a put notice of a draw down by the Company of a portion of the line. The purchase price shall be set at ninety-three percent (93%) of the lowest closing best bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the Put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

NEVADA ANTI-TAKEOVER STATUE AND CHARTER PROVISIONS.

NEVADA ANTI-TAKEOVER STATUE. Nevada's "Business Combinations" statute, Sections
78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an "interested shareholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger or consolidation with an "interested shareholder", or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder,
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an "interested shareholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the "interested shareholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested shareholder," or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an "interested shareholder".

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder's acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the "interested shareholder's" date of acquiring shares, or as to which the purchase of shares by the "interested shareholder" has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested shareholder" at a meeting called no earlier than three years after the date the "interested shareholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through
78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested shareholder" will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to "opt out" of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the "Business Combinations" statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada's "Control Share Acquisition" statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual shareholders' meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror's shares for redemption.

The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the "Business Combination" statute and/or the "Control Share Acquisition" statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

CERTIFICATE OF INCORPORATION. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ERF Wireless. These provisions are designed to reduce the vulnerability of ERF Wireless to an unsolicited proposal for a takeover of ERF Wireless. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ERF Wireless. These provisions may also have the effect of preventing changes in the management of ERF Wireless.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements appearing in this registration statement for the years ended December 31, 2006 and 2005 have been audited by LBB &Associates Ltd., LLP ("LBB"), independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.


                          INDEX TO FINANCIAL STATEMENTS

FORM 10-KSB
-----------

Report of Independent Registered Public Accounting Firm.........................................F-2

Balance Sheets at December 31, 2006 and 2005....................................................F-3

Statements of Operations for the Years Ended December 31, 2006 and 2005.........................F-4

Statements of Stockholders' Equity for the Years December 31, 2006 and 2005.....................F-5

Statements of Cash Flows for the Years Ended December 31, 2006 and 2005.........................F-6

Notes to Financial Statements ..................................................................F-7

FORM 10-QSB
-----------

Balance Sheets at March 31, 2007 (Unaudited) and December 31, 2006..............................F-30

Statements of Operations for the Three-Months Ended March 31, 2007 and 2006 (Unaudited).........F-32

Statements of Stockholders' Equity at March 31, 2007 (Unaudited) and December 31, 2006..........F-33

Statements of Cash Flows for the Three-Months Ended March 31, 2007 and 2006 (Unaudited).........F-34

Notes to Financial Statements ..................................................................F-35


                                      F-1





REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ERF Wireless Inc.
League City, Texas

We have audited the accompanying consolidated balance sheets of ERF Wireless, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ERF
Wireless, Inc. as of December 31, 2006 and 2005, the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

LBB & ASSOCIATES LTD., LLP
Houston, Texas
April 6, 2007


                                      F-2



                                       ERF WIRELESS, INC.
                                   CONSOLIDATED BALANCE SHEETS
                               DECEMBER 31, 2006 AND DECEMBER 2005
                               ($ IN THOUSANDS EXCEPT SHARE DATA)

                                                               DECEMBER 31,     DECEMBER 31,
                                                                  2006             2005
                                                              -------------    -------------
                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                   $         393    $         602
  Accounts receivable, net                                              387               85
  Inventories                                                           132              139
  Cost and profit in excess of billings                                  69               --
  Prepaid expenses                                                      137              423
                                                              -------------    -------------
         TOTAL CURRENT ASSETS                                         1,118            1,249
                                                              -------------    -------------
PROPERTY AND EQUIPMENT
  Property and equipment                                              1,001              465
  Less accumulated depreciation                                        (199)             (63)
                                                              -------------    -------------
         TOTAL PROPERTY AND EQUIPMENT                                   802              402
                                                              -------------    -------------

INTANGIBLE ASSETS, NET                                                  299              436
OTHER ASSETS                                                              5                3
                                                              -------------    -------------
TOTAL ASSETS                                                  $       2,224    $       2,090
                                                              =============    =============

                             LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable                                            $         506    $         163
  Accrued expenses                                                      281              203
  Derivative liabilities                                                313            1,143
  Notes payable and current portion of long-term debt                   519              809
  Deferred liability leases                                             186               --
  Deferred revenue                                                        9              307
                                                              -------------    -------------
         TOTAL CURRENT LIABILITIES                                    1,814            2,625
                                                              -------------    -------------

  Long-term notes payable                                             2,280              204
  Deferred liability leases                                             639               --
  Deferred revenue                                                       25               23
                                                              -------------    -------------
         TOTAL LONG-TERM LIABILITIES                                  2,944              227
                                                              -------------    -------------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
  Preferred stock - $.001 par value
    Authorized 25,000,000 shares issued and outstanding at
    December 31, 2006 and December 31, 2005, 3,800,649 and
    4,173,530, respectively                                               4                4
  Common stock - $.001 par value
    Authorized 475,000,000 shares issued and outstanding at
    December 31, 2006 and December 31, 2005, 24,039,733 and
    7,645,031, respectively                                              24                8
  Additional paid in capital                                          9,065            5,491
  Accumulated deficit                                               (11,627)          (6,265)
                                                              -------------    -------------
         TOTAL SHAREHOLDERS' DEFICIT                                 (2,534)            (762)
                                                              -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                   $       2,224    $       2,090
                                                              =============    =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      F-3



                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
              ($ IN THOUSANDS EXCEPT SHARE DATA AND LOSS PER SHARE)

                                                                               2006       2005
                                                                              -------    -------
SALES:
  Products                                                                    $ 1,084    $   110
  Services                                                                        586        533
  Other                                                                            46         --
                                                                              -------    -------
TOTAL SALES                                                                     1,716        643
                                                                              -------    -------

COSTS OF GOODS SOLD:
  Products and integration services                                               993        249
  Rent, repairs and maintenance                                                    67         73
  Salary and related cost                                                          91         23
  Depreciation                                                                     54          9
  Other cost                                                                       59         28
                                                                              -------    -------
TOTAL COSTS OF GOODS SOLD                                                       1,264        382
                                                                              -------    -------
GROSS PROFIT                                                                      452        261
                                                                              -------    -------
OPERATING EXPENSES:
  Selling, general and administrative                                           5,502      3,254
  Depreciation and amortization                                                   254        110
                                                                              -------    -------
TOTAL OPERATING EXPENSES                                                        5,756      3,364
                                                                              -------    -------
LOSS FROM OPERATIONS                                                           (5,304)    (3,103)
                                                                              -------    -------
OTHER INCOME/(EXPENSES):
  Interest income                                                                   5          7
  Interest expense                                                               (738)      (164)
  Loss on extinguishment of debt                                                  (48)        --
  Warrant expense                                                                 (76)        --
  Derivative income (loss)                                                        929       (151)
                                                                              -------    -------
TOTAL OTHER INCOME (EXPENSE)                                                       72       (308)
                                                                              -------    -------
NET LOSS                                                                       (5,232)    (3,411)
                                                                              =======    =======
Deemed dividend related to beneficial conversion feature of preferred stock      (130)    (1,342)
                                                                              =======    =======
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS                                     (5,362)    (4,753)
                                                                              =======    =======
NET LOSS PER COMMON SHARE:
  Basic                                                                       ($ 0.37)   ($ 0.61)
  Diluted                                                                     ($ 0.37)   ($ 0.61)


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      F-4



                                               ERF WIRELESS, INC.
                            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                                                ($ IN THOUSANDS)


                                                                                                                        TOTAL
                                                      COMMON STOCK        PREFERRED STOCK     ADDITIONAL             SHAREHOLDERS'
                                                  -------------------   --------------------   PAID IN     RETAINED     EQUITY
                                                   SHARES     VALUE      SHARES      VALUE     CAPITAL     EARNINGS    (DEFICIT)
                                                  --------   --------   --------    --------   --------    --------    --------
TOTAL SHAREHOLDERS' EQUITY AS OF                     4,487   $      5      2,331    $      2   $  1,523    $ (1,512)   $     18
   DECEMBER 31, 2004

Net loss                                                --         --         --          --         --      (3,411)     (3,411)

New stock issued to shareholders:
  Conversion of preferred stock to common stock      2,756          3       (147)         --         (3)         --          --
  For services, compensation and liabilities           260         --         --          --      1,099          --       1,099
  For retirement of debt and conversion of              --         --      1,990           2      1,340          --       1,342
     convertible preferred stock of
     employment contracts
  Beneficial conversion value - deemed                  --         --         --          --      1,342      (1,342)         --
     dividend on preferred stock
  Proceeds from sale of common stock, net              142         --         --          --        190          --         190
                                                  --------   --------   --------    --------   --------    --------    --------
TOTAL SHAREHOLDERS' DEFICIT AS OF DECEMBER           7,645          8      4,174           4      5,491      (6,265)       (762)
   31, 2005

Net loss                                                --         --         --          --         --      (5,232)     (5,232)

New stock issued to shareholders:
  Conversion of preferred stock to common stock      8,583          8        460          --         (8)         --          --
  For services, compensation and liabilities         2,743          2         --          --      1,512          --       1,514
  For retirement of debt                             4,152          5         --          --      1,144          --       1,149
  Asset acquisition                                    750          1         --          --        299          --         300
  For retirement of debt and conversion of              --         --         87          --        130          --         130
     convertible preferred stock of
     employment contracts
  Beneficial conversion value - deemed                  --         --         --          --        130        (130)         --
     dividend on preferred stock
  Stock based compensation and stock option             --         --         --          --        173          --         173
     expense
  Warrant options expense                               --         --         --          --         76          --          76
  Proceeds from sale of common stock, net              167         --         --          --        118          --         118
                                                  --------   --------   --------    --------   --------    --------    --------
TOTAL SHAREHOLDERS' DEFICIT AS OF DECEMBER          24,040   $     24      3,801    $      4   $  9,065    $(11,627)   $ (2,534)
   31, 2006                                       ========   ========   ========    ========   ========    ========    ========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      F-5



                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 2006 AND 2005
                                ($ IN THOUSANDS)

                                                        DECEMBER 31,  DECEMBER 31,
                                                            2006         2005
                                                           -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $(5,232)     $(3,411)
                                                           -------      -------
Adjustments to reconcile net loss to net cash used
  by operating activities:
  Loss on extinguishment of debt                                48           --
  Amortization of debt discount                                561          124
  Depreciation and amortization                                308          119
  Stock issued for interest expense                             84           --
  Stock issued for services rendered                         1,430          889
  Stock based compensation and stock option expense            173           --
  Warrant expense                                               76           --
  Derivative (income) loss                                    (928)         151
  Allowance for doubtful accounts                               18          (14)
  (Increase) in accounts receivable, net                      (320)         (67)
  Decrease (increase) in inventories                             7          (77)
  Decrease (increase) in prepaid expenses                      246         (233)
  (Increase) in cost and profit in excess of billings          (69)          --
  Increase in accounts payable                                 314           87
  Increase in accrued expenses                                  78          179
  Increase in deferred liability lease                         825           --
  (Decrease) increase in deferred revenue                     (296)         285
                                                           -------      -------
  Total adjustment                                           2,555        1,443
                                                           -------      -------
NET CASH USED BY OPERATING ACTIVITIES                       (2,677)      (1,968)
                                                           -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                          (224)        (252)
  Payment for purchase of SkyVue, net of cash acquired          --         (125)
  Decrease in marketable securities                             --            7
  (Increase) in other assets                                    (2)          (3)
                                                           -------      -------
NET CASH USED BY INVESTING ACTIVITIES                         (226)        (373)
                                                           -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from line of credit                           2,506           --
  Proceeds from financing agreements                           513        1,552
  Payment of debt obligations                                 (573)        (147)
  Proceeds from investor loans                                 130        1,342
  Proceeds from sale of common stock, net                      118          190
                                                           -------      -------
NET CASH PROVIDED BY FINANCING ACTIVITIES                    2,694        2,937
                                                           -------      -------

NET (DECREASE) INREASE IN CASH                                (209)         596
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD       602            6
                                                           -------      -------
Supplemental disclosure of cash flow information:          $   393      $   602
                                                           =======      =======
  Net cash paid during the year for:
    Interest                                               $     6      $     8
    Income taxes                                           $    --      $    --

Supplemental non-cash investing and financing activities:
    Asset purchase through issuance of stock               $   300          $--
    Retirement of debt through issuance of stock           $ 1,149          $--

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                      F-6

                               ERF WIRELESS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), provides wireless communications products and services including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. Please refer to segment footnote 14 for additional information regarding Company operating divisions.

BASIS OF ACCOUNTING

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of ERF Wireless, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission
(SEC). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations have been reflected herein.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

RECLASSIFICATION

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 financial presentation. These reclassifications have no impact on net loss.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less. At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks.

CREDIT RISK

In the normal course of business, the Company extends unsecured credit to the majority of its customers. The company controls credit risk associated with its receivables through credit checks, approvals, and monitoring procedures. Generally, the company requires no collateral from its customers.

LEASES

We recognize lease expense on a straight-line basis over the minimum lease terms which expire at various dates through 2012. These leases are for office and radio tower facilities and are classified as operating leases. For leases that contain predetermined, fixed escalations of the minimum rentals, we recognize the rent expense on a straight-line basis and record the difference between the rent expense and the rental amount payable in liabilities.

Leasehold improvements made at the inception of the lease are amortized over the shorter of the asset life or the initial lease term as described above. Leasehold improvements made during the lease term are also amortized over the shorter of the asset life or the remaining lease term.

On December 15, 2006 the Company entered into an agreement with Southwest Enhanced Network Services, LP, a wireless broadband Company, to assumed multiple tower and office leases in the greater Lubbock, Texas area. As part of the agreement ERF Wireless received $825,000 in cash to offset certain of the future operating lease costs. The $825,000 is recorded as a deferred leased liability and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above. At the end of 2006 and 2005, this deferred lease liability balance was $825,000 and $0.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers. The company also takes into account its prior experience, the customer's ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables. The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment. Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband, banking network monitoring and maintenance and wireless messaging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues in current and long-term liabilities of approximately $34,000 and $330,000 as of December 31, 2006, and December 31, 2005, respectively.

ADVERTISING COSTS

Advertising costs are expensed when incurred. For the periods ended December 31, 2006 and 2005, the Company expensed $82,000 and $42,000, respectively.

STOCK-BASED COMPENSATION

In December 2004, FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company adopted SFAS 123R in the fourth quarter of the fiscal year ending December 31, 2005.

DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                                         December 31,       December 31,
                                            2006               2005
                                          ---------          ---------
Raw material                                    $41               $125
Finished goods                                   91                 14
                                          ---------          ---------
                                               $132               $139
                                          =========          =========

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

INTANGIBLE ASSETS

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or impairment in value. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our Intangibles assets, we may incur charges for impairment in the future.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

     o   a significant decrease in the market price of the asset;

     o a significant change in the extent or manner in which the asset is being used;

     o a significant change in the business climate that could affect the value of the asset;

     o a current period loss combined with projection of continuing loss associated with use of the asset;

     o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended December 31, 2006, and December 31, 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF"), on Issue NO. 03-13. "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 on Determining Whether to Report Discontinued Operations". The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations or the consolidated statements of operations and cash flows. We are currently evaluating the premises of EITF No. 03-13 and will adopt it as required.

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainly in Income Taxes - An Interpretation of FASB Statement No. 109. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all positions upon the adoption of the Interpretation. The cumulative effect of this applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. Management is currently evaluating the impact of FIN 48 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a Company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The Company does not expect the adoption of this interpretation to have an impact on its financial position or results of operations.

On October 10, 2006, the FASB issued FSP No. FAS 123(R)-5, titled AMENDING GUIDANCE FOR ACCOUNTING FOR MODIFICATIONS OF INSTRUMENTS IN CONNECTION WITH EQUITY RESTRUCTURING ("FSP FAS 123(R)-5"). FSP FAS 123(R)-5 addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1. It stipulates that for instruments that were originally issued as employee compensation and then modified solely to reflect an equity restructuring that occurs when the holders are no longer employees, that there is no change in the recognition or measurement of those instruments if (a) there is no increase in fair value of the award and (b) all holders of the same class of instruments are treated in the same manner. The guidance in FSP FAS 123(R)-5 is effective in the first reporting period beginning after October 10, 2006. Early application is permitted in periods for which financial statements have not been issued. Management is currently evaluating the impact of FSP FAS 123(R)-5 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

FSP FAS 123(R)-6 was issued to make several technical corrections to SFAS 123(R). These include exemption for non-public entities from disclosing the aggregate intrinsic value of outstanding fully vested share options, revision to the computation of the minimum compensation cost that must be recognized, indication that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed, and changes to the definition of short-term inducement to exclude an offer to settle an award. The guidance in FSP FAS 123(R)-6 is effective in the first reporting period beginning after October 20, 2006. Early application is permitted in periods for which financial statements have not yet been issued. Management is currently evaluating the impact of FSP FAS 123(R)-6 on the financial statements but does not believe that its adoption will have a material effect on the Companies' financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, "" ("SFAS No. 155") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"). SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. SFAS No. 155 will be effective for the Company in the first quarter of fiscal 2007 and is not expected to have an impact on the Company's financial statements.

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects SFAS 159 will have on the Company's financial condition and results of operations.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts Receivable consists of the following (in thousands):

                                          December 31,       December 31,
                                              2006               2005
                                         -------------       ------------
Accounts receivable                            $405                $86
Allowance for doubtful accounts                 (18)                (1)
                                         -------------       ------------
Accounts receivable, net                       $387                $85
                                         =============       ============

NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property and equipment consist of the following items (in thousands):

                                                 December 31,       December 31,
                                                     2006               2005
                                                -------------       ------------
       Automobile                                      $66                $42
       Operating equipment                             627                211
       Office furniture and equipment                   89                 72
       Leasehold improvements                           60                 17
       Computer equipment                              106                 85
       Building                                          8                 --
       Land                                             38                 38
       Other                                             7                 --
                                                -------------       ------------
         Total property and equipment                1,001                465
           Less accumulated depreciation              (199)               (63)
                                                -------------       ------------
         Net property and equipment                   $802               $402
                                                =============       ============

Depreciation expense was approximately $136,000 and $49,000 for the twelve months ended December 31, 2006 and 2005, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

                                                                  December 31, 2006
                                           ---------------------------------------------------------------
                             Weighted
                          Average Useful
                               Life           Gross Carrying         Accumulated
                            (in years)            Amount             Amortization      Net Carrying Amount
                           -------------   -------------------   -------------------   -------------------
Customer relationships          3.0                 $296                  $126                  $170
Workforce in place              3.0                  125                    59                    66
Non-compete agreement           3.0                  100                    47                    53
Developed technology            3.0                   20                    10                    10
                                           -------------         -------------         -------------
                                                    $541                  $242                  $299
                                                ========              ========              ========

                                                                  December 31, 2005
                                           ---------------------------------------------------------------
                             Weighted
                          Average Useful
                               Life           Gross Carrying         Accumulated
                            (in years)            Amount             Amortization      Net Carrying Amount
                           -------------   -------------------   -------------------   -------------------
Customer relationships          3.0                 $261                   $36                  $225
Workforce in place              3.0                  125                    17                   108
Non-compete agreement           3.0                  100                    14                    86
Developed technology            3.0                   20                     3                    17
                                           -------------         -------------         -------------
                                                    $506                   $70                  $436
                                                ========              ========              ========

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology is amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

On October 17, 2006, ERFW completed the purchase of assets from NetYeti, Inc., and as part of the acquisition the Company acquired a customer list which was valued at $35,000 and is being amortized over three years. Please see note 17 for additional details.

Total amortization of intangibles was $172,000 and $70,000 for the twelve months ended December 31, 2006 and 2005, respectively. The estimated amortization expense for the three years will be $180,000 for 2007, $110,000 for 2008 and $9,000 in 2009.

NOTE 5 - DEBT CONVERSION

To date the Company has been funded by various Investors under the terms of a Debt Conversion and Funding Agreement dated September 30, 2004, an Addendum to Debt Conversion and Funding Agreement dated December 31, 2004, and a Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005. During the twelve months ended December 31, 2006, the Company was obligated to issue 86,667 shares of its Series A Preferred Stock for the conversion of $130,000 in debt owed to these same Investors. The $130,000 of cash was received during the twelve months ended December 31, 2006, and recorded as debt when initially received and then converted to Series A Preferred Stock at the respective quarter ending through December 31, 2006. The advances are unsecured, bear no interest and are classified as investor advances and were immediately converted into equity pursuant to the Debt Conversion and Funding Agreements. The Company recorded a deemed dividend on the beneficial conversion of the 86,667 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the twelve months ended December 31, 2006. There are no investor advances outstanding as of December 31, 2006. See note 6 for additional details.

The Company was obligated to issue one share of Series A Convertible Preferred Stock for every Fifty Cents ($0.50) in claims converted. The terms of the agreement did not change in the addendum to Debt Conversion and Funding Agreement with the exception of the incremental funding provision providing for an incremental $750,000 in funding through the period ending December 31, 2006. The Company was obligated to issue one share of Series A Convertible Preferred Stock for every One Dollar and Fifty Cents ($1.50) in claims converted under the Second Addendum to Debt Conversion and Funding Agreement. The Company had $28,767 remaining available against the Second Addendum to Debt Conversion and Funding Agreement at December 31, 2006.

NOTE 6 - COMMON STOCK, PREFERRED STOCK AND WARRANTS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

COMMON STOCK

As of December 31, 2006, the Company had 24,039,733 shares of its $.001 par value common stock issued and outstanding.

During the twelve months ended December 31, 2006, the Company issued 7,645,000 shares of common stock in lieu of cash for services rendered against professional services and consulting agreements valued at $739,000, interest expense of $84,000, settlement expense of $192,000, loss on extinguishment debt $48,000 other services of $137,000, notes payable of $1,149,000, salary and compensation of $362,000 and acquisition of assets of $300,000. The Company valued the 7,645,000 shares at the closing market price on the date of issuance of such shares.

PREFERRED STOCK

The Company has 25,000,000 shares of Series A Preferred Stock authorized of which 3,800,649 shares were issued and outstanding as of December 31, 2006. The Series A Preferred Stock is convertible at holder's option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company. With respect to the Series A Preferred Stock outstanding at December 31, 2006, the Company would be required to issue 70,982,240 shares of its Common Stock, subject to certain contractually imposed conversion restrictions as described herein. . During the 4th quarter 2005, all of the Series A holders entered into a Series A Conversion Restriction Agreement whereby all Series A holders, as a group, are prohibited from converting more than 5% of the total outstanding (as of September 30, 2005) Series A holdings in any one calendar quarter. Additionally, the Company had $28,767 of funding remaining against the Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005, providing for the issuance of 500,000 shares of Series A for the conversion of $750,000 in debt. If the Company borrowed the remaining $28,767, it would be required to issue 358,175 shares of Common Stock. See note 5 Debt Conversion for additional details.

WARRANTS

The Company had warrants outstanding to third parties purchase 2,033,924 common shares as of December 31, 2006.

Warrants for 880,000 shares were issued by the Company in June 200,000 warrants to be exercised. 3. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003. In January 2006, the Company and the holders of the warrants agreed to (i) limit the amount of shares that can be sold upon exercise and (ii) purchase a certain amount of shares of originally issued common stock within 60 days (subject to extension) of the effective date of the February 2006 resale registration statement. The Investor exercised 100,000 warrants leaving a remaining balance of 780,000 warrants to be exercised.

Warrants for 208,339 shares of common stock at $5.00 per share and warrants for 208,339 shares at $7.50 per share were issued by the Company during 2005 and 2006. Specifically, the Company sold 208,312 shares of Common Stock for $312,500 to accredited investors of the Securities Act and issued such warrants to purchase 208,339 shares of Common Stock at $5.00 per share and 208,339 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the quarters in which they were issued. During the 4th 2006 management offered the Private Placement Memorandum Holders an opportunity to exchange their stock for E-Series Bonds of which several investors agreed to in aggregate in the amount of $100,000 resulting in canceling 66,667 of the $7.50 warrants and $5.00 warrants reducing the outstanding class warrants from 208,339 to 141,670.

Warrants for 389,999 at $3.57 per share were issued by the Company in September 2005 and November 2005. Specifically, the Company issued convertible notes for $1,500,000 to accredited investors of the Securities Act and issued such warrants to purchase 389,999 shares of Common Stock at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, expiring September 2010. See Note 10 for valuation and marked-to-market activity.

Warrants for 580,585 shares of common stock at $5.00 per share were issued by the Company during the 3rd and 4th quarter of 2006. Specifically, the Company sold $512,500 of E-series bonds to accredited investors of the Securities Act. According to the agreement if the Bondholder converts within one year from investment; the conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal. The Company has had twenty-four and one-half units converted and has attributed $76,000 to warrant expense using the Black Scholes option price model in the quarter in which the unit was converted. As discussed in the 2nd paragraph above during the 4th 2006 management offered the Private Placement Memorandum Holders an opportunity to exchange their stock for E-Series Bonds of which several investors agreed to in aggregate in the amount of $100,000 increasing the amount of E-Series Bonds to $612,500. See Note 10 for details of E-Series Bonds.

The following table summarizes warrants that are issued, outstanding and exercisable.

                                 Options/Warrants
                               Issued & Outstanding
                          ------------------------------
               Exercise    Expiration      December 31,       December 31,
                Price         Date             2006               2005
             -----------  -------------   --------------     --------------
                $0.20        Dec-07            780,000            880,000
                $5.00        Aug-07            141,670            141,670
                $7.50        Aug-07            141,670            141,670
                $3.57        Sep-10            389,999            389,999
                $5.00        Aug-09            580,585                 --
                                            -----------        -----------
                                             2,033,924          1,553,339
                                            ===========        ===========

NOTE 7 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                                              December 31, 2006  December 31, 2005
                                                              -----------------  -----------------
                           U.S. Federal statutory tax rate             34%                34%
                           U.S. valuation difference                  (34)               (34)
                           Effective U.S. tax rate                     --                 --
                           Foreign tax valuation                       --                 --
                           Effective tax rate                          --                 --

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                                              December 31, 2006  December 31, 2005
                                                              -----------------  -----------------
                           Computed expected tax benefit            $   (1,779)        $   (1,160)
                           Increase in valuation allowance               1,779              1,160
                                                                    ----------         ----------
                           Income tax expense                       $       --         $       --
                                                                    ==========         ==========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006, and December 31, 2005, are presented below (in thousands):

                                                              December 31, 2006  December 31, 2005
                                                              -----------------  -----------------
                           Deferred tax assets:
                             Net operating loss carry forwards      $   (3,199)        $   (1,420)
                             Less valuation allowance                    3,199              1,420
                                                                    ----------         ----------
                           Net deferred tax assets                  $       --         $       --
                                                                    ==========         ==========

Management has determined that a valuation allowance of $3,199,000 at December
31, 2006 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2006 was approximately $1,779,000. As of December 31, 2006, the Company has a net operating loss carry-forward of $10,692,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending
2025.

NOTE 8 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

                                      F-16



                                                     For the twelve months ended December 31, 2006
                                                        ---------------------------------------
                                                          Income         Shares      Per-Share
                                                        (Numerator)   (Denominator)    Amount
                                                        -----------    -----------   ----------
        Net loss                                        $    (5,232)            --   $       --
        Basic EPS:
          Income available to common stockholders            (5,232)        14,082        (0.37)
          Effect of dilutive securities warrants                 --             --           --
                                                        -----------    -----------   ----------

        Diluted EPS:
          Income available to common stockholders and   $    (5,232)        14,082   $    (0.37)
            assumed conversions                         ============   ============  ==========


        Net loss                                        $    (3,411)            --   $       --
        Basic EPS:
          Income available to common stockholders            (3,411)         5,570        (0.61)
          Effect of dilutive securities warrants                 --             --           --
                                                        -----------    -----------   ----------

        Diluted EPS:
          Income available to common stockholders and   $    (3,411)         5,570   $    (0.61)
            assumed conversions                         ============   ============  ==========

For the years ended December 31, 2006 and 2005, dilutive securities existed. The effect of the dilutive securities for the year ended December 31, 2006, would have been 87,406,881 shares of common stock issued assuming all debt instruments were converted, all Series A preferred stock converted and all options and warrants were exercised.

NOTE 9 - MAJOR CUSTOMERS

The Company had gross sales of approximately $1,716,000 and $643,000 for the twelve months ended December 31, 2006 and 2005, respectively. The Company had two customers that represented approximately 34% and 19% of the gross sales in the twelve months ended December 31, 2006 and had two customers that represented
11% and 27% of gross sales for the twelve months ended December 31, 2005.

NOTE 10 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debts consist of the following as of December 31, 2006 (in thousands):

                                                                                          Interest   Gross     Debt       Net
                                                    Terms                 Maturity Date     Rate     Balance   Discount   Balance
                                      ----------------------------------- --------------  ---------- -------- ----------- ----------
Taylor Economic Development Corp.     $1,119/Month including interest     June-07            7.00%        $5        $--        $5
Vangard Wireless, Inc.                $200/Month including interest       December-10        6.00%         9         --         9
Axis Capital, Inc.                    $347/Month including interest       August-08          8.60%         6         --         6
Insurance notes                       $1,993/Month including interest     September-07       9.00%        34         --        34
Investor notes                        2 years (see below)                 Demand             6.00%       874        437       437
Line of credit                        2 years/Quarterly interest (see     February-08        6.00%     2,006         --     2,006
                                      below)
E-bond investor notes                 3 years/Semiannual interest (see    Various           10.00%       388         86       302
                                      below)                                                          ------   ---------  --------
Total debt                                                                                            $3,322       $523     2,799
                                                                                                      ======     ======
Less current maturities                                                                                                       986
Less debt discount current maturities                                                                                        (467)
                                                                                                                          ----------
Long-term debt                                                                                                             $2,280
                                                                                                                          ==========

The gross maturities of these debts are $986,000, $302,000, $2,031,000 and $3,000 for the years ended December 31 2007, 2008, 2009 and 2010, respectively.

Notes payable and long-term debts consist of the following as of December 31, 2005 (in thousands):

                                      F-17



                                                                                          Interest   Gross     Debt       Net
                                                    Terms                 Maturity Date     Rate     Balance   Discount   Balance
                                      ----------------------------------- --------------  ---------- -------- ----------- ----------
First National Bank in Cameron        $377/Month including interest       March-07           7.00%        $6        $--        $6
Taylor Economic Development Corp.     $1,119/Month including interest     June-07            7.00%        19                   19
Insurance Company                     $1,753/Month including interest     August-06          8.35%        35                   35
SkyVue USA East Central Texas, Inc.   $40,000/Quarterly plus interest     February-08        6.00%       348                  348
Investor notes                        2 years (see below)                 Demand             6.00%     1,500        895       605
                                                                                                      ------  ----------- ----------
Total debt                                                                                            $1,908       $895     1,013
                                                                                                      ======     ======
Less current maturities                                                                                                     1,704
Less debt discount current maturities                                                                                        (895)
                                                                                                                          ----------
Long-term debt                                                                                                               $204
                                                                                                                          ==========


INVESTOR NOTES

On September 13, 2005, the Company closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited ("GCASIF"), HIPL Family Trust ("HIPL"), and DP Securities Inc. ("DPS") ("Global," "GCASIF," HIPL" and "DPS," collectively, the "Investors") in which it issued to: (i) Global, a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 shares of Company common stock; (ii) GCASIF, a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) HIPL, a convertible secured note in the principal amount of $66,750 (the HIPL Note") and common stock purchase warrant (the "HIPL warrant") to purchase up to 20,930 shares of the common stock; and (iv) DPS a convertible secured note in the principal amount of $98,250 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of common stock. The Global Note, GCASIF Note, HIPL Note and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes accrue interest at a rate per annum equal to six percent and are secured by substantially all of the Company's assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on January 13, 2006, the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The six months expired on June 13th, 2006. The Company has registered the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants.

The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of shares of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, of Company common stock.

The Investor Notes were determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance (September 06, 2005, and November 21, 2005) the Investor Notes, warrant liabilities and compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $96,631 for the year ended December 31, 2005, $458,229 for the year ended December 31, 2006 and will be $437,123 for year ending December 31, 2007, respectively.

The following table summarizes the convertible debt activity for the period September 6, 2005, to December 31, 2006:

                                                                     Compound
                                                       Warrant      Derivative
                                     Investor Notes  Liabilities     Liability        Total
              Description             -----------    -----------    -----------    -----------
Fair value issuance at inception      $   508,017    $   470,702    $   521,281    $ 1,500,000
09-06-05 to 09-30-05 change in fair        18,373      2,389,132      1,012,547      3,420,052
value
10-01-05 to 12-31-05 change in fair        78,258     (2,160,313)    (1,090,630)    (3,172,685)
value
01-01-06 to 03-31-06 change in fair        90,258       (466,128)      (276,615)      (652,485)
value
04-01-06 to 06-30-06 change in fair       104,943       (149,288)        32,006        (12,339)
value
07-01-06 to 09-30-06 change in fair       122,182         73,005         32,395        227,582
value
10-01-06 to 12-31-06 change in fair       140,846       (118,744)       (26,162)        (4,060)
value
Conversions from inception to date       (625,649)                                    (625,649)
                                      -----------    -----------    -----------    -----------
Fair value at December 31, 2006       $   437,228    $    38,366    $   204,822    $   680,416
                                      ===========    ===========    ===========    ===========

>From inception to date through December 31, 2006, the Company recorded a net derivative income of $749,000 and for the twelve months ended December 31, 2006, a net derivative income of $899,000. The Company in conjunction with the convertible note as of twelve months ended December 31, 2006, has recorded debt interest expense of $632,000.

ERF Wireless, Inc., also incurred deferred financing costs of $178,500 in connection with the closing of the financing arrangement. The costs are recognized over the life of the Investor Notes, or 24 months, by using the straight line method. For the twelve months ended December 31, 2006, the Company recorded deferred financing cost in interest expense of $89,000.

The following assumptions were used in the fair value determination of warrants liabilities at December 31, 2006:

                                                                   Warrants
                          -------------------------------------------------------------------------------------------
      Assumptions          9/6/2005    9/30/2005     12/31/2005    3/31/2006    6/30/2006    9/30/2006    12/31/2006
------------------------  ----------- -----------   ------------  ------------ ------------ ------------ ------------
Dividend yield               0.00%         0.00%         0.00%        0.00%        0.00%        0.00%         0.00%
Risk-free rate for term      3.89%         4.18%         4.35%        4.44%        5.10%        4.62%         4.74%
Volatility                  31.00%        31.00%        76.00%       78.00%       95.00%      140.00%       140.00%
Maturity Date              5 years     4.93 years    4.68 years   4.44 years   4.19 years   3.93 years    3.68 years

A Black-Scholes methodology was used to value the warrants.

SKYVUE NOTES

On August 12, 2005, the Company issued two notes to SkyVueUSA East Central Texas, Inc., totaling $475,000 that bear interest at 6% and are secured by all of the capital stock issued and outstanding of ERF Enterprise Network Services, Inc.,( a subsidiary of the Company). The initial payment was $115,000, with nine subsequent quarterly payments of $40,000 plus interest. In September 2006, the company paid the remaining principal balance on the note resulting from the acquisition of SkyVue by issuing 1,090,000 shares of common stock, at $.29 which settled the note and all related covenants.

The common stock payment of 1,090,000 shares to SkyVue was made in restrictive 144 Stock. SkyVue has a security lien on all of the capital stock issued and outstanding of ERF Enterprise Network Services, Inc., (a subsidiary of the Company) until the stock restriction is removed.

LINE OF CREDIT

Effective March 10, 2006, ERF Wireless, Inc. (the "Company"), entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that ERF Wireless draws down the full $2 million amount available under the Revolving Note dated February 2006 ("Note") on or prior to December 31, 2006, and if ERF Wireless requires additional working capital to pursue its business strategy and operations, Angus Capital Partners agree to fund on a requested basis an additional $1 million during 2006 under the same terms and conditions as set forth in the Note. At December 31, 2006, the balance of the credit line was $2,006,041. On April 5, 2007, the Company amended its two-year $3,000,000 revolving credit facility to mature on February 28, 2009 and granted the lender a security interest in all the assets of the Door. The amendment also included a provision that in the event the Company draws down the full $3 million amount available under the revolving credit facility on or prior to December 31, 2007, and the Company requires additional working capital to pursue its business strategy and operations and has not closed on alternative debt or equity financing aggregating at least $1 million, the lender has agreed to fund up to an additional $1 million during 2007 under the same terms and conditions.

E-SERIES BOND INVESTOR NOTE

On May 1, 2006, the Company has offered a Private Placement Memorandum to certain Accredited Investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The Bondholder may require ERF Wireless to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of ERFW common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. ERF Wireless may redeem the Bonds at any time after the first year following their purchase but not before. The offering will terminate on June 30, 2007, unless such date is extended at the Company's discretion. As of December 31, 2006 the Company has sold $612,500 of E-Series Bonds and the balance due at December 31, 2006 is $301,650.

The E-Series Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance the E-Series Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $13,277 for the twelve months ended December 31, 2006, and the estimated debt accretion for subsequent years is $29,675, and $32,991 and $23,621 for years ending December 31, 2007, 2008 and 2009, respectively.

The following table summarizes the convertible debt activity for the period May 31, 2006, to December 31, 2006:

                                                                              Compound
                                                           E-Series           Derivative
                                                            Bonds             Liability              Total
           Description                                    ----------          ----------           ----------
Fair value issuance at inception                            $513,392             $99,108             $612,500
05-31-06 to 06-30-06 change in fair value                        763            (11,750)             (10,987)
07-01-06 to 09-30-06 change in fair value                      5,847             (3,971)                1,876
10-01-06 to 12-31-06 change in fair value                      6,648            (13,213)              (6,565)
Conversions from inception to date                         (225,000)                                (225,000)
                                                          ----------          ----------           ----------
Fair value at December 31, 2006                             $301,650             $70,174             $371,824
                                                            ========            ========             ========

For inception to date through December 31, 2006, the Company recorded a net derivative income of $29,000. The Company in conjunction with the convertible note as of twelve months ended December 31, 2006, has recorded debt interest expense of $32,000.

NOTE 11 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts for the twelve months ended December 31, 2006 and December 31, 2005, are summarized as follows
(in thousands):

                                                        December 31,   December 31,
                                                            2006          2005
                                                        ------------   -----------
              Costs incurred on uncompleted contracts   $        854   $        --
              Estimated profit                                    62            --
                                                        ------------   -----------
              Gross revenue                                      916            --
                                                        ------------   -----------
              Less: billings to date                             847            --
                                                        ------------   -----------
              Costs and profit in excess of billings    $         69   $        --
                                                        ============   ===========

NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES AND LICENSE AGREEMENTS

For the twelve months ended December 31, 2006 and 2005, rental expenses of approximately $299,000 and $204,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method. The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through September 2012, and requiring payment of property taxes, insurance, maintenance and utilities.

Future minimum lease payments under non-cancelable operating leases at December 31, 2006 were as follows:

                               Period Ending
                               December 31,       Amount
                               -------------    ----------
                                      2007        $434,127
                                      2008         347,163
                                      2009         309,577
                                      2010         224,578
                                      2011         185,598
                                      2012          20,696
                                                ----------
                                     Total      $1,521,739
                                                ==========

EMPLOYMENT AGREEMENTS

R. GREG SMITH

On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for
18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. During 2006, Mr. Smith converted 52,623 shares of his Series A Convertible Preferred Stock into 982,820 shares of the Company's common stock. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing. During 2006, Mr. Smith's employment contract was renewed for one additional year by the Board of Directors through August 1, 2007.

As of December 31, 2006, Greg Smith has earned 100,000 options to purchase 100,000 common shares for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009. The income statement includes a compensation charge of $91,596 which charge is based on Black-Scholes option pricing model.

JOHN ADRIAN BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

     o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

     o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

JOHN ARLEY BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS. Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

     o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY

In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division. As of August 1st, 2006 Brian Cubley's employment contract was renewed through July 31, 2007.

As of December 31, 2006, Brian Cubley has earned 50,000 options to purchase 50,000 common shares for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009. The income statement includes a compensation charge of $45,798 which charge is based on Black-Scholes option pricing model.

NOTE 13 - RELATED PARTY

In December 2005, the holders of record of the Series A Preferred Stock, including the named trusts set forth in Item 12 and Greg Smith, entered into a Series A Preferred Conversion Restriction Agreement, in which each agreed to restrict the number of shares of Series A Preferred Stock that they converted into common stock each calendar quarter to the lesser of (i) 5% all of their respective shares of the Company's Series A Preferred Stock or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter. In consideration for the execution of the Series A Preferred Conversion Restriction Agreement, the Company granted the holders the right of first refusal to participate in any sale of the Series A Preferred Stock between January 1, 2006 and December 31, 2006.

In March 2005, the Company entered into an annual professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. This agreement is automatically renewable on each anniversary date and can be terminated by the Company prior to the renewal date. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley. For the period ended December 31, 2006, total fees incurred by the Company under the agreement were $119,000.

Under various financing agreements, the Company received advances from related family trusts that totaled $130,000 in 2006, $1,142,000 in 2005 and $750,000 in
2004. The company repaid these advances through the issuance of 87,000 shares of convertible preferred stock in 2006, 1,761,000 shares in convertible preferred stock in 2005 and 1,500,000 in convertible preferred stock in 2004. Frances Cubley, the mother of H. Dean Cubley, holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

NOTE 14 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

WIRELESS BUNDLED SERVICES DIVISION (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, manufactures paging equipment, repair and maintain paging infrastructure equipment and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States as well as certain international locations.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the nine months were not material.

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; trade names, equipment and software, including the software architecture and design.

         For the twelve months ended December 31, 2006 (in thousands)

                                  WMS        WBS        ENS       Total
                               --------- ----------- ---------- ----------
         Revenue                 $570        $132      $1,014    $1,716
         Segment loss            (668)       (300)     (1,378)   (2,346)
         Segment assets           120         948         505     1,573
         Capital expenditures      14         416         (12)      418
         Depreciation              15          53          12        80

         For the twelve months ended December 31, 2006 (in thousands)a

                                  WMS        WBS        ENS       Total
                               --------- ----------- ---------- ----------
         Revenue                 $416         $60        $167      $643
         Segment loss            (294)       (254)       (447)     (995)
         Segment assets            90         194         662       946
         Capital expenditures      --         171          66       237
         Depreciation              24           8           4        36


            Reconciliation of Segment Loss     December 31,  December 31,
             from Operations to Net Loss          2006          2005
            ---------------------------------- ------------  ------------
            Total segment loss from operations  (2,346)      $  (995)
            Total corporate overhead            (2,886)       (2,416)
                                               -----------   --------
            Net loss                           $(5,232)      $(3,411)
                                               ===========   ========

                 Reconciliation of Segment     December 31,  December 31,
                   Assets to Total Assets         2006          2005
            ---------------------------------- ------------  ------------
            Total segment assets                $1,573        $   946
            Consolidated assets                    651          1,144
                                                -----------   --------
            Net loss                            $2,224        $ 2,090
                                                ===========   ========

The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Two customers accounts for $589,000 and $333,000 of Enterprise Network Services Division revenues. One customer accounts for $71,000 of Wireless Messaging Services Division revenues at December 31, 2006.

NOTE 15 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During 2006, the Company issued stock in lieu of cash as payment for the following (in thousands):

                                                           Supplemental
                                                             Non-Cash
                                                            Disclosure
                                                           ----------
                Professional fees                                $739
                Settlements                                       192
                Salary and compensation                           362
                Other services rendered                           137
                Interest expense                                   84
                Loss on extinguishment of debt                     48
                Acquisition                                       300
                Notes payable                                   1,149
                                                           ----------
                Total non-cash settlements                     $3,011
                                                           ==========

NOTE 16 - EMPLOYEE STOCK OPTIONS

In 2004, the Board of Directors adopted a Non-Qualified Stock Option Plan under which 5,000,000 shares of the Company's common stock were reserved for issuance. In March 2007 the shares reserved for issuance increased to 10,000,000 shares. There were 95,742 Series A preferred stock convertible to 1,788,111 common stock shares granted to certain Officers and employees under employment agreements. As of December 31, 2006, 658,117 common stock shares remain to be converted from Series A preferred stock. Also the Company has granted to certain officers and employees 150,000 stock options which are currently exercisable. As of December 31, 2006, under the Non-Qualified Stock Option Plan, 5,929,022 shares were issued and exercised to certain employees and consultants for services rendered.

The Company has adopted FASB Statement 123R "Accounting for Stock-Based Compensation" effective December 2005, for the year ended December 31, 2006. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees." As permitted under SFAS 123R, the Company adopted the modified prospective method in December 2005. In accordance with the "modified prospective" method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

The weighted average fair value of the individual options granted during the twelve months ended December 31, 2006, is estimated at $1.45 on the date of grant. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

                                 8/1/2004      8/12/2005     12/31/2005    1/23/2006      3/31/2006
                               ------------- -------------- ------------ ------------- ---------------
         Assumptions              Options        Options       Options       Options        Options
------------------------------ ------------- -------------- ------------ ------------- ---------------
Dividend yield                      0.00%          0.00%         0.00%         0.00%         0.00%
Risk-free rate for term             3.50%          4.18%         4.35%         4.45%         4.98%
Volatility                        207.00%         31.00%        76.00%        89.00%        78.00%
Remaining life                         5              3             1           2.5           3.3

Option activity was as follows for the twelve months ended December 31, 2006, and December 31, 2005:

                                                                             2006
                                                     ---------------------------------------------------
                                                                                    Weighted-Average
                                                              Shares                 Exercise Price
                                                     ------------------------   ------------------------
Outstanding at beginning of year                              3,105,000                      $3.31
Granted                                                         232,000                       2.27
Assumed through acquisitions                                         --                         --
Exercised                                                            --                         --
Forfeited/cancelled                                            (485,000)                      2.91
                                                         ---------------           ----------------
Outstanding throughout the period                             2,852,000                      $3.21
                                                         ===============           ================
Exercisable at December 31, 2006                                150,000                      $1.38
                                                         ===============           ================

                                                                             2005
                                                     ---------------------------------------------------
                                                                                    Weighted-Average
                                                              Shares                 Exercise Price
                                                     ------------------------   ------------------------
Outstanding at beginning of year                              1,500,000                      $2.88
Granted                                                       1,605,000                       3.71
Assumed through acquisitions                                         --                         --
Exercised                                                            --                         --
Forfeited/cancelled                                                  --                         --
                                                         ---------------           ----------------
Outstanding throughout the period                             3,105,000              $        3.31
                                                         ===============           ================
Exercisable at December 31, 2005                          $          --              $          --
                                                         ===============           ================

Information about options outstanding was as follows at December 31, 2006:

                                              Remaining
                                               Average            Average                                Average
       Class               Number            Contractual         Exercise            Number             Exercise
  Exercise Price         Outstanding        Life in Years          Price           Exercisable            Price
-------------------  -------------------  ------------------- ---------------- -------------------  ------------------
       1.38                150,000               2.58              $1.38             150,000             $1.38
       2.88                900,000               2.58               2.88                  --                --
       3.72              1,570,000               1.58               3.72                  --                --
       2.27                232,000               1.58               2.27                  --                --
                     --------------                                            --------------
                         2,852,000                                                   150,000
                     ==============               2.58             $3.21       ===============           $1.38

NOTE 17 - BUSINESS AND ASSET ACQUISITION

THE DOOR ACQUISITION

On December 15, 2006, ERFW completed the purchase of assets from Southwest Enhanced Network Services, LP (the "Door") to expand its wireless coverage area in the greater Lubbock, Texas and certain New Mexico cities areas. The assets purchased include all of the assets associated with the fixed wireless broadband Internet operations of The Door including the FCC licensed spectrum, inventory, equipment, contract rights, vehicles, Internet address space, a 37-mile fiber optic cable route from Lubbock to Oakley, Texas, general intangibles and wireless broadband equipment infrastructure comprising the network that covers approximately 25,000 square miles in a geographic area adjacent to the Lubbock, Texas and surrounding Texas Panhandle communities and certain New Mexico communities including Roswell, Hobbs and Lovington.

The asset purchase agreement required ERFW to pay Southwest Enhanced Network Services, LP an amount equal to $1.00 plus the assumption of certain operating lease liabilities aggregating $1,136,681. Additionally, Seller agreed to pay Buyer $825,000 ("the Assumption Cost"); with $500,000 due at Closing and the remaining $325,000, due on February 28, 2007, as consideration for the Buyer agreeing to accept the Assumed Liabilities. These seller payments have been received by the Company. The amount of the Assumption Cost is based on the intention of the parties that all of the Assumed Leases requiring consent for assignment will be properly assigned with the Buyer. The Company recorded the cash received as a deferred lease liability which will be offset against the lease payments over the respective lease terms. This transaction was accounted for as an asset purchase.

NETYETI ACQUISITION

On October 17, 2006, ERFW completed the purchase of assets from NetYeti, Inc. to expand its wireless coverage area in the greater Houston, Texas area. The assets purchased include all the current customer base and Motorola Canopy wireless broadband equipment comprising the network that covers approximately 1,500 square miles in a geographic area adjacent to the Houston metropolitan area. The requires ERFW to pay NetYeti, Inc., a payment of $300,000 in ERFW restricted common stock(750,000 shares) and incur a payment obligation to NetYeti, Inc., assume certain liabilities including leases payable to a equipment financier totaling $29,393. This transaction was determined to be a business combination according to SFAS 141. The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values estimated by management was as follows:

                Tangible assets                            $ 294,000
                Intangible assets, customer lists             35,000
                Liabilities assumed                          (29,000)
                                                        ------------
                Total                                      $ 300,000
                                                        ============

SKYVUE ACQUISITION

On August 8, 2005, the Company entered into an Asset Purchase Agreement to purchase assets from Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue USA"). The formal closing on this transaction occurred on August 12, 2005. The assets will be used to operate an enterprise-class encrypted wireless banking network business. ERFW paid Skyvue USA $600,000 in consideration, assumed $27,000 in liabilities, plus is obligated for earn-out payments based upon a multiple of Adjusted EBITDA of the assets contributed to ERFW's newly created wholly owned subsidiary, ERF Enterprise Network Services, Inc., a Texas corporation.

The Company obtained an audit related to Skyvue's operation for the prior two financial years and completed an analysis of the intangible assets and allocation of purchase price. Accordingly, the Company included a disclosure of all information required by paragraphs 51 and 52 of SFAS 141. With respect to the potential additional consideration in the form of earnout payments, such additional consideration cannot be reasonably estimated and, accordingly, the Company will apply FASB 142 rules regarding recording this consideration should the newly created subsidiary achieve its adjusted EBITDA thresholds. The following table summarizes the estimated fair value of the Skyvue USA assets as recorded in the Company's Consolidated Financial Statements:

                                                        (in thousands)
              Current assets                               $    32
              Property and equipment                            89
              Intangible assets                                506
                                                          --------
              Total assets acquired                            627

              Current liabilities                               18
              Non-current liabilities                            9
                                                          --------
              Total liabilities assumed                         27
                                                          --------
              Net assets acquired                          $   600
                                                          ========

Additionally, the Company has determined the allocated value of the various elements of intangible assets acquired from the acquisition of SkyvueUSA. The following table summarizes the allocated value of the intangibles acquired:

                                                           (in thousands)
       Customer relationships                 3.0            $   261
       Workforce in place                     3.0                125
       Non-compete agreement                  3.0                100
       Developed technology                   3.0                 20
                                                            --------
                                                             $   506
                                                            ========

The amortization period for the intangible assets is three years or $169,000 per year. The results of operations from date of acquisition are included in December 31, 2005, financial statements.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the historical financial statements of ERF Wireless, Inc. and Skyvue USA East Central Texas, Inc. (Skyvue) after giving effect to our acquisition of Skyvue and the borrowings under the amended credit facility to finance the acquisition as described in the accompanying notes to the unaudited pro forma combined financial statements.

The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2005 and 2004, are presented as if the acquisition of Skyvue had occurred on January 1, 2004. All material adjustments to reflect the acquisition and the repayment of the borrowings under the amended credit facility are set forth in the column "Pro Forma Adjustments."

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had ERF Wireless, Inc. and Skyvue been operating as combined entities for the periods presented.


                                             PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                         ERF WIRELESS, INC.
                                                FOR THE YEAR ENDED DECEMBER 31, 2005
                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                                             (UNAUDITED)

                                                ERF WIRELESS         SKYVUE USA          PRO FORMA                    ADJUSTED PRO
                                                (REGISTRANT)          (TARGET)          ADJUSTMENTS        NOTES      FORMA BALANCE
                                             --------------------------------------------------------------------------------------
Revenues                                           $   643             $   136            $    --                       $   779
Cost of goods sold                                     382                  89                 (2)           G              469
                                              ------------        ------------        ------------                   ------------
Gross profit                                           261                  47                  2                           310
                                              ------------        ------------        ------------                   ------------
Operating expenses:
  Selling, general and administrative                3,254                 131                 --                         3,385
  Depreciation and amortization                        110                  --                 85            H              195
                                              ------------        ------------        ------------                   ------------
Total operating expenses                             3,364                 131                 85                         3,580
                                              ------------        ------------        ------------                   ------------
Loss from operations                                (3,103)                (84)               (83)                       (3,270)
Other income/(expense)                                (308)                (13)                 9            I             (312)
                                              ------------        ------------        ------------                   ------------
Net loss                                         $  (3,411)            $   (97)           $   (74)                     $ (3,582)
                                              ------------        ------------        ------------                   ------------
Deemed dividend related to beneficial
     conversion feature of preferred stock          (1,342)                 --                 --                        (1,342)
                                              ------------        ------------        ------------                   ------------
Net loss applicable to common shareholders       $  (4,753)            $   (97)           $   (74)                     $ (4,924)
                                              ============        ============        ============                   =============
Net loss per common share:
  Basic                                           $  (0.61)                                    --                      $  (0.64)
                                              ------------        ------------        ------------                   ------------
  Diluted                                         $  (0.61)                                    --                      $  (0.64)
                                              ============        ============        ============                   =============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31,
2005

G. Cost of goods sold - Reduced by adjusting related Skyvue depreciation expenses to reflect the fair market value of the acquired assets.

H. Selling, general and administrative - Increased by 85K related to the amortization of intangible assets from the current acquisition.

I. Interest expense - eliminate interest for debt not acquired by ERF Wireless.


                                      F-29



                                                         ERF WIRELESS, INC.
                                             PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                FOR THE YEAR ENDED DECEMBER 31, 2004
                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                                             (UNAUDITED)

                                                ERF WIRELESS         SKYVUE USA          PRO FORMA                    ADJUSTED PRO
                                                (REGISTRANT)          (TARGET)          ADJUSTMENTS        NOTES      FORMA BALANCE
                                             ---------------------------------------------------------------------------------------
Revenues                                           $   325             $   510            $    --                       $   835
Cost of goods sold                                      84                 333                 --                           417
                                              ------------        ------------        ------------                   ------------
Gross profit                                           241                 177                 --                           418
                                              ------------        ------------        ------------                   ------------
Operating expenses:
  Selling, general and administrative                  948                 289                                            1,237
  Depreciation and amortization                         12                  --                169                           181
                                              ------------        ------------        ------------                   ------------
Total operating expenses                               960                 289                169                         1,418
                                              ------------        ------------        ------------                   ------------
Loss from operations                                  (719)               (112)              (169)                       (1,000)
Interest and other expense                                                 (31)                27            J               (4)
                                              ------------        ------------        ------------                   ------------
Net loss                                           $  (719)           $   (143)           $  (142)                     $ (1,004)
                                              ------------        ------------        ------------                   ------------
Other comprehensive income:
  Unrealized holding gain                                 2                 --                 --            K                 2
                                              ------------        ------------        ------------                   ------------
Total other comprehensive loss                     $  (717)           $   (143)           $  (142)                     $ (1,002)
                                              ============        ============        ============                   =============
Deemed dividend related to beneficial
     conversion feature of preferred stock            (750)                 --                 --                          (750)
                                              ------------        ------------        ------------                   ------------
Net loss applicable to common shareholders       $  (1,467)           $   (143)           $  (142)                     $ (1,752)
                                              ============        ============        ============                   =============
Net loss per common share:
  Basic                                           $  (0.78)            $    --             $   --                      $  (0.93)
                                              ------------        ------------        ------------                   ------------
  Diluted                                         $  (0.78)            $    --             $   --                      $  (0.93)
                                              ============        ============        ============                   =============

SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2005

J. Selling, general and administrative - increased by 169K related to the amortization of intangible assets from the Skyvue acquisition.

K. Interest expense - eliminate interest for debt and not acquired by ERF Wireless Inc.


PART I - FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                                       ERF WIRELESS, INC.
                                  CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 2007, AND DECEMBER 31, 2006
                               ($ in thousands except share data)

                                                                    MARCH 31,      DECEMBER 31,
                                                                      2007            2006
                                                                   (UNAUDITED)
                                                                   -----------     -----------
                                             ASSETS

 CURRENT ASSETS:
   Cash and cash equivalents                                       $        56     $       393
   Accounts receivable, net                                                167             387
   Inventories                                                             136             132
   Cost and profit in excess of billings                                    14              69
   Prepaid expenses                                                        373             137
                                                                   -----------     -----------
         TOTAL CURRENT ASSETS                                              746           1,118
                                                                   -----------     -----------

 PROPERTY AND EQUIPMENT
   Property and equipment                                                1,044           1,001
   Less accumulated depreciation                                          (252)           (199)
                                                                   -----------     -----------
         TOTAL PROPERTY AND EQUIPMENT                                      792             802
                                                                   -----------     -----------

 INTANGIBLE ASSETS, NET                                                    254             299
 OTHER ASSETS                                                                5               5
                                                                   -----------     -----------
 TOTAL ASSETS                                                      $     1,797     $     2,224
                                                                   ===========     ===========

                             LIABILITIES AND SHAREHOLDERS' DEFICIT

 CURRENT LIABILITIES:
   Accounts payable                                                $       486     $       506
   Accrued expenses                                                        420             281
   Derivative liabilities                                                  309             313
   Notes payable and current portion of long-term debt                     562             519
   Deferred liability leases                                               180             186
   Deferred revenue                                                          9               9
                                                                   -----------     -----------
         TOTAL CURRENT LIABILITIES                                       1,966           1,814
                                                                   -----------     -----------

   Notes payable long-term debt                                          2,557           2,280
   Deferred liability leases                                               598             639
   Deferred revenue                                                         24              25
                                                                   -----------     -----------
         TOTAL LONG-TERM LIABILITIES                                     3,179           2,944
                                                                   -----------     -----------



 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDERS' DEFICIT:
   Preferred stock - $.001 par value
     Authorized 25,000,000 shares
     Issued and outstanding at March 31, 2007, and
     December 31, 2006, 3,615,928 and 3,800,649, respectively                4               4
   Common stock - $.001 par value
     Authorized 475,000,000 shares
     Issued and outstanding at March 31, 2007, and
     December 31, 2006, 31,284,245 and 24,039,733, respectively             31              24
   Additional paid in capital                                            9,613           9,065
   Accumulated deficit                                                 (12,996)        (11,627)
                                                                   -----------     -----------
         TOTAL SHAREHOLDERS' DEFICIT                                    (3,348)         (2,534)
                                                                   -----------     -----------

 TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                       $     1,797     $     2,224
                                                                   ===========     ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                             F-31



                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (Unaudited)
              ($ in thousands except share data and loss per share)

                                                        2007             2006
                                                      ---------       ---------
SALES:
  Products                                            $      63       $     662
  Services                                                  434             187
  Other                                                       8              13
                                                      ---------       ---------
TOTAL SALES                                                 505             862
                                                      ---------       ---------

COSTS OF GOODS SOLD:
  Products and integration services                         166             542
  Rent, repairs and maintenance                              42              15
  Salary and related cost                                    19               5
  Depreciation                                               41              --
  Other cost                                                 15              12
                                                      ---------       ---------
TOTAL COSTS OF GOODS SOLD                                   283             574
                                                      ---------       ---------
GROSS PROFIT                                                222             288
                                                      ---------       ---------

OPERATING EXPENSES:
  Selling, general and administrative                     1,283           1,548
  Depreciation and amortization                              67              61
                                                      ---------       ---------
TOTAL OPERATING EXPENSES                                  1,350           1,609
                                                      ---------       ---------

LOSS FROM OPERATIONS                                     (1,128)         (1,321)
                                                      ---------       ---------

OTHER INCOME/(EXPENSES):
  Interest income                                             1               1
  Interest expense                                         (246)           (138)
  Loss on sale of assets                                    (10)             --
  Warrant expense                                            (3)             --
  Derivative income                                          17             743
                                                      ---------       ---------
TOTAL OTHER INCOME (EXPENSE)                               (241)            606
                                                      ---------       ---------

NET LOSS$(1,369)                                      $    (715)
                                                      =========       =========

Deemed dividend related to beneficial
    conversion feature of preferred stock                    --            (130)

                                                      ---------       ---------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS            $  (1,369)      $    (845)
                                                      =========       =========

NET LOSS PER COMMON SHARE:
  Basic                                               $   (0.05)      $   (0.08)
  Diluted                                             $   (0.05)      $   (0.08)

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                      F-32




                                                       ERF WIRELESS, INC.
                                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                            FOR THE PERIODS ENDED MARCH 31, 2007 (UNAUDITED), AND DECEMBER 31, 2006
                                                        ($ in thousands)

                                              COMMON STOCK           PREFERRED STOCK       ADDITIONAL                  TOTAL
                                           --------------------    ---------------------    PAID IN      RETAINED   SHAREHOLDERS'
                                            SHARES      VALUE       SHARES       VALUE      CAPITAL      EARNINGS     DEFICIT
                                           --------    --------    --------     --------    --------     --------     --------

TOTAL SHAREHOLDERS' DEFICIT
  AS OF DECEMBER 31, 2005                     7,645    $      8       4,174     $      4    $  5,491     $ (6,265)    $   (762)

Net loss                                         --          --          --           --          --       (5,232)      (5,232)

New stock issued to shareholders:
  Conversion of preferred
    stock to common stock                     8,583           8        (460)          --          (8)          --           --
  For services, compensation
    and liabilities                           2,743           2          --           --       1,512           --        1,514
  For retirement of debt                      4,152           5          --           --       1,144           --        1,149
  Asset acquisition                             750           1          --           --         299           --          300
  For retirement of debt and
    conversion of convertible preferred
    stock of employment contract                 --          --          87           --         130           --          130
  Beneficial conversion value -
    deemed dividend on preferred stock           --          --          --           --         130         (130)          --
  Stock based compensation and
    stock option expense                         --          --          --           --         173           --          173
  Warrant options expense                        --          --          --           --          76           --           76
  Proceeds from sale of common
    stock, net                                  167          --          --           --         118           --          118
                                           --------    --------    --------     --------    --------     --------     --------
TOTAL SHAREHOLDERS' DEFICIT
  AS OF DECEMBER 31, 2006                    24,040          24       3,801            4       9,065      (11,627)      (2,534)

Net loss                                         --          --          --           --          --       (1,369)      (1,369)

New stock issued to shareholders:
  Conversion of preferred stock
    to common stock                           3,450           3        (185)          --          (3)          --           --
  For services and compensation               2,738           3          --           --         401           --          404
  For settlement of liabilities                 242          --          --           --          51           --           51
  For retirement of debt                        814           1          --           --          96           --           97
  Warrant options expense                        --          --          --           --           3           --            3
                                           --------    --------    --------     --------    --------     --------     --------
TOTAL SHAREHOLDERS' DEFICIT
  AS OF MARCH 31, 2007                       31,284    $     31       3,616     $      4    $  9,613     $(12,996)    $ (3,348)
                                           ========    ========    ========     ========    ========     ========     ========

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                            F-33



                                               ERF WIRELESS, INC.
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006,
                                                  (Unaudited)
                                                ($ in thousands)

                                                                                        MARCH 31,     MARCH 31,
                                                                                          2007          2006
                                                                                       ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                               $  (1,369)    $    (715)
                                                                                       ---------     ---------

Adjustments to reconcile net loss to net cash used by operating activities:
  Loss on sale of assets                                                                      10            --
  Amortization of debt discount                                                              190           108
  Depreciation and amortization                                                              108            66
  Stock issued for interest expense                                                            1            36
  Stock issued for services rendered                                                         456           277
  Stock based compensation and stock option expense                                           --           173
  Warrant expense                                                                              3            --
  Derivative income                                                                          (17)         (743)
  Allowance for doubtful accounts                                                             --            --
  Decrease (increase) in accounts receivable, net                                            220          (167)
  (Increase) decrease in inventories                                                          (4)           54
  (Increase) decrease in prepaid expenses                                                   (258)           90
  Decrease (increase) in cost and profit in excess of billings                                55          (173)
  (Decrease) increase in accounts payable                                                    (20)          452
  Increase in accrued expenses                                                               139            43
  (Decrease) in deferred liability lease                                                     (47)           --
  (Decrease) in deferred revenue                                                              (1)         (300)
                                                                                       ---------     ---------
    Total Adjustment                                                                         835           (84)
                                                                                       ---------     ---------
NET CASH USED BY OPERATING ACTIVITIES                                                       (534)         (799)
                                                                                       ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of assets                                                                 6            --
  Purchase of property and equipment                                                         (71)          (78)
                                                                                       ---------     ---------
NET CASH USED BY INVESTING ACTIVITIES                                                        (65)          (78)
                                                                                       ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from line of credit                                                           207            --
  Proceeds from financing agreements                                                          75         1,239
  Payment of debt obligations                                                                (20)          (11)
  Proceeds from investor loans                                                                --           130
  Proceeds from sale of common stock, net                                                     --            70
                                                                                       ---------     ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                    262         1,428
                                                                                       ---------     ---------

NET (DECREASE) INCREASE IN CASH                                                             (337)          551
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                                     393           602
                                                                                       ---------     ---------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                                     $      56     $   1,153
                                                                                       =========     =========

Supplemental disclosure of cash flow information Net cash paid during the year for:
  Interest                                                                             $       1     $       2
  Income taxes                                                                         $      --     $      --

Supplemental non-cash investing and financing activities:
  Conversion of debt through issuance of common stock                                  $      97     $      --


                                                      F-34

                               ERF WIRELESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION
NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), provides wireless communications products and services including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Wireless Bundled Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. Please refer to segment footnote 13 for additional information regarding Company operating divisions.

BASIS OF ACCOUNTING

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's annual filing dated December 31, 2006, filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with original purchased maturities of three months or less. At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks.

CREDIT RISK

In the normal course of business, the Company extends unsecured credit to the majority of its customers. The company controls credit risk associated with its receivables through credit checks, approvals, and monitoring procedures. Generally, the company requires no collateral from its customers.

LEASES

We recognize lease expense on a straight-line basis over the minimum lease terms which expire at various dates through 2012. These leases are for office and radio tower facilities and are classified as operating leases. For leases that contain predetermined, fixed escalations of the minimum rentals, we recognize the rent expense on a straight-line basis and record the difference between the rent expense and the rental amount payable in liabilities.

Leasehold improvements made at the inception of the lease are amortized over the shorter of the asset life or the initial lease term as described above. Leasehold improvements made during the lease term are also amortized over the shorter of the asset life or the remaining lease term.

On December 15, 2006 the Company entered into an agreement with Southwest Enhanced Network Services, LP, a wireless broadband Company, to assume multiple tower and office leases in the greater Lubbock, Texas area. As part of the agreement ERF Wireless received $825,000 in cash to offset certain of the future operating lease costs. The $825,000 is recorded as a deferred lease liability and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above. The Company had deferred lease liability in current and long-term liabilities of approximately $778,000 and $825,000 as of March 31, 2007, and December 31, 2006, respectively.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. The company reviews its accounts receivable balances by customer for accounts greater than 90 days old and makes a determination regarding the collectibility of the accounts based on specific circumstances and the payment history that exists with such customers. The company also takes into account its prior experience, the customer's ability to pay and an assessment of the current economic conditions in determining the net realizable value of its receivables. The company also reviews its allowances for doubtful accounts in aggregate for adequacy following this assessment. Accordingly, the company believes that its allowances for doubtful accounts fairly represent the underlying collectibility risks associated with its accounts receivable.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband, banking network monitoring and maintenance and wireless messaging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues in current and long-term liabilities of approximately $33,000 and $34,000 as of March 31, 2007, and December 31, 2006, respectively.

ADVERTISING COSTS

Advertising costs are expensed when incurred. For the periods ended March 31, 2007 and 2006, the Company expensed $12,000 and $19,000, respectively.

STOCK-BASED COMPENSATION

In December 2004, FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company adopted SFAS 123R in the fourth quarter of the fiscal year ending December 31, 2005.

DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                        March 31,       December 31,
                          2007             2006
                       ----------       ----------
Raw material           $       42       $       41
Finished goods                 94               91
                       ----------       ----------
                       $      136       $      132
                       ==========       ==========

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

INTANGIBLE ASSETS

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or impairment in value. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our Intangibles assets, we may incur charges for impairment in the future.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

     o   a significant decrease in the market price of the asset;

     o a significant change in the extent or manner in which the asset is being used;

     o a significant change in the business climate that could affect the value of the asset;

     o a current period loss combined with projection of continuing loss associated with use of the asset;

     o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended March 31, 2007, and March 31, 2006, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF"), on Issue NO. 03-13. "Applying the Conditions in Paragraph 42 of FASB Statement No. 144 on Determining Whether to Report Discontinued Operations". The Issue provides a model to assist in evaluating (a) which cash flows should be considered in the determination of whether cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity and (b) the types of continuing involvement that constitute significant continuing involvement in the operations of the disposal component. Should significant continuing ongoing involvement exist, then the disposal component shall be reported in the results of continuing operations or the consolidated statements of operations and cash flows. We are currently evaluating the premises of EITF No. 03-13 and will adopt it as required.

In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects SFAS 159 will have on the Company's financial condition and results of operations.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in thousands):

                                             March 31,       December 31,
                                               2007              2006
                                            ----------        ----------
Accounts receivable                         $      185        $      405
Allowance for doubtful accounts                    (18)              (18)
                                            ----------        ----------
Accounts receivable, net                    $      167        $      387
                                            ==========        ==========

NOTE 3 - PROPERTY AND EQUIPMENT

Components of property and equipment consist of the following items (in thousands):

                                             March 31,       December 31,
                                               2007              2006
                                            ----------        ----------
Automobile                                         $66               $66
Operating equipment                                689               627
Office furniture and equipment                      89                89
Leasehold improvements                              46                60
Computer equipment                                 108               106
Building                                             8                 8
Land                                                28                38
Other                                               10                 7
                                            ----------        ----------
    Total property and equipment                 1,044             1,001
        Less accumulated depreciation             (252)             (199)
                                            ----------        ----------
    Net property and equipment              $      792        $      802
                                            ==========        ==========

Depreciation expense was approximately $64,000 and $24,000 for the periods ended March 31, 2007 and March 31, 2006, respectively.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

                                                                                  March 31, 2007
                                                              -------------------------------------------------------
                                         Weighted Average      Gross Carrying                             Net
                                           Useful Life            Carrying         Accumulated         Carrying
                                            (in years)             Amount         Amortization          Amount
                                      ------------------------------------------------------------ ------------------
Customer relationships                         3.0                   $296               $151               $145
Workforce in place                             3.0                    125                 69                 56
Non-compete agreement                          3.0                    100                 56                 44
Developed technology                           3.0                     20                 11                  9
                                                              -----------        -----------        -----------
                                                                     $541               $287               $254
                                                              ===========        ===========        ===========

                                                                                December 31, 2006
                                                              -------------------------------------------------------
                                         Weighted Average      Gross Carrying                             Net
                                           Useful Life            Carrying         Accumulated         Carrying
                                            (in years)             Amount         Amortization          Amount
                                      ------------------------------------------------------------ ------------------
Customer relationships                         3.0                   $296               $126               $170
Workforce in place                             3.0                    125                 59                 66
Non-compete agreement                          3.0                    100                 47                 53
Developed technology                           3.0                     20                 10                 10
                                                              -----------        -----------        -----------
                                                                     $541               $242               $299
                                                              ===========        ===========         ==========

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology is amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

Total amortization of intangibles was $45,000 and $42,000 for the three months ended March 31, 2007 and 2006, respectively. The estimated amortization expense for the three years will be $180,000 for 2007, $110,000 for 2008 and $9,000 in 2009.

NOTE 5 - COMMON STOCK, PREFERRED STOCK AND WARRANTS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

COMMON STOCK

As of March 31, 2007, the Company had 31,284,245 shares of its $.001 par value common stock issued and outstanding.

During the three months ended March 31, 2007, the Company issued a total of 3,845,000 shares of common stock in lieu of cash for professional services of $146,000, interest expense of $1,000, settlement expense of $80,000, other services of $21,000, conversion of notes payable of $97,000, salary and compensation of $156,000 and settlement of liabilities of $51,000. The Company valued the 3,845,000 shares at the closing market price on the date of issuance of such shares.

PREFERRED STOCK

The Company has 25,000,000 shares of Series A Preferred Stock authorized of which 3,615,928 shares were issued and outstanding as of March 31, 2007. The Series A Preferred Stock is convertible at holder's option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company. With respect to the Series A Preferred Stock outstanding at March 31, 2007, , the maximum common shares converted from Series A Preferred shares are contractually restricted to five percent a quarter or twenty percent a year of the authorized and issued common shares outstanding at December 31, 2006; resulting in a maximum 14,196,448 shares of common stock issuable upon conversion of Series A Preferred Stock during calendar 2007.

WARRANTS

The Company had warrants outstanding to third parties to purchase 2,067,257 common shares as of March 31, 2007.

Warrants for 880,000 shares were issued by the Company in June 2003. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003. In January 2006, the Company and the holders of the warrants agreed to (i) limit the amount of shares that can be sold upon exercise and (ii) purchase a certain amount of shares of originally issued common stock within 60 days (subject to extension) of the effective date of the February 2006 resale registration statement. The Investor exercised 100,000 warrants leaving a remaining balance of 780,000 warrants to be exercised.

Warrants for 208,339 shares of common stock at $5.00 per share and warrants for 208,339 shares at $7.50 per share were issued by the Company during 2005 and 2006. Specifically, the Company sold 208,312 shares of Common Stock for $312,500 to accredited investors of the Securities Act and issued such warrants to purchase 208,339 shares of Common Stock at $5.00 per share and 208,339 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the quarters in which they were issued. During the 4th quarter of 2006, management offered the Private Placement Memorandum Holders an opportunity to exchange their stock for E-Series Bonds of which several investors agreed to in aggregate in the amount of $100,000 resulting in canceling 66,667 of the $7.50 warrants and $5.00 warrants reducing the outstanding class warrants from 208,339 to 141,670.

Warrants for 389,999 at $3.57 per share were issued by the Company in September 2005 and November 2005. Specifically, the Company issued convertible notes for $1,500,000 to accredited investors of the Securities Act and issued such warrants to purchase 389,999 shares of Common Stock at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, expiring September 2010. See Note 9 for valuation and marked-to-market activity.

Warrants for 613,918 shares of common stock at $5.00 per share were issued by the Company during the year end 2006 and 1st quarter 2007. Specifically, the Company sold $587,500 of E-series bonds to accredited investors of the Securities Act. According to the agreement if the Bondholder converts within one year from investment; the conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal. The Company has had twenty-five units converted and has attributed $3,000 in 2007 and $76,000 in 2006 to warrant expense using the Black Scholes option price model in the quarter in which the unit was converted.

The following table summarizes warrants that are issued, outstanding and exercisable.

                                Options/Warrants
                              Issued & Outstanding
                   ------------------------------------------
      Exercise             Expiration            March 31,            March 31,
        Price                 Date                 2007                 2006
 ------------------    ------------------   ------------------   ---------------
        0.20                 Dec-07                780,000              780,000
        5.00                 Aug-07                141,670              191,672
        7.50                 Aug-07                141,670              191,672
        3.57                 Sep-10                389,999              389,999
        5.00                 Aug-09                613,918                   --
                                            --------------       --------------
                                                 2,067,257            1,553,343
                                            ==============       ==============

NOTE 6 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                        March 31, 2007   December 31, 2006
                                        --------------   -----------------
U.S. Federal statutory tax rate                 %34             %34
U.S. valuation difference                       (34)            (34)
Effective U.S. tax rate                          --              --
Foreign tax valuation                            --              --
Effective tax rate                               --              --

Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                        March 31, 2007   December 31, 2006
                                        --------------   -----------------

Computer expected tax benefit                $(466)         $   (1,779)
Increase in valuation allowance                466               1,779
                                        ------------        ------------
Income tax expense                           $  --          $       --
                                        ============        ============

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007, and December 31, 2006, are presented below (in thousands):

                                        March 31, 2007   December 31, 2006
                                        --------------   -----------------
Deferred tax assets:
  Net operating loss carry forwards       $  (3,665)        $   (3,199)
  Less valuation allowance                    3,665              3,199
                                        ------------        ------------
Net deferred tax assets                   $      --         $       --
                                        ============        ============

Management has determined that a valuation allowance of $3,665,000 at March 31, 2007 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2007 was approximately $466,000. As of March 31, 2007, the Company has a net operating loss carry-forward of $10,754,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2026.

NOTE 7 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

                                                                 For the three months ended March 31, 2007
                                                       -------------------------------------------------------------
                                                             Income                Shares              Per-Share
                                                           (Numerator)         (Denominator)            Amount
                                                       ------------------    ------------------   ------------------
Net loss                                                  $   (1,369)                    --          $       --
Basic EPS:
  Income available to common stockholders                     (1,369)                26,922               (0.05)
  Effect of dilutive securities warrants
                                                          -----------           -----------          -----------
Diluted EPS:
Income available to common stockholders
  and assumed conversions                                 $   (1,369)                26,922          $    (0.05)
                                                          ===========           ===========          ===========

                                                                 For the three months ended March 31, 2006
                                                       -------------------------------------------------------------
                                                             Income                Shares              Per-Share
                                                           (Numerator)         (Denominator)            Amount
                                                       ------------------    ------------------   ------------------
Net loss                                                  $     (715)                  (715)         $       --
Basic EPS:
  Income available to common stockholders                       (715)                 8,587               (0.08)
  Effect of dilutive securities warrants
                                                          -----------           -----------          -----------
Diluted EPS:
Income available to common stockholders
  and assumed conversions                                 $     (715)                 8,587          $    (0.08)
                                                          ===========           ===========          ===========

For the years ended March 31, 2007 and 2006, dilutive securities existed. The effect of the dilutive securities for the year ended March 31, 2007, would have been 32,098,122 shares of common stock issued assuming all debt instruments were converted during calendar 2007 pursuant to the contractually imposed conversion restriction limitations, Series A preferred stock converted and all options and warrants were exercised.

NOTE 8 - MAJOR CUSTOMERS

The Company had gross sales of approximately $505,000 and $862,000 for the three months ended March 31, 2007 and 2006, respectively. The Company had one customer that represented approximately 14% of the gross sales in the three months ended March 31, 2007 and had one customer that represented 49% of gross sales for the three months ended March 31, 2007.

NOTE 9 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debts consist of the following as of March 31, 2007 (in thousands):

                                                                       Interest      Gross        Debt
                                      Terms            Maturity Date     Rate       Balance     Discount  Net Balance
                             ------------------------- -------------- ----------- -----------  ---------  -----------
Taylor Economic              $1,119/Month including    June-07           7.00%          $2        $--          $2
Development Corp.            interest
Vanguard Wireless, Inc.      $200/Month including      December-10       6.00%           8         --           8
                             interest
Axis Capital, Inc.           $347/Month including      August-08         8.60%           5         --           5
                             interest
Insurance notes              $1,993/Month including    September-07      9.00%          18         --          18
                             interest
Investor notes               2 years (See below)       Demand            6.00%         790        278         512
Line of credit               2 years/Quarterly         February-08       6.00%       2,213         --       2,213
                             interest
                               (See below)
E-bond investor notes        3 years/Semiannual        Various          10.00%         450         89         361
                             interest
                               (See below)                                        -----------  ---------  -----------
Total debt                                                                          $3,486       $367       3,119
                                                                                  ===========  =========  ===========
Less current maturities                                                                                       876
Less debt discount current maturities                                                                        (314)
                                                                                                          -----------
Long-term debt                                                                                             $2,557
                                                                                                           ==========

The gross maturities of these debts are $876,000, $393,000, $2,215,000 and $2,000 for the years ended December 31, 2007, 2008, 2009 and 2010, respectively.

Notes payable and long-term debts consist of the following as of December 31, 2006 (in thousands):

                                                                       Interest      Gross       Debt
                                      Terms            Maturity Date     Rate       Balance    Discount  Net Balance
                             ------------------------- -------------- ----------- -----------  --------  -----------
Taylor Economic              $1,119/Month including    June-07           7.00%          $5        $--          $5
Development Corp.            interest
Vanguard Wireless, Inc.      $200/Month including      December-10       6.00%           9         --           9
                             interest
Axis Capital, Inc.           $347/Month including      August-08         8.60%           6         --           6
                             interest
Insurance notes              $1,993/Month including    September-07      9.00%          34         --          34
                             interest
Investor notes               2 years (See below)       Demand            6.00%         874        437         437
Line of credit               2 years/Quarterly         February-08       6.00%       2,006         --       2,006
                             interest
                               (See below)
E-bond investor notes        3 years/Semiannual        Various          10.00%         388         86         302
                             interest
                               (See below)                                        -----------  ---------  -----------
Total debt                                                                          $3,322       $523       2,799
                                                                                   ==========  =========  ===========
Less current maturities                                                                                       986
Less debt discount current maturities                                                                        (467)
Long-term debt                                                                                             $2,280
                                                                                                          ===========

INVESTOR NOTES

On September 13, 2005, the Company closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited("GCASIF"), HIPL Family Trust ("HIPL"), and DP Securities Inc. ("DPS")("Global," "GCASIF," HIPL" and "DPS," collectively, the "Investors") in which it issued to: (i) Global, a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 shares of Company common stock; (ii) GCASIF, a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) HIPL, a convertible secured note in the principal amount of $66,750 (the HIPL Note") and common stock purchase warrant (the "HIPL warrant") to purchase up to 20,930 shares of the common stock; and (iv) DPS a convertible secured note in the principal amount of $98,250 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of common stock. The Global Note, GCASIF Note, HIPL Note and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes accrue interest at a rate per annum equal to six percent and are secured by substantially all of the Company's assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on January 13, 2006, the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The six months expired on June 13th, 2006. The Company has registered the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants.

The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of shares of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, of Company common stock.

The Investor Notes were determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance (September 06, 2005, and November 21, 2005) the Investor Notes, warrant liabilities and compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities are marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $96,631 for the year ended December 31, 2005, $458,229 for the year ended December 31, 2006 and will be $437,123 for year ending December 31, 2007, respectively.

The following table summarizes the Investor Notes convertible debt activity for the period September 6, 2005, to March 31, 2007:

                                                                                    Compound
                                                                 Warrant           Derivative
             Description                  Investor Notes       Liabilities          Liability            Total
--------------------------------------- ------------------- ------------------  -----------------  -----------------
Fair value issuance at inception             $508,017            $470,702           $521,281          $1,500,000
09-06-05 to 09-30-05 change in fair            18,373           2,389,132          1,012,547           3,420,052
value
10-01-05 to 12-31-05 change in fair            78,258          (2,160,313)        (1,090,630)         (3,172,685)
value
01-01-06 to 03-31-06 change in fair            90,258            (466,128)          (276,615)           (652,485)
value
04-01-06 to 06-30-06 change in fair           104,943            (149,288)            32,006             (12,339)
value
07-01-06 to 09-30-06 change in fair           122,182              73,005             32,395             227,582
value
10-01-06 to 12-31-06 change in fair           140,846            (118,744)           (26,162)             (4,060)
value
01-01-07 to 03-31-07 change in fair           158,659             (20,503)            (2,478)            135,678
value
Conversions from inception to date           (710,180)                 --                 --            (710,180)
                                         -------------        -----------        -----------        -------------
Fair value at March 31, 2007                 $511,356             $17,863           $202,344            $731,563
                                         =============        ===========        ===========        =============

From inception to date through March 31, 2007, the Company recorded a net derivative income of $772,000 and for the three months ended March 31, 2007, a net derivative income of $23,000. The Company in conjunction with the convertible note as of three months ended March 31, 2007, has recorded debt interest expense of $193,000.

ERF Wireless, Inc., also incurred deferred financing costs of $178,500 in connection with the closing of the financing arrangement. The costs are recognized over the life of the Investor Notes, or 24 months, by using the straight line method. For the twelve months ended March 31, 2007, the Company recorded deferred financing cost in interest expense of $22,000.

The following assumptions were used in the fair value determination of warrants liabilities at March 31, 2007:

                                                                  Warrants
                      --------------------------------------------------------------------------------------------------
                       9/6/2005    9/30/2005   12/31/2005  3/31/2006   6/30/2006   9/30/2006   12/31/2006   3/31/2007
     Assumptions      --------------------------------------------------------------------------------------------------
Dividend yield           0.00%       0.00%        0.00%      0.00%       0.00%        0.00%       0.00%       0.00%
Risk-free rate for       3.89%       4.18%        4.35%      4.44%       5.10%        4.62%       4.74%       4.51%
term
Volatility              31.00%      31.00%       76.00%     78.00%      95.00%      140.00%     140.00%     140.00%
Maturity date           5 years   4.93 years   4.68 years  4.44 years 4.19 years   3.93 years  3.68 years  3.44 years

A Black-Scholes methodology was used to value the warrants.

LINE OF CREDIT

Effective March 10, 2006, ERF Wireless, Inc. (the "Company"), entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity. At March 31, 2007, the balance of the credit line was $2,213,041. On April 5, 2007, the Company amended its two-year $3,000,000 revolving credit facility to mature on February 28, 2009 and granted the lender a security interest in all the assets of the Door. The amendment also included a provision that in the event the Company draws down the full $3 million amount available under the revolving credit facility on or prior to December 31, 2007, and the Company requires additional working capital to pursue its business strategy and operations and has not closed on alternative debt or equity financing aggregating at least $1 million, the lender has agreed to fund up to an additional $1 million during 2007 under the same terms and conditions.

E-SERIES BOND INVESTOR NOTE

On May 1, 2006, the Company has offered a Private Placement Memorandum to certain Accredited Investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The Bondholder may require ERF Wireless to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of ERFW common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. ERF Wireless may redeem the Bonds at any time after the first year following their purchase but not before. The offering will terminate on June 30, 2007, unless such date is extended at the Company's discretion. As of March 31, 2007 the Company has sold $687,500 of E-Series Bonds and the balance due at December 31, 2006 is $360,936.

The E-Series Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance the E-Series Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $9,065 for the three months ended March 31, 2007.

The following table summarizes the E-Series convertible debt activity for the period May 31, 2006, to March 31, 2007:

                                                                          Compound
                                                                         Derivative
                  Description                      E-Series Bonds         Liability             Total
 --------------------------------------------    ------------------   -----------------   --------------
Fair value issuance at inception                      $576,113             $111,387            $687,500
05-31-06 to 06-30-06 change in fair value                  763              (11,750)            (10,987)
07-01-06 to 09-30-06 change in fair value                5,847               (3,971)              1,876
10-01-06 to 12-31-06 change in fair value                6,648              (13,213)             (6,565)
01-01-07 to 03-31-07 change in fair value                9,065                5,956              15,021
Conversions from inception to date                    (237,500)                  --            (237,500)
                                                   -----------          -----------        -------------
Fair value at March 31, 2007                          $360,936              $88,409            $449,345
                                                   ===========          ===========        =============

For inception to date through March 31, 2007, the Company recorded a net derivative income of $23,000 and for the three months ended March 31, 2007, a net derivative loss of $6,000. The Company in conjunction with the convertible note as of three months ended March 31, 2007, has recorded debt interest expense of $17,000.

NOTE 10 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts for the three months ended March 31, 2007 and December 31, 2006, are summarized as follows (in thousands):

                                                  March 31,        December 31,
                                                    2007               2006
                                                ------------       ------------
Costs incurred on uncompleted contracts         $        950       $        854
Estimated profit                                          24                 62
                                                ------------       ------------
Gross revenue                                            974                916
Less: billings to date                                   960                847
                                                ------------       ------------
Costs and profit in excess of billings          $         14       $         69
                                                ============       ============

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEASES AND LICENSE AGREEMENTS

For the three months ended March 31, 2007 and 2006, rental expenses of approximately $97,000 and $67,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method. The Company occupies office and tower facilities under several non-cancelable operating lease agreements expiring at various dates through September 2012, and requiring payment of property taxes, insurance, maintenance and utilities.

Future minimum lease payments under non-cancelable operating leases at March 31, 2007 were as follows:

   PERIOD ENDING DECEMBER 31,         AMOUNT
   --------------------------         ------

           2007                    $  310,867
           2008                       347,163
           2009                       309,577
           2010                       224,578
           2011                       185,598
           2012                        20,696
                                   ----------
           Total                   $1,398,479
                                   ==========


EMPLOYMENT AGREEMENTS

R. GREG SMITH

On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for
18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. During 2006, Mr. Smith converted 52,623 shares of his Series A Convertible Preferred Stock into 982,820 shares of the Company's common stock. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing. During 2006, Mr. Smith's employment contract was renewed for one additional year by the Board of Directors through August 1, 2007.

JOHN ADRIAN BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

     o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

     o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

JOHN ARLEY BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS. Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

     o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

     o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY

In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division. As of August 1, 2006, Brian Cubley's employment contract was renewed through July 31, 2007.

NOTE 12 - RELATED PARTY

In March 2005, the Company entered into an annual professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. This agreement is automatically renewable on each anniversary date and can be terminated by the Company prior to the renewal date. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's president is Scott A. Cubley. For the period ended March 31, 2007, total fees incurred by the Company under the agreement were $36,000.

NOTE 13 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

WIRELESS BUNDLED SERVICES DIVISION (WBS)

WBS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States.

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, manufactures paging equipment, repair and maintain paging infrastructure equipment and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States as well as certain international locations.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the nine months were not material.

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; trade names, equipment and software, including the software architecture and design.

For the three months ended March 31, 2007 (in thousands)

                                         WMS             WBS              ENS            Total
                                   --------------   --------------  --------------   --------------
Revenue                                    $73            $347              $85            $505
Segment loss                              (105)             27             (309)           (387)
Segment assets                             105             994              464           1,563
Capital expenditures                        --              67                4              71
Depreciation                                 4              42                3              49

For the three months ended March 31, 2006 (in thousands)

                                         WMS             WBS              ENS            Total
                                   --------------   --------------  --------------   --------------
Revenue                                   $266             $25             $571            $862
Segment loss                              (178)            (42)            (289)           (509)
Segment assets                             270             183              741           1,194
Capital expenditures                         9               6              (12)              3
Depreciation                                 3               6                3              12


Reconciliation of Segment Loss from                March 31,         March 31,
       Operations to Net Loss                        2007              2006
                                                  ----------         ----------
Total segment loss from operations                $     (387)        $     (509)
Total corporate overhead                                (741)              (812)
                                                  ----------         ----------
Net loss                                          $   (1,128)        $   (1,321)
                                                  ==========         ==========

Reconciliation of Segment Assets                   March 31,          March 31,
      to Total Assets                                2007               2006
                                                  ----------         ----------
Total segment assets                                   1,563          1,194,000
Total corporate assets                                   234              1,652
                                                  ----------         ----------
Consolidated assets                               $    1,797         $    2,846
                                                  ==========         ==========

The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

One customer accounts for $73,000 of Enterprise Network Services Division revenues at March 31, 2007.

NOTE 14 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During 2007, the Company issued stock in lieu of cash as payment for the following (in thousands):

                                             Supplemental
                                               Non-Cash
                                              Disclosure
                                          -------------------
Professional fees                            $    146
Settlements                                        80
Salary and compensation                           156
Other services rendered                            21
Interest expense                                    1
Liabilities and accrued expenses                   51
Notes payable                                      97
                                             --------
Total non-cash settlements                   $    552
                                             ========

NOTE 15 - EMPLOYEE STOCK OPTIONS

In 2004, the Board of Directors adopted a Non-Qualified Stock Option Plan under which 5,000,000 shares of the Company's common stock were reserved for issuance. In March 2007 the shares reserved for issuance increased to 10,000,000 shares. There were 95,742 Series A preferred stock convertible to 1,788,111 common stock shares granted to certain Officers and employees under employment agreements. As of March 31, 2007, 628,328 common stock shares remain to be converted from Series A preferred stock. Also the Company has granted to certain officers and employees 150,000 stock options which are currently exercisable. As of March 31, 2007, under the Non-Qualified Stock Option Plan, 8,934,123 shares were issued and exercised to certain employees and consultants for services rendered.

The Company has adopted FASB Statement 123R "Accounting for Stock-Based Compensation" effective December 2005, for the year ended December 31, 2006. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees." As permitted under SFAS 123R, the Company adopted the modified prospective method in December 2005. In accordance with the "modified prospective" method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

The weighted average fair value of the individual options granted during the three months ended March 31, 2007, is estimated at $1.45 on the date of grant. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

                                              8/1/2004      8/12/2005     12/31/2005      1/23/2006      3/31/2006
                                            ---------------------------------------------------------- --------------
                   Assumptions                 Options       Options        Options        Options        Options
        ---------------------------------   ---------------------------------------------------------- --------------
       Dividend yield                            0.00%         0.00%          0.00%          0.00%          0.00%
       Risk-free rate for term                   3.50%         4.18%          4.35%          4.45%          4.98%
       Volatility                              207.00%        31.00%         76.00%         89.00%         78.00%
       Remaining life                              5             3              1            2.5            3.3

Option activity was as follows for the three months ended March 31, 2007:

                                                                     2007
                                                 ---------------------------------------------
                                                                          Weighted-Average
                                                        Shares             Exercise Price
                                                 ---------------------- ----------------------
Outstanding at beginning of year                        2,852,000                  $3.21
Granted                                                        --                     --
Assumed through acquisitions                                   --                     --
Exercised                                                      --                     --
Forfeited/cancelled                                            --                     --
                                                 -----------------      -----------------
Outstanding throughout the period                       2,852,000                  $3.21
                                                    =============          =============
Exercisable at March 31, 2007                             150,000                  $1.38
                                                    =============          =============


Information about options outstanding was as follows at March 31, 2007:

                                                Remaining            Average                               Average
      Class                Number          Average Contractual       Exercise            Number           Exercise
  Exercise Price        Outstanding           Life in Years           Price           Exercisable           Price
-----------------   --------------------- --------------------------------------  -------------------   ------------
      $1.38                 150,000                2.33               $1.38             150,000             $1.38
      $2.88                 900,000                2.33               $2.88                  --                --
      $3.72               1,570,000                1.33               $3.72                  --                --
      $2.27                 232,000                1.33               $2.27                  --                --
                    ---------------                                                ------------
                          2,852,000                1.83               $3.21             150,000             $1.38
                    ===============                                                ============


NOTE 16 - SUBSEQUENT EVENTS

Subsequent to the quarter ended March 31, 2007, the Company entered into a Term Sheet with Dutchess Private Equities Fund, Ltd, ("Dutchess"), for a $10 million Equity Line of Credit with a term of 3 years. The Equity Line provides for Dutchess to purchase up to $10 million of the Company's stock over the course of 36 months after a registration statement has been declared effective by the U.S. Securities and Exchange Commission. The Purchase Price of the securities is 93% of the market price of the Company's stock based on the lowest closing bid price of the Company's stock during the 5 consecutive trading days immediately after the Put Date or notice of draw down by the Company. The Company plans to complete the Subscription Agreement and Registration Rights Agreement related to this Equity Line and file a SB-2 Registration Statement during the Company's second quarter of 2007. The Equity Line of Credit has no upfront commitment fee shares, no warrants, no fees per draw down, no due diligence fees and no inactivity fees for utilization of the line.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

      (a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

      (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

      Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation's debts unless the stockholder, director or officer acted as the alter ego of the corporation.

      Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by ERF Wireless.

         SEC registration fees                                     $        53
         Legal fees                                                $    20,000
         Accounting fees                                           $     5,000
         Misc.                                                     $    10,000
                                                                   -----------
             Total                                                 $    35,053
                                                                   ===========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

                  The following transactions were completed pursuant to either
Section 4(2) of the Securities Act or Regulation D of the Securities Act. With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about ERF or had access, through employment or other relationships, to such information, and ERF determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

         With respect to issuances made pursuant to Regulation D of the Securities Act, ERF Wireless determined that each purchaser was an "accredited investor" as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

         Except as otherwise noted, all sales of the Company's securities were made by officers of the Company who received no commission or other remuneration for the solicitation of any person in connection with the respective sales of securities described above. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

         On September 30, 2004, we issued 1,000,000 shares of our common stock for all of the outstanding shares of Eagle R. F. International.

         On October 12, 2004, we issued an additional 3,151,812 shares of common stock following conversion of 168,759.56 shares of Series A by System Trust Joint Venture ("STJV"). ERFW is relying upon Section 3(a)(9) of the Securities Act that allows an issuer to exchange any security with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

         On May 19, 2004, SJTV purchased 1,000,000 shares of the Company's Series A Convertible Preferred Stock.

         On April 8, 2005, the Company issued 91,668 shares of its $.001 par value common stock against $137,500 in funds sold during the period ended March 31, 2005 against the Company's Private Placement Memorandum dated January 1, 2005. In addition to the shares of common stock, the investor will receive a Class A Warrant and a Class B Warrant for each share of common stock purchased. The Class A Warrant has an exercise price of $5.00 per share and the Class B Warrant has an exercise price of $7.50 per share. Each warrant allow the holder to purchase one share of common stock at the exercise price. During the six months ended June 30, 2005, the Company issued 75,000 shares of common stock for services rendered against consulting agreements valued at $314,000. The Company valued the 75,000 shares at the closing market price on the date of issuance of such shares.

         From April 8, 2005 through September 30, 2005, the Company issued 125,003 shares of its common stock for $187,500 in funds sold during the six months ended June 30, 2005 against the Company's Private Placement Memorandum dated January 1, 2005 and updated on June 25, 2005. In addition to the shares of common stock, the investor will receive a Class A Warrant and a Class B Warrant for each share of common stock purchased. The Class A Warrant has an exercise price of $5.00 per share and the Class B Warrant has an exercise price of $7.50 per share. Each warrant allows the holder to purchase one share of common stock at the exercise price.

         On September 13, 2005, we closed a financing arrangement in which we entered into convertible secured notes with a total principal amount of $1,500,000 and issued common stock purchase warrant to purchase 389,999 share of Company common stock. The notes are convertible into shares of the Company common stock. The notes will accrue interest at a rate per annum equal to six percent. The warrants are exercisable by the investors for five years at $3.57 per share of Company common stock.

         During the nine months ended September 30, 2005, the Company issued 198,000 shares of common stock for services rendered against consulting agreements valued at $530,000 and $242,000 in prepaid expenses. The Company valued the 198,000 shares at the closing market price on the date of issuance of such shares.

         During the fourth quarter of fiscal 2006, we converted the principal amount of $200,000 of Series E Bonds and issued 536,725 shares of common stock and issued three year warrants to purchase 536,725 shares of common stock at $5 per share.

         During the first quarter of fiscal 2007, we converted the principal amount of $12,500 of Series E Bonds and issued 33,333 shares of common stock and issued three year warrants to purchase 33,333 shares of common stock at $5 per share.

         During April 2007, we issued (i) 2,486,309 shares upon conversion of Series A Preferred Stock; and (ii) 381,679 upon conversion of $50,000 of E-Series Bonds.

         During May 2007, we issued (i) 1,199,070 upon conversion of $135,809 of E-Series Bonds; and (ii) 308,730 to a third party consultant for $0.10 per share.

         During June 2007, we issued (i) 160,031 to SKVU, Inc. pursuant to the Skyvue acquisition agreement; and (ii) 735,294 to Agility Lease Fund I, LLC pursuant to our lease agreement in consideration of $125,000.

         ITEM 27. EXHIBITS

Exhibit 2.1 Agreement and Plan of Merger between Fleetclean Systems, Inc. and ERF Wireless, Inc. (1)

Exhibit 2.2     Articles of Merger (1)

Exhibit 3.1     Articles of incorporation of ERF Wireless, Inc. (1)

Exhibit 3.1.1 Certificate of Amendment to Articles of incorporation of ERF Wireless, Inc. (1)

Exhibit 3.2     Bylaws of ERF Wireless, Inc. (1)

Exhibit 4.1     Designation of Preferences (1)

Exhibit 4.2     Amendment to Designation of Preferences (7)

Exhibit 4.3     Amended and Restated Designation of Series A Preferred Stock(7)

Exhibit 5.1     Legal Opinion

Exhibit 10.1    R. Greg Smith Amended and Restated Employment Agreement (5)

Exhibit 10.2 Addendum to Debt Conversion and Funding Agreement effective September 30, 2004 between ERF Wireless, Inc., Eagle R.F. International and Investors. (6)

Exhibit 10.3 Asset and Liability Contribution Agreement dated March 31, 2004 between Fleetclean Systems, Inc. and Fleetclean Chemicals, Inc.
                (2)

Exhibit 10.4 Stock Purchase Agreement dated May 15, 2004 between Systom Trust Joint Venture and Kenneth A. Phillips et. al. (3)

Exhibit 10.5 Subscription Agreement dated May 11, 2004 between Fleetclean Systems, Inc. and Systom Trust Joint Venture (3)

Exhibit 10.6 Acquisition Agreement dated May 15, 2004 between Kenneth A. Phillips and Fleetclean Systems, Inc. (3)

Exhibit 10.7    2004 Non-Qualified Stock Compensation Plan (4)

Exhibit 10.8    Amended 2004 Non-Qualified Stock Compensation Plan (15)

Exhibit 10.9    2007 Employee Stock Option Plan (16)

Exhibit 10.10 Second Addendum to Debt Conversion and Funding Agreement effective July 1, 2005 between ERF Wireless, Inc., Eagle R.F. International and Investors. (8)

Exhibit 10.11 Form of Common Stock Purchase Warrant Agreement, by and between ERF Wireless, Inc. and Investor (9)

Exhibit 10.12 Form of Convertible Term Note, by and between the ERF Wireless, Inc. and Investor (9)

Exhibit 10.13 Form of Registration Rights Agreement, by and between the ERF Wireless, Inc. and Investor (9)

Exhibit 10.14 Form of Stock Purchase Agreement, by and between ERF Wireless, Inc. and Investor.(9)

Exhibit 10.15 Asset Purchase Agreement dated August 8, 2005, by and among ERF Wireless, Inc., a Nevada corporation, ERF Enterprise Network Services, Inc., a Texas corporation, and SkyvueUSA East Central Texas, Inc., a Texas corporation (10)

Exhibit 10.16   Form of Skyvue Note (11)

Exhibit 10.17   Series A Preferred Conversion Restriction Agreement (11)

Exhibit 10.18   Warrant issued in June 2004 (11)

Exhibit 10.19   Employment Agreement with John Burns (11)

Exhibit 10.20   Employment Agreement with Arley Burns (12)

Exhibit 10.21   Amendment of Angus Capital (12)

Exhibit 10.22   Acquisition of Net Yeti (13)

Exhibit 10.23   Acquisition of Door (14)

Exhibit 10.24   Investment Agreement (16)

Exhibit 10.25   Registration Agreement (16)

Exhibit 20.1    List of Subsidiaries (11)

Exhibit 23.1    Independent Auditors' Consent
----------
(1)   Incorporated by reference from the Form 10-QSB for September 30, 2004;
(2)   Incorporated by reference from the Form 10-QSB for June 30, 2004;
(3)   Incorporated by reference from the Form 8-K for May 28, 2004;
(4)   Incorporated by reference from the Form S-8 filed December 29, 2004;
(5)   Incorporated by reference from the Form 10-KSB filed April 15, 2005;
(6) Incorporated by reference from the Form 10-KSB/A - Amendment No. 1 filed on August 29, 2005;
(7)   Incorporated by reference from the Form 10-QSB for March 31, 2005;
(8)   Incorporated by reference from the Form 10-QSB/A - Amendment No.1;
(9)   Incorporated by reference from the Form 8-K for September 19, 2005;
(10)  Incorporated by reference from the Form 8-K for August 12, 2005;
(11)  Incorporated by reference from the SB-2 filed on December 12, 2005;
(12)  Incorporated by reference from the Form 10-KSB for December 31, 2006;
(13)  Incorporated by reference from the Form 8-K filed on October 20, 2006;
(14)  Incorporated by reference from the Form 8-K filed on December 21, 2006.
(15)  Incorporated by reference from the Form S-8 filed on May 30, 2007.
(16)  Incorporate by reference from the Form 8-K filed on June 21, 2007.

ITEM 28.     UNDERTAKINGS

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

            iii. To include any additional or changed material information with respect to the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) We further undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on June 27, 2007.


                                             ERF Wireless, Inc.



                                             By: /s/ H. Dean Cubley
                                                 -------------------------------
                                                 H. Dean Cubley
                                                 Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

         Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                   Title                     Date
---------                                   -----                     ----


/s/ Dean Cubley               CEO and Chairman of the Board        June 27, 2007
----------------------
Dr. Dean Cubley


/s/ R. Greg Smith             CFO, Principal Accounting            June 27, 2007
----------------------        Officer and Director


/s/ Bartus H. Batson          Director                             June 27, 2007
----------------------
Dr. Bartus H. Batson


/s/ John Adrian Burns         Director                             June 27, 2007
----------------------
John Adrian Burns

INDEX TO EXHIBITS

Exhibit 2.1 Agreement and Plan of Merger between Fleetclean Systems, Inc. and ERF Wireless, Inc. (1)

Exhibit 2.2     Articles of Merger (1)

Exhibit 3.1     Articles of incorporation of ERF Wireless, Inc. (1)

Exhibit 3.1.1 Certificate of Amendment to Articles of incorporation of ERF Wireless, Inc. (1)

Exhibit 3.2     Bylaws of ERF Wireless, Inc. (1)

Exhibit 4.1     Designation of Preferences (1)

Exhibit 4.2     Amendment to Designation of Preferences (7)

Exhibit 4.3     Amended and Restated Designation of Series A Preferred Stock(7)

Exhibit 5.1     Legal Opinion

Exhibit 10.1    R. Greg Smith Amended and Restated Employment Agreement (5)

Exhibit 10.2 Addendum to Debt Conversion and Funding Agreement effective September 30, 2004 between ERF Wireless, Inc., Eagle R.F. International and Investors. (6)

Exhibit 10.3 Asset and Liability Contribution Agreement dated March 31, 2004 between Fleetclean Systems, Inc. and Fleetclean Chemicals, Inc.
                (2)

Exhibit 10.4 Stock Purchase Agreement dated May 15, 2004 between Systom Trust Joint Venture and Kenneth A. Phillips et. al. (3)

Exhibit 10.5 Subscription Agreement dated May 11, 2004 between Fleetclean Systems, Inc. and Systom Trust Joint Venture (3)

Exhibit 10.6 Acquisition Agreement dated May 15, 2004 between Kenneth A. Phillips and Fleetclean Systems, Inc. (3)

Exhibit 10.7    2004 Non-Qualified Stock Compensation Plan (4)

Exhibit 10.8    Amended 2004 Non-Qualified Stock Compensation Plan (15)

Exhibit 10.9    2007 Employee Stock Option Plan (16)

Exhibit 10.10 Second Addendum to Debt Conversion and Funding Agreement effective July 1, 2005 between ERF Wireless, Inc., Eagle R.F. International and Investors. (8)

Exhibit 10.11 Form of Common Stock Purchase Warrant Agreement, by and between ERF Wireless, Inc. and Investor (9)

Exhibit 10.12 Form of Convertible Term Note, by and between the ERF Wireless, Inc. and Investor (9)

Exhibit 10.13 Form of Registration Rights Agreement, by and between the ERF Wireless, Inc. and Investor (9)

Exhibit 10.14 Form of Stock Purchase Agreement, by and between ERF Wireless, Inc. and Investor.(9)

Exhibit 10.15 Asset Purchase Agreement dated August 8, 2005, by and among ERF Wireless, Inc., a Nevada corporation, ERF Enterprise Network Services, Inc., a Texas corporation, and SkyvueUSA East Central Texas, Inc., a Texas corporation (10)

Exhibit 10.16   Form of Skyvue Note (11)

Exhibit 10.17   Series A Preferred Conversion Restriction Agreement (11)

Exhibit 10.18   Warrant issued in June 2004 (11)

Exhibit 10.19   Employment Agreement with John Burns (11)

Exhibit 10.20   Employment Agreement with Arley Burns (12)

Exhibit 10.21   Amendment of Angus Capital (12)

Exhibit 10.22   Acquisition of Net Yeti (13)

Exhibit 10.23   Acquisition of Door (14)

Exhibit 10.24   Investment Agreement (16)

Exhibit 10.25   Registration Agreement (16)

Exhibit 20.1    List of Subsidiaries (11)

Exhibit 23.1    Independent Auditors' Consent
----------

(1)   Incorporated by reference from the Form 10-QSB for September 30, 2004;
(2)   Incorporated by reference from the Form 10-QSB for June 30, 2004;
(3)   Incorporated by reference from the Form 8-K for May 28, 2004;
(4)   Incorporated by reference from the Form S-8 filed December 29, 2004;
(5)   Incorporated by reference from the Form 10-KSB filed April 15, 2005;
(6) Incorporated by reference from the Form 10-KSB/A - Amendment No. 1 filed on August 29, 2005;
(7)   Incorporated by reference from the Form 10-QSB for March 31, 2005;
(8)   Incorporated by reference from the Form 10-QSB/A - Amendment No. 1;
(9)   Incorporated by reference from the Form 8-K for September 19, 2005;
(10)  Incorporated by reference from the Form 8-K for August 12, 2005;
(11)  Incorporated by reference from the SB-2 filed on December 12, 2005;
(12)  Incorporated by reference from the Form 10-KSB for December 31, 2006;
(13)  Incorporated by reference from the Form 8-K filed on October 20, 2006;
(14)  Incorporated by reference from the Form 8-K filed on December 21, 2006.
(15)  Incorporated by reference from the Form S-8 filed on May 30, 2007.
(16)  Incorporate by reference from the Form 8-K filed on June 21, 2007.